Exhibit 10.47

LEASE

between

BROOKFIELD PROPERTIES OLP CO. LLC,

Landlord

and

INVESTMENT TECHNOLOGY GROUP, INC.,

Tenant

February 24, 2012

PREMISES:

One Liberty Plaza
New York, New York
The entire 4th, 5th and 6th  Floors

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EXHIBITS

Exhibit A:	Description of Land
Exhibit B:	Floor Plan of Premises
Exhibit C:	Landlord’s Work
Exhibit D:	Rules and Regulations
Exhibit E:	Rules and Regulations for Alterations
Exhibit F:	Cleaning Specifications
Exhibit G:	Heating, Ventilating and Air-Conditioning Specifications
Exhibit H:	Back-Up Power System Area
Exhibit I:	Form of Existing Superior Mortgagee SNDA
Exhibit J:	Back-Up Power System and Chiller Unit Riser Location

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LEASE, dated as of February 24, 2012 (the “Effective Date”), between BROOKFIELD PROPERTIES OLP CO. LLC, having an office at c/o Brookfield Financial Properties, L.P., Three World Financial Center, 200 Vesey Street, New York, New York 10281-1021 (herein called “Landlord”) and INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation, having an office at 380 Madison Avenue, New York, New York 10017 (herein called “Tenant”).  For purposes of this Lease, the term “Named Tenant” shall mean Investment Technology Group, Inc.

Landlord and Tenant do hereby covenant and agree as follows:

ARTICLE 1

Term and Fixed Rent

1.01.                                  Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, upon and subject to the terms, covenants, representations, warranties, provisions and conditions of this Lease, the premises described in Section 1.02 in the building (herein called the “Building”) known as One Liberty Plaza, 165 Broadway in the City, County and State of New York.  The Building is located on a portion of the land (herein called the “Land”) described in Exhibit A annexed hereto and made a part hereof.

1.02.                                  The premises (herein called the “Premises”) leased to Tenant consist of the entire rentable area located on the 4th, 5th and 6th floors of the Building, each as substantially as shown hatched on the floor plans attached hereto as Exhibit B and made a part hereof.  Landlord and Tenant hereby covenant and agree that the Premises shall be deemed to contain 132,092 rentable square feet in the aggregate (consisting of 44,025 rentable square feet on each of the 4th and 5th floors and 44,042 rentable square feet on the 6th floor) based on Landlord’s current standards of measurement.  In addition, Landlord hereby grants to Tenant (a) as more fully detailed in Section 40.02 below, the right to use certain areas of the Building in connection with the use and operation of the Back-Up Power System and Chiller Unit (as such terms are hereinafter defined) and (b) the non-exclusive right to use, in common with others, the public areas of the Building to the extent required for access to the Premises or use of the Premises for general and executive offices, including, without limitation, the Building lobby, loading docks and elevators, subject to the terms, covenants, provisions and conditions of this Lease.

1.03.                                  The term of this Lease (a) shall commence on the Commencement Date (as defined in Section 1.05 hereof) and (b) shall end at 11:59 p.m. on the last day of the month in which the fifteenth (15th) anniversary of the day preceding the Rent Commencement Date occurs (herein called the “Expiration Date”) or on such earlier date upon which the term of this Lease shall expire or be canceled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law.

1.04.                                  The rents shall be and consist of:

(a)                                  fixed rent (herein called “Fixed Rent”) at the rate of:

(i)                                     $5,812,048.00 per annum ($484,337.33 per month), for the period commencing on the Rent Commencement Date and ending on the last day of the month in which occurs the day immediately preceding the fifth (5th) anniversary of the Rent Commencement Date (the “1st Rent Period”);

(ii)                                  $6,472,508.00 per annum ($539,375.67 per month), for the period commencing on the day immediately following the expiration of the 1st Rent Period and ending on the last day of the month in which occurs the day immediately preceding the tenth (10th) anniversary of the Rent Commencement Date (the “2nd Rent Period”); and

(iii)                               $7,132,968.00 per annum ($594,414.00 per month), for the period commencing on the day immediately following the expiration of the 2nd Rent Period and ending on the Expiration Date (the “3rd Rent Period”);

which Fixed Rent shall be payable commencing on the Rent Commencement Date and thereafter in equal monthly installments in advance on the first day of each and every calendar month during the term of this Lease,

(b)                                 additional rent (herein called “Additional Charges”) consisting of Tax Payments (hereinafter defined), Operating Payments (hereinafter defined), charges for electricity furnished to Tenant and all other sums of money as shall become due from and payable by Tenant to Landlord hereunder;

all to be paid in lawful money of the United States to Landlord at its office, or such other place, or to Landlord’s agent and at such other place, as Landlord shall designate by notice to Tenant.

The “Commencement Date” shall be the date which is the earlier to occur of: (i) the later to occur of (X) May 1, 2012 and (Y) the date on which (1) the Landlord’s Work (as defined in Section 2.01 below) shall be substantially completed and (2) the C/O Modification (as defined below) is obtained by Landlord, and (ii) the date Tenant or anyone claiming under or through Tenant, first occupies the Premises, or any part thereof, for the ordinary conduct of Tenant’s business therein (other than for Tenant Construction Activities, as defined below).  Landlord and Tenant shall, upon the demand of either party, execute, acknowledge and deliver to each other an instrument in form reasonably satisfactory to both Landlord and Tenant confirming the Commencement Date, the Rent Commencement Date and Expiration Date of this Lease; provided, however, either party’s failure to execute, acknowledge and deliver such instrument shall not affect in any manner whatsoever the validity of the Commencement Date, the Rent Commencement Date and/or the Expiration Date or constitute a default of either party under this Lease.  Subject to Landlord’s obligation to perform Landlord’s Work in accordance with the terms of this Lease, upon the Commencement Date, the Building mechanical systems that service the Premises shall be delivered at the core connection to same in good, working order.

1.05.                                  Subject to the terms and conditions of this Lease, Tenant covenants and agrees to pay Fixed Rent and Additional Charges due under Article 3 hereof promptly when due without notice or demand therefor (other than any notice required under Article 3 hereof) and with respect to other Additional Charges following notice thereof pursuant to the terms of this Lease, and, in all cases, without any abatement, deduction or setoff for any reason whatsoever, except as may be expressly provided in this Lease.  Unless otherwise desired by Tenant (in which case payment shall be made by good and sufficient check from a bank which is a member of The Clearing House Payments Company L.L.C. or any successor thereto), Fixed Rent and Additional Charges shall be paid by wire transfer of immediately available “Federal Reserve Funds” pursuant to the following instructions: Bank of America, payable to Brookfield Properties OLP Co. LLC. account no. 5801060798,  ABA # 026009593, or to another account designated from time to time by Landlord on at least thirty (30) days’ advance notice to Tenant.  Tenant’s delivery of a check for the payment of Fixed Rent and/or Additional Charges to Landlord at Brookfield Properties OLP Co., LLC, c/o Brookfield Properties, Three World Financial Center, 200 Vesey Street, 25th floor, New York,  NY  10281-1021, Attn:  Edward Beisner-SVP (as such address may be modified from time to time by Landlord) shall be deemed Tenant’s election to utilize such method of payment.  As used herein, the term “Federal Reserve Funds” shall mean the receipt by a bank or banks in the continental United States designated by Landlord of U.S. dollars in form that does not require further clearance, and may be applied at the direction of Landlord by such recipient bank or banks on the day of receipt of advice that such funds have been wire transferred.

1.06.                                  If the Commencement Date, Rent Commencement Date or the Expiration Date occurs on a day other than the first day of a calendar month (in the case of the Commencement Date or Rent Commencement Date, as applicable) or the last day of a calendar month (in the case of the Expiration Date), the Fixed Rent and Additional Charges for the partial calendar month in which the Commencement Date, the Rent Commencement Date or the Expiration Date, as the case may be, occurs shall be prorated on a per diem basis based on the actual numbers of days in such partial month. The Fixed Rent for any partial calendar month in which the Commencement Date or Rent Commencement Date occurs shall be paid on the Rent Commencement Date.

1.07.                                  No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct Fixed Rent or Additional Charges shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

1.08.                                  Any apportionments or prorations of Fixed Rent or Additional Charges to be made under this Lease shall be computed on the basis of a 365(6)-day year.

1.09.                                  If any of the Fixed Rent or Additional Charges payable under the terms and provisions of this Lease shall be or become uncollectible, reduced or required to be refunded because of any act or law enacted by a governmental authority, Tenant shall enter into such agreement(s) and take such other steps (without additional expense to Tenant) as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum rents which from time to time during the continuance of such legal rent restriction may be legally permissible (but not in excess of the amounts reserved therefor under this Lease).  Upon the termination of such legal rent restriction, (a) the Fixed Rent and/or Additional Charges shall become and thereafter be payable in accordance with the amounts reserved herein for the periods following such termination, and (b) Tenant shall pay to Landlord promptly upon being billed, to the maximum extent legally permissible, an amount equal to (i) the Fixed Rent and/or Additional Charges which would have been paid pursuant to this Lease but for such legal rent restriction less (ii) the rents paid by Tenant during the period such legal rent restriction was in effect.

1.10.                                  Additional Charges shall be deemed to be rent and Tenant’s failure to pay Additional Charges shall be considered a failure to pay Fixed Rent hereunder and Landlord shall be entitled to all rights and remedies provided herein or by law for a default in the payment of Additional Charges as for a default in the payment of Fixed Rent (notwithstanding the fact that Tenant may not then also be in default in the payment of Fixed Rent).

1.11.                                  Notwithstanding the provisions of Section 1.04 hereof to the contrary, there shall be no Fixed Rent payable by Tenant during the period (herein called the “Rent Abatement Period”) commencing on the date hereof and ending on the later to occur of (1) 11:59 p.m. on January 31, 2014 and (2) the day immediately preceding the one (1) year anniversary of the Commencement Date; provided, however, that during the Rent Abatement Period, Tenant shall be responsible to pay all Additional Charges payable by Tenant hereunder, including, without limitation, charges attributable to electricity pursuant to Article 14 hereof and any other utilities and services, if any, provided to the Premises in accordance with this lease. The date immediately following the expiration of the Rent Abatement Period is herein called the “Rent Commencement Date”.

ARTICLE 2

Condition of Premises; Delivery and Use of Premises

2.01.                        (a)                                  Except as expressly provided to the contrary in this Section 2.01(a) or elsewhere in this Lease, Tenant shall accept the Premises in “as is” condition on the Commencement Date with the Landlord’s Work substantially completed and, except for the Punchlist Items (as defined below), Landlord shall not thereafter be required to perform any work, install any fixtures or equipment or render any services to make the Building or the Premises ready or suitable for Tenant’s use or occupancy, provided the foregoing shall not vitiate or reduce Landlord’s ongoing maintenance, repair and service obligations that are expressly provided for under this Lease.  Landlord shall perform (x) at Landlord’s sole cost and expense, the work described on Exhibit C annexed hereto (herein called “Landlord’s Work”) in the manner and subject to the provisions of Exhibit C.  The Landlord’s Work shall be deemed to have been substantially completed when Landlord shall have completed the Landlord’s Work, subject, however, to (i) minor details or adjustments that may not then be completed which do not unreasonably interfere with the performance of Tenant’s Work, and (ii) items of Landlord’s Work which in accordance with good construction practice should be performed during the performance of Tenant’s Work (such minor details, adjustments or other items being herein called “Punchlist Items”).  Landlord shall finally complete the Punchlist Items, if any, as promptly as practicable, subject to Force Majeure Causes and Tenant Delays.

(b)                                 (i)                                     If for any reason whatsoever, Landlord shall be unable to deliver possession of the Premises with the Landlord’s Work substantially complete (the “Delivery Condition”) by any particular anticipated date, then, except as expressly set forth below in this Section 2.01(b) and notwithstanding anything to the contrary hereinbefore contained, the term of this Lease shall commence on, and the Commencement Date shall be, the date on which Landlord is able to so deliver possession of the Premises in the Delivery Condition.  Except as set forth below in this Section 2.01(b), Landlord shall not be subject to any liability for failure to give possession by any particular anticipated date and the validity of this Lease shall not be impaired under such circumstances, nor the same be construed in any way to extend the term of this Lease.

(ii)                                  (A)                              Anything to the contrary herein notwithstanding, if, for reasons other than Tenant Delay, on or prior to September 1, 2012 (as extended, the “Outside Date”) Landlord is unable to obtain possession of the 4th floor portion of the Premises free and clear of the occupancy rights of the existing tenant of the 4th floor portion of the Premises as of the date hereof, then, Tenant shall have the right (the “4th Floor Termination Right”), as its sole and exclusive remedy in connection therewith, exercisable by notice given to Landlord no later than the date which is thirty (30) days following the Outside Date (time being of the essence with respect to such 30-day period), to terminate this Lease effective as of the date (the “Termination Date”) which is thirty (30) days following the giving of such notice; it being understood and agreed that if Landlord is so able to obtain possession of the 4th floor portion of the Premises prior to the occurrence of the Termination Date, such termination notice shall be deemed null and void and this Lease shall continue in full force and effect.

(B)                                (1)                                  Anything to the contrary herein notwithstanding, if, for reasons other than Tenant Delay, the C/O Modification has not been approved by the applicable governing authorities on or prior to April 30, 2012 (as extended by delays due to Force Majeure Causes provided such extension shall not exceed sixty (60) days in the aggregate) and (a) Tenant is otherwise ready to proceed with Tenant’s Work (and Tenant has obtained Landlord’s final approval to Tenant’s final plans in connection therewith) and (b) the completion of Tenant’s Work is actually delayed or Tenant is actually prevented from occupying the Premises for the ordinary conduct of business therein following the completion of Tenant’s Work, then as Tenant’s sole and exclusive remedy in connection therewith (other than any remedy set forth in clause (B)(2) below), to the extent of such actual delay or prevention, the Rent Commencement Date shall be extended by one (1) day for each day that Tenant is so actually delayed or prevented (as detailed above) until such C/O Modification is so approved.

(2)                                  Anything to the contrary herein notwithstanding, if, for reasons other than Tenant Delay, on or prior to April 30, 2012 (as extended by delays due to Force Majeure Causes provided such extension shall not exceed thirty-one (31) days in the aggregate, the “C/O Outside Date”) Landlord is unable to have the C/O Modification approved by the applicable governing authorities, then, Tenant shall have the right (the “C/O Termination Right”), as its sole and exclusive remedy in connection therewith (other than the remedy set forth in clause (B)(1) above if Tenant does not exercise its termination rights under this clause (B)(2)), exercisable by notice given to Landlord no later than the date which is thirty (30) days following the C/O Outside Date (time being of the essence with respect to such 30-day period), to terminate this Lease effective as of the date (the “C/O Termination Date”) which is thirty (30) days following the giving of such notice; it being understood and agreed that if Landlord is so able to obtain the approval of the C/O Modification prior to the occurrence of the C/O Termination Date, such termination notice shall be deemed null and void and this Lease shall continue in full force and effect.

(C)                                Anything to the contrary herein notwithstanding, if Landlord is able to have the C/O Modification approved by the applicable governing authorities and is able to obtain possession of the 4th floor portion of the Premises free and clear of the occupancy rights of the existing tenant of the 4th floor portion of the Premises as of the date hereof but, for reasons other than Tenant Delay, is unable to substantially complete the Landlord’s Work on or prior to November 30, 2012 (as so extended, the “Work Outside Date”), then Tenant shall have the right (the “Work Termination Right”), as its sole and exclusive remedy in connection therewith, exercisable by notice given to Landlord no later than the date which is thirty (30) days following the Work Outside Date (time being of the essence with respect to such 30-day period), to terminate this Lease effective as of the date (the “Work Termination Date”) which is thirty (30) days following the giving of such notice; it being understood and agreed that if Landlord is so able to substantially complete the Landlord’s Work prior to the occurrence of the Work Termination Date, such termination notice shall be deemed null and void and this Lease shall continue in full force and effect.

(iii)                               (A)                              For purposes hereof, the term (i) “Tenant’s Work Soft Costs” shall mean the actual out-of-pocket architectural, engineering and design planning fees and expenses actually incurred and paid by Tenant prior to the Outside Date, C/O Outside Date or Work Outside Date, as applicable if Tenant exercises the 4th Floor Termination Right, the C/O Termination Right or Work Termination Right, respectively, in connection with Tenant’s planning for the Tenant’s Work and in connection with Tenant’s actual and reasonable out-of-pocket costs and expenses actually incurred and paid by Tenant prior to the Outside Date, C/O Outside Date or Work Outside Date, as applicable, if Tenant exercises the 4th Floor Termination Right, C/O Termination Right or Work Termination Right, respectively, in connection with the purchase of the Purchased Equipment, (ii) “Purchased Equipment” shall mean the components, if any, of the Back-Up Power System, Chiller Unit, and an uninterrupted power supply system that Tenant, in good faith, intends to install as part of Tenant’s Work and utilize in the Premises in connection with Tenant’s ordinary conduct of business in the Premises and which Tenant actually enters into a purchase order or contract to purchase following the date hereof and prior to the Outside Date, C/O Outside Date or Work Outside Date, as applicable if Tenant exercises the 4th Floor Termination Right, C/O Termination Right or Work Termination Right, respectively, (iii) “Soft Cost Breakdown” shall mean a submission by Tenant to Landlord detailing (with paid invoices) all of the Tenant’s Work Soft Costs and (iv) “Equipment Certification” shall mean a certification provided to Landlord by the chief financial officer or managing director of Tenant certifying that Tenant shall have no need to utilize the Purchased Equipment in an alternate location and will not in fact be utilizing same.

(B)                                Tenant hereby represents and warrants to Landlord that Tenant (i) has not, as of the date hereof, entered into any purchase orders or contracts to purchase and has not purchased any equipment, fixtures or other property in connection with Tenant’s Work that would qualify as Purchased Equipment if same were purchased following the date hereof and (ii) will not order and/or purchase any equipment, fixtures or other property in connection with Tenant’s Work that would qualify as Purchased Equipment earlier than March 1, 2012, with the understanding and agreement that in no event shall Tenant plan to commence Tenant’s Work earlier than May 1, 2012.

(C)                                In connection with Tenant’s purchase of any of the Purchased Equipment following the date hereof, Tenant hereby agrees that Tenant shall use commercially reasonable efforts (without incurring any cost in excess of that Tenant would have incurred but for such commercially reasonable efforts) to ensure that any contract to purchase or purchase order for such Purchased Equipment contains a right for Tenant to cancel such purchase order or contract (and Tenant shall use commercially reasonable efforts to eliminate or minimize any payment that may be required in connection with such cancellation right), and upon Tenant’s entering into any such purchase order or contract, Tenant shall promptly provide Landlord with copies thereof.  Tenant hereby acknowledges and agrees that, prior to Tenant entering into any purchase order or contract to purchase any Purchased Equipment, Tenant shall use all commercially reasonable efforts to first give Landlord at least five (5) Business Days notice thereof (with a copy of the proposed final purchase order and/or contract (and all relevant terms and conditions)) and, in connection with such notice, Tenant shall indicate to Landlord in writing whether Tenant was able to obtain a cancellation right detailed in this clause (C).  If Tenant fails to provide such notice to Landlord, Tenant shall provide such notice to Landlord within five (5) Business Days of Landlord’s request therefor.  Within such 5 Business Day period Landlord (if Tenant does provide such notice without Landlord’s request, as aforesaid) Landlord shall have the right to cause Tenant to delay ordering such Purchased Equipment until the date the C/O Modification is approved (as detailed in Section 2.03 below) so long as Tenant is able to purchase such Purchased Equipment at such later date without materially delaying Tenant’s proposed scheduling of Tenant’s Work (it being understood and agreed that in no event shall Tenant plan to commence Tenant’s Work earlier than May 1, 2012) or without materially delaying Tenant’s proposed scheduling of Tenant’s Work if Tenant pays an incremental cost to purchase such Purchased Equipment on a delayed basis (in which case Tenant shall obtain and provide to Landlord the amount of such incremental cost upon Landlord’s request prior to the implementation of such delay in ordering) (a “Landlord Order Delay”), in which case Landlord shall pay to Tenant the amount of such incremental cost.  If Landlord requests a Landlord Order Delay (and Tenant so delays such order as aforesaid), then, to the extent Tenant is actually delayed in completing Tenant’s Work solely as a result of such Landlord Order Delay, the Rent Commencement Date shall be extended on a day-for-day basis for each such day of Landlord Order Delay, provided that Tenant submits reasonable evidence thereof to Landlord of such delay in the completion of Tenant’s Work.

(D)                               Anything to the contrary herein notwithstanding, if Tenant properly and timely exercises the C/O Termination Right, the 4th Floor Termination Right or the Work Termination Right, as applicable, and provided Tenant is not then in default hereunder beyond the expiration of any applicable cure or grace period, then, upon submission to Landlord of the Soft Cost Breakdown and the Equipment Certification (if and to the extent applicable, but subject to the remainder of this clause (D)), Landlord shall reimburse Tenant, within thirty (30) days of the effective date of such termination, in an amount equal to the Tenant’s Work Soft Costs.  Subject to the remainder of this clause (D), upon payment by Landlord to Tenant of the Tenant’s Work Soft Costs, Tenant shall simultaneously deliver possession and quitclaim all of

Tenant’s title/ownership of the Purchased Equipment to Landlord (free and clear of any and all liens, encumbrances and other security instruments) and Tenant shall be solely responsible for any and all sales taxes imposed thereon.  If Tenant properly and timely exercises the C/O Termination Right, the 4th Floor Termination Right or the Work Termination Right, as applicable, and to the extent any such purchase orders or contracts contain a cancellation right, as aforesaid, Landlord shall have the right to cause Tenant to exercise any such cancellation right with respect to any particular purchase order or contract for any or all of the Purchased Equipment and, in lieu of Landlord reimbursing the cost of the Purchased Equipment to Tenant (as aforesaid), Landlord shall reimburse to Tenant the cost associated with any such cancellation of said purchase order or contract pursuant to the express terms of such purchase order or contract (but only to the extent Tenant has promptly provided Landlord with a copy thereof, as aforesaid).

(iv)                              (A)                              Anything to the contrary herein notwithstanding, if Landlord is unable to obtain approval for the C/O Modification as more fully detailed in Section 2.03 below or Landlord reasonably believes it will be unable to obtain approval for the C/O Modification as more fully detailed in Section 2.03 below, then Landlord shall have the right at no additional incremental cost to Tenant (in excess of the cost Tenant was to incur without such Premises Substitution) (as more fully detailed below), exercisable by written notice to Tenant on or before the occurrence of the C/O Termination Date, to substitute for the entire Premises alternate space in the Building that shall consist of three (3) contiguous full floors located in the same elevator bank (no lower than the 4th floor of the Building, but which may consist of the 6th floor of the Building) of the Building (the “Premises Substitution”) (provided that the Certificate of Occupancy for the Building shall detail an occupancy level on such floors of the substituted premises which permit occupancy thereon equal to the occupancy levels detailed in the Buildings’ existing (as of the date hereof) Certificate of Occupancy for the 4th and 6th floors of the Building).  If Landlord elects to exercise the Premises Substitution, Landlord shall provide notice thereof to Tenant by no later than the C/O Termination Date, and upon the giving of such notice, the Premises demised hereunder shall be deemed to the premises set forth in such notice of Premises Substitution and any references herein to the Premises shall be deemed to be referring to such premises set forth in the notice of Premises Substitution (and such notice from Landlord shall include floor plans of such new premises, which floors plans shall be deemed to replace the floor plans annexed hereto as Exhibit B for all purposes).  If Landlord exercises such right of Premises Substitution as set forth above, (A) upon the giving of Landlord’s notice thereof to Tenant, the provisions of Sections 2.01(b)(ii) and (iii) above shall be deemed to be null and void and of no further force and effect, except as otherwise expressly detailed below, (B) Section 2.03(b) shall be deemed to be deleted herefrom and of no further force and effect, (C) any reference in this Lease to the term “C/O Modification” (including, without limitation, any reference in the defined term “Commencement Date”) shall be deemed to be deleted and of no further force and effect and (D) Landlord shall use reasonable efforts to provide, though shall not be obligated to provide, alternate Offering Space (if applicable depending on the premises detailed under the Premises Substitution) so that such Offering Space shall be directly contiguous to the Premises (as modified above).

(B)                                In connection with any Premises Substitution, to the extent Tenant is actually delayed in completing Tenant’s Work beyond the date Tenant would have so completed such Tenant’s Work on the original floors of the Premises (i.e., as if no Premises Substitution occurred) as a result solely of such Premises Substitution, then Landlord shall, upon Tenant’s submission of reasonable evidence and invoices detailing same and subject to Landlord’s right to reasonably dispute same, reimburse Tenant for any and all incremental (in excess of the cost Tenant was to incur without such Premises Substitution) actual and reasonable out-of-pocket (x) construction, architectural, design and engineering costs and fees, (y) construction costs associated with connection to the Back-Up Power System and Chiller Unit to the “new” premises, and (z) professional costs and fees (e.g., legal and/or accounting fees), in each case incurred by Tenant following the date of Landlord’s notice of the Premises Substitution as a result of such Premises Substitution.

(C)                                In connection with any Premises Substitution, if and to the extent Tenant is actually delayed in the commencement of Tenant’s Work (beyond the date Tenant would have commenced Tenant’s Work in the Premises but for any Premises Substitution) and taking into account that Landlord may provide access to the substituted premises during the performance of Landlord’s Work in order for Tenant to perform Tenant Construction Activities, then, as Tenant’s sole and exclusive remedy in connection therewith, the Rent Commencement Date shall be extended by one (1) day for each such delay of actual delay encountered by Tenant (and provided Tenant provides reasonable evidence thereof to Landlord).

(D)                               Anything to the contrary herein notwithstanding, if a Premises Substitution occurs and if, for reasons other than Tenant Delay, the Commencement Date does not occur (or is not deemed to occur) by September 1, 2012 (as extended, the “Substitution Outside Date”), then, Tenant shall have the right (the “Substitution Termination Right”), as its sole and exclusive remedy in connection therewith, exercisable by notice given to Landlord no later than the date which is thirty (30) days following the Substitution Outside Date (time being of the essence with respect to such 30-day period), to terminate this Lease effective as of the date (the “Substitution Termination Date”) which is thirty (30) days following the giving of such notice; it being understood and agreed that if Landlord is so able to cause the Commencement Date to occur (or it is deemed to occur) prior to the occurrence of the Substitution Termination Date, such termination notice shall be deemed null and void and this Lease shall continue in full force and effect.

(E)                                 Anything to the contrary herein notwithstanding, if Tenant timely and properly exercises the Substitution Termination Right, as detailed above, then, Landlord and Tenant hereby acknowledge and agree that Section

2.01(b)(iii)(A)-(D) shall be reinstated and shall be deemed applicable to such Substitution Termination Right, such that said provisions shall be deemed applicable to the exercise such Substitution Termination Right as if originally included therein (i.e., the phrase Substitution Outside Date shall be added to the applicable provisions thereof where the phrase “C/O Outside Date” is utilized, the phrase Substitution Termination Right shall be added to the applicable provisions thereof where the phrase “C/O Termination Right” is utilized and the phrase Substitution Termination Date shall be added to the applicable provisions thereof where the phrase “C/O Termination Date” is utilized, so that the effect thereof is to include this Substitution Termination Right in Section 2.01(iii) as and to the extent necessary pursuant to this clause (E).

(v)                                 Any unresolved dispute between Landlord and Tenant under this Section 2.01(b) shall be resolved by an expedited arbitration proceeding brought by Landlord or Tenant pursuant to Section 35.07(b) below.

(c)                                  For purposes hereof, the term “Tenant Delay” shall mean, in addition to any other delay identified in this Lease as a Tenant Delay, any actual delay in the performance of the Landlord’s Work or Landlord’s obtaining the C/O Modification to the extent resulting from (a) any negligence or willful misconduct of Tenant or any of Tenant’s agents, contractors or employees, (b) the negligence or willful misconduct of Tenant or any of Tenant’s agents, contractors or employees, or (c) any request by Tenant or any of its agents that delays the performance of any portion of the Landlord’s Work by more than one (1) day in the aggregate.  Any additional cost occasioned by a Tenant Delay shall be borne by Tenant and paid to Landlord within thirty (30) days after demand therefor as Additional Charges under this Lease.

(d)                                 Upon reasonable prior written notice to Landlord, prior to the Commencement Date, Tenant shall be entitled to have access to the Premises for the purpose of conducting Tenant Construction Activities.  For purposes hereunder, “Tenant Construction Activities” shall mean (i) such architectural and engineering activities that are generally performed in preparation for the construction of office space in comparable first-class office buildings in Manhattan and which do not involve the performance of work which physically alters in any way any portion of the Premises or the Building and which do not affect or interfere with the operation of Building systems and (ii) activities involving the observation and inspection of the performance of Landlord’s Work (by no more than two (2) qualified individuals), provided same does not interfere, in any manner, with Landlord’s performance of Landlord’s Work.  Examples of Tenant Construction Activities are the taking or preparation of measurements, surveys, elevations, sketches and layouts and the delivery of construction materials.  Landlord shall provide Tenant with written notice with respect to any activities being performed at the Premises by, or on behalf of Tenant, that exceed the scope of Tenant Construction Activities (herein called a “Cessation Notice”) and Tenant shall immediately cease such activities.

(e)                                  Tenant hereby waives any right to rescind this Lease under the provisions of Section 223-a of the Real Property Law of the State of New York, and agrees that the provisions of this Section 2.01 are intended to constitute “an express provision to the contrary” within the meaning of said Section 223-a.

(f)                                   Notwithstanding anything to the contrary contained in this Lease, in the event that the Commencement Date is delayed by reason of a Tenant Delay, Tenant agrees that at Landlord’s option the term of this Lease and Tenant’s obligations shall commence (and the Commencement Date shall be deemed to have occurred) on the date that this Lease would have commenced had the Commencement Date not been so delayed by Tenant.

(g)                                  (i)                                     Tenant hereby covenants and agrees that Tenant will, at Tenant’s own cost and expense (subject to reimbursement of the Work Allowance, as detailed below), and in a good and workmanlike manner, make and complete the Tenant’s Work (as defined below).

(ii)                                  Tenant, at Tenant’s expense, shall prepare a final plan or final set of plans and specifications (which said final plan or final set of plans, as the case may be, and specifications are hereinafter called the “final plan”) which shall contain complete information and dimensions necessary for the construction and finishing of the Premises and for the engineering in connection therewith. The final plan shall be submitted by Tenant to Landlord for Landlord’s written approval, which approval shall be granted or withheld in accordance with the applicable provisions of Article 11 hereof.  Tenant shall at Tenant’s sole cost and expense file all necessary architectural plans and obtain all necessary approvals and permits in connection with Tenant’s Work being performed by it pursuant to this Article.  Landlord shall cooperate upon Tenant’s request with Tenant’s efforts to obtain all necessary permits provided that Landlord shall incur no expense or liability in connection therewith.

(iii)                               It is understood that of the services to be furnished by Landlord referred to in Article 15 hereof, Landlord shall not furnish any cleaning services to the Premises until Tenant commences occupancy of the Premises for the regular conduct of its business.  Tenant shall be responsible for removal of Tenant’s refuse and rubbish during the period that Tenant’s Work is in progress in the Premises.  In addition, Tenant shall in connection with the movement of workers and materials to and from the Premises use protective masonite floor boards and protective brown paper wall covering in the public corridor giving access to the Premises from the elevators.

(iv)                              (A)                               Landlord shall provide Tenant an allowance in the aggregate amount of up to $8,585,980.00 (the “Work Allowance”), calculated at the rate of $65.00 per rentable square foot of the Premises, which Work Allowance shall be applied solely against the hard and soft costs and expenses attributable to the construction of Alterations in the Premises following the Commencement Date in order to prepare same for Tenant’s ordinary conduct of business therein (the “Tenant’s Work”) (including, but not limited to, the sums due to the contractors, architects, project managers, vendors, materialmen and suppliers performing or related to the Tenant’s Work) to be performed by Landlord in accordance with the final plans, and for no other purposes; provided, however, that Tenant may apply up to 15% percent of the Work Allowance in the aggregate for the design consultant’s, space planner’s, architect’s and engineer’s fees, building permit fees and inspection charges of any applicable governmental authority or agency having jurisdiction thereover (collectively, “Soft Costs”) incurred by Tenant in connection with the performance of the Tenant’s Work.  In the event that the cost and expenses of Tenant’s Work shall exceed the amount of the Work Allowance, Tenant shall be entirely responsible for such excess.

(B)                               Provided that Tenant is not then in default of any of the terms, provisions or conditions of this Lease on Tenant’s part to be performed, the Work Allowance shall be payable to Tenant upon written requisition in installments as Tenant’s Work progresses, but in no event more frequently than monthly and within thirty (30) days of the date a Tenant Requisition is given to Landlord.  Prior to the payment of any such installment of the Work Allowance, Tenant shall deliver to Landlord a written request for disbursement (each called a “Tenant Requisition”), which shall be accompanied by: (1) except with respect to the first such Tenant Requisition (which shall require unpaid invoices, in addition to the other items detailed below), paid invoices for the portion of Tenant’s Work referenced in the prior Tenant Requisition given to Landlord, (2) a certificate signed by Tenant’s architect or engineer and an authorized representative of Tenant certifying that, to the best of such person’s knowledge, the portion of Tenant’s Work referenced in said Tenant Requisition and represented by the aforesaid invoices has been substantially completed in accordance with Tenant’s final plan, and (3) partial lien waivers (in recordable form and form satisfactory to Landlord (it being understood and agreed that, as of the date hereof, AIA Forms G702 and G703 are acceptable, though same shall be subject to change from time to time) from contractors, subcontractors and all materialmen who shall have performed any such work waiving any and all lien (or similar) rights against Tenant and the Landlord in connection with same.  Landlord shall be permitted to retain from each disbursement of the Work Allowance an amount equal to ten (10%) percent of the amount requested to be disbursed by Tenant.  The aggregate amount of the retainages shall be paid by Landlord to Tenant upon completion of Tenant’s Work and upon Landlord’s receipt from Tenant of (i) a certificate signed by Tenant’s architect and an authorized representative of Tenant certifying, to the best of such person’s knowledge, that Tenant’s Work has been satisfactorily completed in accordance with the final plan, (ii) final “as-built” plans and specifications and CAD files on diskette in AutoCAD.DWG format showing the exact nature and location of Tenant’s Work, as well as existing conditions, and all Building Department sign-offs, inspection certificates and any permits required to be issued by any governmental entities having jurisdiction thereover, and (iii) final lien waivers (in recordable form and form satisfactory to Landlord) from all contractors and subcontractors performing Tenant’s Work and a general release from Tenant’s general contractor, releasing Landlord and Tenant from all liability for same.

(C)   If, as of the date when a Tenant Requisition is due to be paid hereunder by Landlord (and provided Tenant has provided Landlord with all documentation required under this Section 2.01(g)(iv) with respect to such Tenant Requisition), such Tenant Requisition is not timely paid by Landlord, then, provided no default by Tenant has occurred and is continuing beyond the expiration of any applicable notice and cure period, Tenant shall have the right, as Tenant’s sole and exclusive remedy in connection therewith, to have such unpaid Tenant Requisition amount (together with interest thereon at the Interest Rate, calculated from the last day such Tenant Requisition amount was due from Landlord until same is credited) credited against the next installment(s) of Fixed Rent thereafter becoming due under this Lease, provided Tenant first gives at least ten (10) Business Days notice to Landlord in connection therewith (an “Offset Notice”), which notice shall state in bold type and capital letters at the top of such notice and on the envelope containing such notice stating “THIS IS A TIME SENSITIVE OFFSET NOTICE AND LANDLORD SHALL BE DEEMED TO ACCEPT SUCH OFFSET IF IT FAILS TO RESPOND IN THE TIME PERIOD PROVIDED” as a condition to the effectiveness thereof.  Within the 30-day period following receipt by Landlord of the Tenant Requisition or within the additional 10-Business Day period described above, Landlord may dispute, in good faith (and shall provide Tenant with reasonably detailed grounds for such dispute), Tenant’s right to such credit by providing written notice thereof to Tenant and, in such case, Tenant shall not have the right to offset Fixed Rent as detailed hereunder.  If Landlord fails to dispute Tenant’s right to such credit within the 30-day period and/or 10-Business Day period described above and fails to pay the amount set forth in the applicable Tenant Requisition prior to the expiration of the 10-Business Day period following the giving of the applicable Offset Notice, Tenant shall be entitled to take such credit against the next installment(s) of Fixed Rent thereafter becoming due under this Lease.  Any such dispute shall be resolved by an expedited arbitration proceeding brought by Landlord or Tenant pursuant to Section 35.07(b) below.

2.02.                               Tenant shall use and occupy the Premises for general, executive and administrative office use and for no other purpose; it being understood and agreed that such use may include use of a portion of the Premises for lawful uses that are ancillary and incidental to such general and executive office use (including, but not limited to, the operation of data centers, trading floors and conference rooms), but only to the extent that such lawful ancillary and incidental uses are customarily conducted in a manner consistent in nature with the operation of a first class office building in lower Manhattan intended primarily for occupancy by headquarters operations and/or the core business functions of its tenants (herein called “Comparable Buildings”) .

2.03.                               (a)                       If any governmental license or permit (other than a Certificate of Occupancy for the Premises and/or the entire Building) shall be required for the proper and lawful conduct of Tenant’s business in the Premises or any part thereof, Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection upon Landlord’s request.  Tenant shall at all times comply with the terms and conditions of each such license or permit.  Additionally, should Alterations (hereinafter defined) or Tenant’s use of the Premises for other than executive and general offices require any modification or amendment of any Certificate of Occupancy for the Building, Tenant shall, at its expense, take all actions reasonably requested by Landlord in order to procure any such modification or amendment and shall reimburse Landlord (as Additional Charges) for all reasonable costs and expenses Landlord incurs in effecting said modifications or amendments.  The foregoing provisions are not intended to be deemed Landlord’s consent to any Alterations or to a use of the Premises not otherwise permitted hereunder nor to require Landlord to effect such modifications or amendments of any Certificate of Occupancy.

(b)                                 Anything to the contrary herein notwithstanding, following the date hereof, Landlord shall amend (or obtain a new) Certificate of Occupancy for the Building and/or Premises which increases the occupancy level on the fifth (5th) floor of the Premises to permit occupancy thereon in a level equal to the occupancy levels (detailed in the Buildings’ existing (as of the date hereof) Certificate of Occupancy) of the 4th and 6th floors of the Building (the “C/O Modification”).  In connection with such C/O Modification, Landlord shall file the necessary forms/applications with the New York City Department of Buildings.  Tenant hereby acknowledges and agrees that Landlord shall not commence the performance of Landlord’s Work (unless Landlord elects otherwise) prior to Landlord obtaining the approval of all applicable governing authorities to the C/O Modification.  If and to the extent Landlord obtains such C/O Modification and same results in the issuance of temporary Certificate of Occupancy, then, following the completion of Tenant’s Work, Landlord shall seek to convert said temporary Certificate of Occupancy into a final Certificate of Occupancy; it being understood and agreed that to the extent such conversion into a final Certificate of Occupancy cannot be accomplished for reasons other that Tenant’s acts or omissions, Landlord shall ensure such temporary Certificate of Occupancy is renewed prior to its expiration and Landlord shall be liable for the costs incurred in connection with such renewal or renewals.  Anything to the contrary herein notwithstanding, Tenant shall not file any applications for permits or approvals for Tenant’s Work unless and until the C/O Modification has been approved by the applicable governing authorities (and Landlord has notified Tenant of same).  Upon Landlord’s request, Tenant, at Tenant’s sole cost and expense, shall reasonably cooperate with Landlord in connection with Landlord’s efforts to obtain the C/O Modification.

2.04.                               Tenant shall not at any time use or occupy the Premises or the Building, or suffer or permit anyone to use or occupy the Premises, or do anything in the Premises or the Building, or suffer or permit anything to be done in, brought into or kept on the Premises, which in any manner (a) violates the Certificate of Occupancy for the Premises or for the Building; (b) causes damage to the Premises or the Building or any equipment, facilities or systems therein; (c) constitutes a violation of the laws and requirements of any public authorities or the requirements of insurance bodies, provided such insurance requirements do not prohibit the use of the Premises for the purposes permitted under

Section 2.02 hereof; (d) materially impairs the character, reputation or appearance of the Building as a first-class office building; (e) unreasonably interferes with the proper and economic maintenance, operation and repair of the Building and/or its equipment, facilities or systems; (f) constitutes a nuisance, public or private; (g) except in connection with the proper operation of the Back-Up Power System and the Chiller Unit (pursuant to Article 40 hereof), makes unobtainable from reputable insurance companies authorized to do business in New York State all-risk property insurance, or liability, elevator, boiler or other insurance at standard rates required to be furnished by Landlord under the terms of any mortgages covering the Premises; or (h) discharges objectionable fumes, vapors or odors into the Building’s flues or vents or otherwise.

2.05.                               Tenant shall not use, or suffer or permit anyone to use, the Premises or any part thereof, for (a) a banking, trust company, or safe deposit business offering “off the street” services to the general public at the Premises, (b) a savings bank, a savings and loan association, or a loan company operating an “off the street” business to the general public at the Premises, (c) the sale of travelers’ checks and/or foreign exchange, (d) a stock brokerage office or for stock brokerage purposes which are open to the general public at the Premises, (e) a restaurant and/or bar and/or the sale of confectionery and/or soda and/or beverages and/or sandwiches and/or ice cream and/or baked goods (except if expressly provided otherwise elsewhere in this Lease), (f) the business of photographic reproductions and/or offset printing (except that Tenant and its permitted assignees, subtenants and occupants may use part of the Premises for photographic reproductions and/or offset printing in connection with, either directly or indirectly, its own business and/or activities), (g) an employment or travel agency (excluding providing such services for Tenant’s own employees), (h) a school or classroom (excluding a reasonably limited number of training rooms for Tenant’s own employees), (i) medical or psychiatric offices, (j) conduct of an auction open to the general public in the Premises or a so-called “open outcry” auction, (k) gambling activities or (l) the conduct of obscene, pornographic or similar disreputable activities.  Further, the Premises may not be used by (i) an agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them, (ii) any charitable, religious, union or other not-for-profit organization (other than a charitable, religious, union or other not-for-profit organization that is directly associated with or shares common persons which are officers or directors (or otherwise hold senior managerial positions) of both such organization and the Named Tenant, or (iii) any tax exempt entity within the meaning of Section 168(j)(4)(A) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto (as same may be amended).

ARTICLE 3

Escalations

3.01.                               The terms defined below shall for the purposes of this Lease have the meanings herein specified:

(a)                       “Base Operating Amount” shall mean the Operating Expenses for the Base Operating Year.

(b)                       “Base Operating Year” shall mean the calendar year commencing on January 1, 2012.

(c)                                  “Base Tax Amount” shall mean shall the sum of (X) one-half (1/2) of the Taxes, as finally determined, for the Tax Year commencing on July 1, 2011 and (Y) one-half (1/2) of the Taxes, as finally determined, for the Tax Year commencing on July 1, 2012.

(d)                       “Landlord’s Statement” shall mean an instrument or instruments setting forth in reasonable detail the Operating Payment (hereinafter defined) payable by Tenant for a specified Operating Year pursuant to this Article 3.

(e)                        “Operating Expenses” shall mean all reasonable expenses paid or incurred by Landlord and Landlord’s affiliates and/or on their behalf in connection with the repair, replacement (subject to the limitations set forth below), maintenance, operation and/or security of the Real Property (hereinafter defined), including, without limitation, (i) salaries, wages, medical, surgical, insurance (including, without limitation, group life and disability insurance) of employees of Landlord or Landlord’s affiliates, union and general welfare benefits, pension benefits, severance and sick day payments, and other fringe benefits of employees of Landlord and Landlord’s affiliates and their respective contractors engaged in such repair, replacement, maintenance, operation and/or security; (ii) payroll taxes, worker’s compensation, uniforms and related expenses (whether direct or indirect) for such employees; (iii) the cost of fuel, gas, steam, electricity, heat, ventilation, air conditioning, chilled and condenser water, water, sewer and other utilities, together with any taxes and surcharges on, and fees paid in connection with the calculation and billing of such utilities furnished to or used in the operation of the Building; (iv) the cost of painting and/or decorating all areas of the Real Property, excluding, however, any space contained therein which is demised or to be demised to tenant(s); (v) the cost of casualty, liability, fidelity, rent and all other insurance regarding the Real Property and/or any property on, below or above the Real Property, and the repair, replacement, maintenance, operation and/or security thereof; (vi) the cost of all supplies, tools, materials and equipment, whether by purchase or rental, used in the repair, replacement, maintenance, operation and/or security of the Real Property, and any sales and other taxes thereon; (vii) the fair market rental value of the Landlord’s Building office utilized by the personnel of either Landlord or Landlord’s affiliates, in connection with the repair, replacement, maintenance, operation and/or security thereof, and all Building office expenses, such as telephone, utility, stationery and similar expenses incurred in connection therewith; (viii) the cost of cleaning, janitorial and security services, including, without limitation, glass cleaning, snow and ice removal and garbage and waste collection and/or disposal; (ix) the cost of all interior and exterior landscaping and all temporary exhibitions located at or within the Real Property; (x) the cost of alterations and improvements made or installed after the expiration of the Base Operating Year by reason of the laws and requirements of any public authorities or the requirements of insurance bodies and all tools and equipment related thereto; (xi) the cost of all other alterations, repairs, replacements and/or improvements made or installed after the expiration of the Base Operating Year by Landlord or Landlord’s affiliates, at their respective expense, whether structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, and whether or not required by this Lease, and all tools and equipment related thereto; provided, however, that if under generally accepted accounting principles consistently applied, any of the costs referred to in clause (x) or this clause (xi) are required to be capitalized, then such capitalized costs (and, at Landlord’s option, any other costs included in Operating Expenses), together with interest thereon at the Base Rate (as defined in subsection 35.05(j) hereof) in effect as of December 31 of the year in which such expenditure is made, shall be amortized or depreciated, as the case may be, over the useful life of the item in question, as reasonably determined by Landlord; provided, however that with respect to any capital improvement and/or any machinery or equipment which is made or becomes operational, as the case may be, after the Base Operating Year, and which has the effect of reducing the expenses which otherwise would be included in Operating Expenses, the amount included in Operating Expenses in any Operating Year until such improvement and/or machinery or equipment has been fully amortized or depreciated, as the case may be, shall be an amount which is the greater of: (X) the amortization or depreciation, as the case may be, of such capital improvement and/or machinery or equipment, which would have been included in Operating Expenses pursuant to the foregoing provisions; or (Y) the amount of savings, as reasonably estimated by Landlord, resulting from the installation and operation of such improvement and/or machinery or equipment; (xii) an annual management fee not to exceed 3% of rents and additional rents collected from those tenants of the Building which are leasing space therein (it being understood and agreed that a management fee of 3% shall be included in the Base Operating Year), provided, however, that if Landlord or an affiliate of Landlord is the managing agent of the Building then the annual management fee shall be equal to 3% percent of rents and additional rents collected from those tenants of the Building which are leasing space therein; (xiii) intentionally omitted; (xiv) all reasonable costs and expenses of legal, bookkeeping, accounting and other professional services incurred in connection with the operation, and management of the Real Property except as hereinafter excluded; (xv) fees, dues and other contributions paid by or on behalf of Landlord or Landlord’s affiliates to civic or other real estate organizations provided same do not exceed the level customarily paid by owners of first-class office buildings in Downtown Manhattan comparable to the Building; and (xvi) all other fees, costs, charges and expenses properly allocable to the repair, replacement, maintenance, operation and/or security of the Real Property, in accordance with then prevailing customs and practices of the real estate industry in the Borough of Manhattan, City of New York.

The term “Operating Expenses”, as used and defined under this subsection (d), shall not, however, include the following items: (1) depreciation and amortization (except as provided above in this subsection); (2) interest on and amortization of debts (and costs and charges incurred in connection with such financings); (3) the cost of tenant improvements made for tenant(s) of the Building or allowances in lieu thereof; (4) finders fees and brokerage commissions; (5) financing or refinancing costs; (6) the cost of any work or services performed for any tenant(s) of the Building (including Tenant), to the extent that such work or services are in excess of the work or services which Landlord is required to furnish Tenant under this Lease, at the expense of Landlord; (7) the cost of any electricity consumed in the Premises or any other space in the Building demised to tenant(s); (8) Taxes; (9) salaries and fringe benefits for officers, employees and executives above the grade of Building Manager; (10) amounts received by Landlord through the proceeds of insurance or condemnation or from a tenant (other than pursuant to an escalation provision similar to this Article 3) or otherwise to the extent such amounts are compensation for sums previously included in Operating Expenses for such Operating Year or any prior Operating Year; (11) costs of repairs or replacements incurred by reason of fire or other casualty or condemnation except that in connection therewith any amount equal to the deductibles under Landlord’s insurance policies (or in the event Landlord shall not carry insurance, an amount of deductibles customarily carried by landlords of first-class office buildings comparable to the Building) may be included within Operating Expenses; (12) advertising and promotional expenditures and any other similar expenses incurred by Landlord in connection with the leasing of vacant space in the Building; (13) legal, accounting and other professional fees incurred in connection with (i) negotiations or disputes by Landlord, its affiliates or partners with lenders, superior lessors or tenants, or the filing of a petition in bankruptcy by or against Landlord or its affiliates; (14) any expenditure paid to any corporation or entity related to or affiliated with Landlord or the principals of Landlord to the extent such expenditure exceeds the amount which would be paid in the absence of such relationship; (15) the cost of any service furnished to tenants of the Building (including Tenant) to the extent that such cost is separately reimbursed to Landlord (other than through the Operating Payments or comparable payments pursuant to escalation-type provisions similar to the provisions of this Article 3); (16) cost of works of art of the quality and nature of “fine art” rather than decorative art work customarily found in first-class downtown Manhattan office buildings which are similar to the Building; (17) legal fees incurred by Landlord in connection with Landlord’s breach of another tenant’s lease in the Building; (18) any compensation paid to clerks, attendants or other persons in commercial concessions, including any taxes and compensation paid to any parking facility operator; (19) costs of operating and maintaining any retail portions of the Building; (20) costs of alterations made to cure conditions existing on the date of this Lease, which conditions constitute a violation of any Legal Requirements currently in effect and applicable to the Building, provided, however, that costs to comply with any reinterpretation, amendment or modification of such Legal Requirements or rules and regulations promulgated thereunder which are enacted after the date of this Lease shall be included in Operating Expenses; (21) lease takeover costs and relocation costs incurred by Landlord in connection with leases in the Building; (22) costs incurred for the repair and restoration of the Building the need for which results from a condemnation; (23)  the cost of any separate electrical or other utility meter installed for (and serving exclusively) any leasable area; (24) costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act or similar law; (25) the cost of installing, operating and maintaining any specialty facility, such as an observatory, lodging, broadcasting facility, luncheon club, athletic or recreational club, child care facility, auditorium, cafeteria or dining facility, (provided, however, that Operating Expenses shall include costs incurred in connection with common areas of the Real Property that serve both any such specialty facility and other parts of the Building to the extent the same are otherwise includable in Operating Expenses); (26) any interest, fine or penalties resulting from a late payment of any item of Operating Expenses, Taxes or other costs and expenses related to the ownership and operation of the Building (except to the extent that such late payment is directly attributable to a late payment by Tenant of the Fixed Rent or Additional Charges payable hereunder); (27) costs incurred in the removal, encapsulation or other treatment of asbestos or other Hazardous Materials defined as Hazardous Materials on the date hereof under applicable Legal Requirements (except as otherwise reimbursable by Tenant pursuant to this Lease); but excepting the costs of normal and customary testing and monitoring; (28) Landlord’s general overhead not related to the Building; (29) the cost of correcting structural defects in the initial construction of the Building, except that resulting from ordinary wear and tear and costs related to latent defects in the core and shell of the Building which latent defects are related to the initial construction of the Building; (30) any bad debt loss, rent loss or reserves for bad debt loss or rent loss for the Building; (31) legal, accounting and other professional fees incurred in connection with any judgment, settlement or arbitration award resulting from any liability of Landlord; provided, however, any portion of such fees which by its nature would be deemed an Operating Expense pursuant to this Section 3.01(g), irrespective of liability, shall, notwithstanding the foregoing, be included as an Operating Expense; (32) any expenses for repairs or maintenance otherwise includable in Operating Expenses, to the extent that Landlord is reimbursed for such costs through warranties; (33) costs incurred by Landlord which result from Landlord’s tortuous or negligent conduct; (34) any cost to correct, or resulting from, any misrepresentation by Landlord on the date hereof; (35) to the extent any facilities, services or utilities used in connection with the Building are provided to or from another building or project owned or operated by Landlord of an affiliate of Landlord, the costs incurred by Landlord in connection therewith shall be allocated to Operating Expenses on a reasonably equitable basis; (36) any cost for travel, entertainment, donations, automobile allowances, charitable contributions or political donations; (37) contributions to reserves for Operating Expenses; (38) to the extent any costs includable in Operating Expenses are incurred with respect to both the Building and other properties (including labor costs of

Landlord’s personnel who provide services to both the Building and other properties), there shall be excluded from Operating Expenses a fair and reasonable percentage thereof which is properly allocable to such other properties; (39) increases in insurance premiums to the extent such increases are reimbursable by Tenant or another tenant of the Building; (40) costs of signs in or about the Building identifying Landlord or other tenants of the Building; (41) any rentals due and payable by Landlord under any Superior Lease affecting the Land and/or Building; (42) costs of reserves for Operating Expenses, (43) costs related to special events held in the Building by Landlord to promote the Building or any space in the Building; and (44) costs incurred by Landlord in connection with any construction to expand the rentable area of the Building.

No item of expense shall be counted more than once either as an inclusion in or an exclusion from Operating Expenses, and any expense which should be allocated, in accordance with generally accepted accounting principles, between the Land and the Building, on the one hand, and any other property owned by Landlord or an affiliate of Landlord, on the other hand, shall be properly allocated in accordance therewith.

(f)                         “Operating Year” shall mean each calendar year in which occurs any part of the term of this Lease following the end of the Base Operating Year.

(g)                        “Real Property” shall mean, collectively, the Building (together with all personal property located therein and all fixtures, facilities, machinery and equipment used in the operation thereof, including, but not limited to, all cables, fans, pumps, boilers, heating and cooling equipment, wiring and electrical fixtures and metering, control and distribution equipment, component parts of the HVAC, electrical, plumbing, elevator and any life or property protection systems (including, without limitation, sprinkler systems), window washing equipment and snow removal equipment), the Land, any property beneath the Land, the curbs, sidewalks and plazas on and/or immediately adjoining the Land, and all easements, air rights, development rights and other appurtenances to the Building or the Land or both the Land and the Building.

(h)                       “Taxes” shall mean (subject to the terms and conditions of Article 36 hereof) (A) the real estate taxes, vault taxes, assessments and special assessments, and business improvement district or similar charges levied, assessed or imposed upon or with respect to the Real Property, by any federal, state, municipal or other governments or governmental bodies or authorities, and (B) all taxes assessed or imposed with respect to the rentals payable hereunder other than general income and gross receipts taxes and (C) except with respect to those expenses incurred in the years comprising the Base Tax Amount and any years occurring prior to the Base Tax Amount (but only for purposes of calculating such Base Tax Amount and not if any of such years also are Tax Years), all expenses of Landlord actually incurred by Landlord in connection with the review or contest of Taxes or the Assessed Valuation of the Real Property.  If at any time during the term of this Lease the methods of taxation prevailing on the date hereof shall be altered so that in lieu of, or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate, there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, license fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other such additional or substitute tax, assessment, levy, imposition, fee or charge, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be deemed to be included within the term “Taxes” for the purposes hereof, provided, in such instance, Taxes shall be calculated as if the Building was the sole asset owned by Landlord.  The term “Taxes” shall, notwithstanding anything to the contrary contained herein, exclude any net income, franchise or “value added” tax, inheritance tax or estate tax imposed or constituting a lien upon Landlord or all or any part of the Land or Building, except to the extent that any of the foregoing are hereafter assessed against owners or lessors of real property in their capacity as such (as opposed to any such taxes which are of general applicability).  Taxes shall be calculated without taking into account any abatement, deferral or exemption program received by Landlord or the Building, including, without limitation, any ICIP or ICAP abatement.

(i)                           “Tax Year” shall mean each period of twelve (12) months, commencing on January 1, 2013 and each subsequent period of twelve (12) months occurring thereafter during the term of this Lease.

(j)                          “Tenant’s Share” shall mean 5.79%.

(k)                       “Tenant’s Tax Share” shall mean 5.721%.

3.02.                               (a)                       If Taxes payable for any Tax Year, any part of which shall occur during the term of this Lease, shall exceed the Base Tax Amount, Tenant shall pay to Landlord as Additional Charges for such Tax Year an amount (herein called the “Tax Payment”) equal to Tenant’s Tax Share of the amount by which the Taxes for such Tax Year are greater than the Base Tax Amount.  The Tax Payment for each Tax Year shall be due and payable in installments in the same manner that Taxes for such Tax Year are due and payable by Landlord to the City of New York.  Tenant shall pay Tenant’s Tax Share of each such installment within thirty (30) days after the rendering of a statement therefor by Landlord to Tenant (which statement shall be accompanied by a copy of the relevant tax bill from the governing authority for such Tax Year in question), which statement may be rendered by Landlord so as to require Tenant’s Tax Share of Taxes to be paid by Tenant thirty (30) days prior to the date such Taxes first become due.  The statement to be rendered by Landlord shall set forth in reasonable detail the computation of Tenant’s Tax Share of the particular installment(s) being billed (and Landlord shall provide Tenant with a copy of the tax bill from the taxing authorities relevant to the computation of Tenant’s Tax Payment as well as any other supporting documentation (to the extent same has been provided by such taxing authorities to Landlord) that Tenant may reasonably request).  If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith; in no event, however, shall Landlord be responsible to make any payment to Tenant if Taxes for a Tax Year are reduced below the Base Tax Amount.  If during the term of this Lease, Taxes are required to be paid (either to the appropriate taxing authorities or as tax escrow payments to a superior mortgagee) in full or in monthly, quarterly, or other installments, on any other date or dates than as presently required, then at Landlord’s option, Tenant’s Tax Payments shall be correspondingly accelerated or revised so that said Tenant’s Tax Payments are due at least thirty (30) days prior to the date payments are due to the taxing authorities or such superior mortgagee.  Anything to the contrary herein notwithstanding, no Tax Payment from Tenant shall be due and payable until May 1, 2013 (and then only in a pro-rated amount for the portion of the Tax Year occurring on and after May 1, 2013).

(b)                       If Landlord shall receive a refund of Taxes for any Tax Year, Landlord shall either pay to Tenant, or credit against subsequent Fixed Rent and Additional Charges under this Lease, Tenant’s Tax Share of the net refund (after deducting from such total refund the actual out-of-pocket costs and expenses, including, but not limited to, appraisal, accounting and reasonable legal fees of obtaining the same, to the extent that such costs and expenses were not theretofore charged to or collected from Tenant for such Tax Year) and Landlord shall notify Tenant of the amount of such credit if Landlord elects to permit Tenant such credit; provided, however, such payment or credit to Tenant shall in no event exceed Tenant’s Tax Payment paid for such Tax Year and provided that Landlord’s obligation to provide such credit to Tenant shall survive the expiration or sooner termination of this Lease.  Notwithstanding the foregoing, in the event that Landlord receives any refund or abatement of Taxes pursuant to the Lower Manhattan Plan (as such term is defined in Section 36.01(a)(i) hereof), (i) Tenant shall not be entitled to any payment or credit under this Lease in connection with such refund or abatement except as set forth in Article 36 hereof and (ii) for purposes of computing Tenant’s Tax Payment, there shall not be deducted from Taxes all or any portion of such refund or abatement.

(c)                                  Landlord shall, with respect to each Tax Year, initiate and pursue in good faith an application or proceeding seeking a reduction in Taxes or the assessed valuation of the Building; provided, however, that Landlord shall not be required to initiate or pursue any such application or proceeding for any such Tax Year if Landlord obtains with respect to such Tax Year a letter from a recognized certiorari attorney or consultant (which, at Landlord’s election, may be an attorney or consultant then used or previously used by Landlord with respect to Taxes at the Building) that in such person’s opinion (assuming that the Building was the only Building owned by Landlord or its Affiliates), it would not be advisable or productive to bring such application or proceeding.  Tenant, for itself and its immediate and remote subtenants and successors in interest hereunder, hereby waives, to the extent permitted by law, any right Tenant may now or in the future have to protest or contest any Taxes or to bring any application or proceeding seeking a reduction in Taxes or assessed valuation or otherwise challenging the determination thereof.  Landlord shall furnish Tenant with a copy of any such attorney’s or consultant’s opinion upon Tenant’s request therefor.

(d)                       The benefit of any discount for the early payment or prepayment of Taxes shall accrue solely to the benefit of Landlord and such discount shall not be subtracted from Taxes.

(e)                        In respect of any Tax Year which begins prior to the Commencement Date or terminates after the Expiration Date, the Tax Payment in respect of each such Tax Year or tax refund pursuant to subdivision (b) above therefor shall be prorated to correspond to that portion of such Tax Year occurring within the term of this Lease.

(f)                         If the Taxes comprising the Base Tax Amount are reduced as a result of an appropriate proceeding or otherwise, the Taxes as so reduced shall, for all purposes be deemed to be the Taxes for the Base Tax Amount and Landlord shall give notice to Tenant of the amount by which the Tax Payments previously made were less than the Tax Payments required to be made under this Article 3, and Tenant shall pay the amount of the deficiency within thirty (30) days after written demand therefor.

3.03.                               (a)                       For each Operating Year, subsequent to the Base Operating Year, any part of which shall occur during the term of this Lease, Tenant shall pay an amount (herein called “Operating Payment”) equal to the sum of Tenant’s Share of the amount by which the Operating Expenses for such Operating Year exceed the Operating Expenses for the Base Operating Year.

(b)                       If during the Base Operating Year or any Operating Year (i) any rentable space in the Building shall be vacant or unoccupied, and/or (ii) the tenant or occupant of any space in the Building undertook to perform work or services therein in lieu of having Landlord (or Landlord’s affiliates) perform the same and the cost thereof would have been included in Operating Expenses, then, in any such event(s), the Operating Expenses for such period shall be reasonably adjusted to reflect the Operating Expenses that would have been incurred if such space had been occupied or if Landlord (or Landlord’s affiliates) had performed such work or services, as the case may be.

(c)                        Landlord may furnish to Tenant, prior to the commencement of each Operating Year a written statement setting forth in reasonable detail Landlord’s reasonable estimate of the Operating Payment for such Operating Year; it being understood and agreed that such reasonable estimate shall be provided by Landlord, acting in good faith, in conformance with Landlord’s prior practice in the Building (as of the date hereof) in providing such estimates.  Tenant shall pay to Landlord on the first day of each month during the Operating Year in which the Operating Payment will be due, an amount equal to one-twelfth (1/12th) of Landlord’s reasonable estimate of the Operating Payment for such Operating Year.  If, however, Landlord shall not furnish any such estimate for an Operating Year or if Landlord shall furnish any such estimate for an

Operating Year subsequent to the commencement thereof, then (i) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Article 3 in respect of the last month of the preceding Operating Year; (ii) after such estimate is furnished to Tenant, Landlord shall give notice to Tenant stating whether the installments of the Operating Payment previously made for such Operating Year were greater or less than the installments of the Operating Payment to be made for the Operating Year in which the Operating Payment will be due in accordance with such estimate, and (A) if there shall be a deficiency, Tenant shall pay the amount thereof within ten (10) days after demand therefor, or (B) if there shall have been an overpayment, Landlord shall within thirty (30) days of such notice refund to Tenant the amount thereof; and (iii) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout the remainder of such Operating Year Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of the Operating Payment shown on such estimate.  Landlord may, during each Operating Year, furnish to Tenant a revised statement of Landlord’s reasonable estimate of the Operating Payment for such Operating Year, and in such case, the Operating Payment for such Operating Year shall be adjusted and paid or refunded or credited as the case may be, substantially in the same manner as provided in the preceding sentence.  Anything to the contrary herein notwithstanding, no Operating Payment from Tenant shall be due and payable until May 1, 2013 (and then only in a pro-rated amount for the portion of the Operating Year occurring on and after May 1, 2013).

(d)                       Landlord shall furnish to Tenant a Landlord’s Statement for each Operating Year (and shall endeavor to do so within one hundred eighty (180) days after the end of each Operating Year).  Such statement shall set forth in reasonable detail the Operating Expenses for such Operating Year.  If the Landlord’s Statement shall show that the sums paid by Tenant, if any, under subsection 3.03(c) exceeded the Operating Payment to be paid by Tenant for the Operating Year for which such Landlord’s Statement is furnished, Landlord shall refund to Tenant the amount of such excess; and if the Landlord’s Statement for such Operating Year shall show that the sums so paid by Tenant were less than the Operating Payment to be paid by Tenant for such Operating Year, Tenant shall pay the amount of such deficiency within ten (10) days after demand therefor.

(e)                        (i)                                     Tenant, upon reasonable notice given within one hundred (180) days of the receipt of such Landlord’s Statement, may elect to have Tenant’s designated (in such notice) Certified Public Accountant examine such of Landlord’s books and records (collectively “Records”) as are directly relevant to the Landlord’s Statement in question, together with reasonable supporting data therefore; it being understood and agreed that Tenant need not audit the Base Operating Year until Tenant first audits an Operating Year, provided such audit of the Base Operating Year occurs no later than two (2) years following the expiration of the Base Operating Year.  In making such examination, Tenant agrees, and shall cause its designated Certified Public

Accountant to agree, to keep confidential (i) any and all information contained in such Records and (ii) the circumstances and details pertaining to such examination and any dispute or settlement between Landlord and Tenant arising out of such examination, except as may be required (A) by applicable Legal Requirements or (B) by a court of competent jurisdiction or arbitrator or in connection with any action or proceeding before a court of competent jurisdiction or arbitrator, or (C) to Tenant’s attorneys, accountants and other professionals in connection with any dispute between Landlord and Tenant; and Tenant will confirm and cause its Certified Public Accountant to confirm such agreement in a separate written agreement, if requested by Landlord.  If Tenant shall not give such notice within such 180-day period, then the Landlord’s Statement as furnished by Landlord shall be conclusive and binding upon Tenant.  Tenant shall, at Tenant’s expense, have the right to obtain copies and/or make abstracts of the Records as it may request in connection with its verification of any such Operating Statement, subject to the foregoing confidentiality provisions.  For purposes of this Lease, a “Certified Public Accountant” shall mean (x) a reputable accounting firm of at least ten (10) partners, principals or members who are certified public accountants, (y) a reputable and recognized real estate auditing firm (provided the supervising auditors of such firm are certified public accountants) or (z) an employee of Tenant.  The Certified Public Accountant shall not be retained by Tenant on a contingency fee basis.

(ii)                                  In the event that Tenant, after having reasonable opportunity to examine the Records (but in no event more than ninety (90) days from the date on which the Records are made available to Tenant), shall disagree with the Landlord’s Statement, then Tenant may send a written notice (“Tenant’s Statement”) to Landlord of such disagreement (and if Tenant shall not give such Tenant’s Statement within such ninety (90) day period, then the Landlord’s Statement as furnished by Landlord shall be conclusive and binding upon Tenant) specifying in reasonable detail the basis for Tenant’s disagreement and the amount of the Operating Payment Tenant claims is due.  Landlord and Tenant shall attempt to adjust such disagreement.  If they are unable to do so within thirty (30) days, Landlord and Tenant shall jointly designate a Certified Public Accountant (the “Arbiter”) whose determination made in accordance with this subsection 3.03(e)(ii) shall be binding upon the parties.  If the determination of Arbiter shall substantially confirm the determination of Landlord, then Tenant shall pay the cost of the Arbiter.  If the Arbiter shall substantially confirm the determination of Tenant, then Landlord shall pay the cost of the Arbiter.  In all other events, the cost of the Arbiter shall be borne equally by Landlord and Tenant.  The Arbiter shall be a member of an independent certified public accounting firm having at least three (3) accounting professionals and having at least five (5) years of experience in commercial real estate accounting.  In the event that Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within thirty (30) days after receipt of notice from the other party requesting agreement as to the designation of the Arbiter, which notice shall contain the names and addresses of two or more Certified Public Accountants who are acceptable to the party sending such notice (any one of whom, if acceptable to the party receiving such notice as shall be evidenced by notice given by the receiving party to the other party within such thirty (30) day period, shall be the agreed upon Arbiter), then either party shall have the right to request the American Arbitration Association (the “AAA”) (or any organization which is the successor thereto) to designate as the Arbiter a Certified Public Accountant whose determination made in accordance with this subsection 3.03(e)(ii) shall be conclusive and binding upon the parties, and the cost charged by the AAA (or any organization which is the successor thereto), for designating such Arbiter, shall be shared equally by Landlord and Tenant.  Landlord and Tenant hereby agree that any determination made by an Arbiter designated pursuant to this subsection 3.03(e)(ii) shall not exceed the amount(s) as determined to be due in the first instance by Landlord’s Statement, nor shall such determination be less than the amount(s) claimed to be due by Tenant in Tenant’s Statement, and that any determination which does not comply with the foregoing shall be null and void and not binding on the parties.  In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence.  Notwithstanding the foregoing provisions of this section, Tenant, pending the resolution of any contest pursuant to the terms hereof, shall continue to pay all sums as determined to be due in the first instance by such Landlord’s Statement and upon the resolution of such contest, suitable adjustment shall be made in accordance therewith with appropriate refund to be made by Landlord to Tenant (or credit allowed Tenant against Fixed Rent and Additional Charges becoming due) if required thereby.  (The term “substantially” as used herein, shall mean a variance of three percent (3%) or more).

3.04.                               (a)                       In any case provided in this Article 3 in which Tenant is entitled to a refund, Landlord shall, at Tenant’s election, in lieu of paying such refund, credit against the next due installments of Fixed Rent and Additional Charges any amounts to which Tenant shall be entitled.  Nothing in this Article 3 shall be construed so as to result in a decrease in the Fixed Rent hereunder.  If this Lease shall expire before any such credit shall have been fully applied, then (provided Tenant is not in default hereunder beyond any applicable notice and grace periods) Landlord shall refund to Tenant the unapplied balance of such credit.

(b)                       Subject to the last sentence of Section 3.05 hereof, the expiration or termination of this Lease during any Tax Year or Operating Year (for any part or all of which there is a Tax Payment or Operating Payment under this Article 3) shall not affect the rights or obligations of the parties hereto respecting such payment and any Landlord’s Statement or tax bill, as the case may be, relating to such payment may be sent to Tenant subsequent to, and all such rights and obligations shall survive, any such expiration or termination.  Any payments due under such Landlord’s Statement or tax bill, as the case may be, shall be payable within thirty (30) days after such statement or bill is sent to Tenant.

3.05.                               Landlord’s failure to render or delay in rendering a Landlord’s Statement with respect to any Operating Year or any component of the Operating Payment shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to any such Operating Year or any such component, nor shall the rendering of a Landlord’s Statement for any Operating Year prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for such Operating Year for such Operating Year provided such statement is rendered within two (2) years following the expiration of such Operating Year.  Landlord’s failure to render or delay in rendering a bill with respect to any installment of Taxes shall not prejudice Landlord’s right to thereafter render such a bill for such installment, nor shall the rendering of a bill for any installment prejudice Landlord’s right to thereafter render a corrected bill for such installment.  Notwithstanding anything to the contrary contained in this Lease, in the event Landlord fails to give a Landlord’s Statement for Operating Expenses or a bill for Taxes to Tenant for any Tax Year or Operating Year, as the case may be, on or before the date which is two (2) years after the Expiration Date (or two (2) years following the final determination of Taxes for an applicable Tax Year, whichever is later), then Landlord shall be deemed to have waived the payment of any then unpaid Additional Charges which would have been due pursuant to said Landlord’s Statement or bill for Taxes, as the case may be.

ARTICLE 4

Intentionally Omitted

ARTICLE 5

Subordination, Notice to Superior Lessors and Mortgagees

5.01.                               Subject to the terms of any Nondisturbance Agreement, this lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all ground leases, overriding leases and underlying leases of the Land and/or the Building and/or that portion of the Building of which the Premises are a part, now or hereafter existing and to all mortgages which may now or hereafter affect the Land and/or the Building and/or that portion of the Building of which the Premises are a part and/or any of such leases, whether or not such mortgages shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and spreaders and consolidations of such mortgages.  This Section 5.01 shall be self-operative and no further instrument of subordination shall be required, subject, however, to the terms and conditions of Section 5.04 below.  Subject to Section 5.04 below, in confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination.  Any lease to which this Lease is, at the time referred to, subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest, at the time referred to, is herein called “Superior Lessor”; and any mortgage to which this Lease is, at the time referred to, subject and subordinate is herein called “Superior Mortgage” and the holder of a Superior Mortgage is herein called “Superior Mortgagee.”

5.02.                               Subject to the terms and conditions of any Nondisturbance Agreement, if any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to Landlord and each Superior Mortgagee and each Superior Lessor whose name and address shall previously have been furnished to Tenant (which notice may be simultaneously given with notice to Landlord), and (b) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Superior Mortgagee or Superior Lessor shall have become entitled under such Superior Mortgage or Superior Lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such Superior Mortgagee or Superior Lessor shall with due diligence give Tenant notice of intention to, and commence and continue to, remedy such act or omission.

5.03.                               Intentionally omitted.

5.04.                               Tenant hereby acknowledges receipt of a fully-executed counterpart of an instrument (herein called a “Nondisturbance Agreement”) with respect to the existing Superior Mortgage in the form of Exhibit I annexed hereto (with such changes thereto as may have been accepted by Tenant prior to execution thereof).  Landlord shall cause each future Superior Mortgagee, as a condition precedent to the subordination of this Lease to the Superior Mortgage of such Superior Mortgagee, to execute, acknowledge and deliver to Tenant a subordination, non-disturbance and attornment Agreement on such Superior Mortgagee’s then-standard form, provided same has the same substantive protections granted to Tenant in the Nondisturbance Agreement (as and to the extent still applicable) (a “Future SNDA”).  Tenant agrees to execute a Future SNDA in the then-standard form of Future SNDA of any future Superior Mortgagee.  From and after the date on which the holder of a future Superior Mortgage delivers to Tenant a Future SNDA, this Lease shall be subject and subordinate to the lien of the applicable Superior Mortgage upon all of the terms and conditions set forth in such Future SNDA without respect to whether or when Tenant executes and delivers such Nondisturbance Agreement in recordable form. If Tenant shall fail to execute, acknowledge and return any such Future SNDA within fifteen (15) Business Days following presentation thereof to Tenant, Landlord shall have the right to send to Tenant a follow-up notice (herein called the “SNDA Follow-up”) and, if Tenant shall fail to execute, acknowledge and return any such Future SNDA within ten (10) Business Days after the giving of the SNDA Follow-up, then (i) Tenant shall be deemed to accept the subordination of this Lease to such future Superior Mortgage, which subordination shall be subject to the terms and conditions of the Future SNDA (as if Tenant had executed same) and (ii) this Lease shall be subordinate to such future

Superior Mortgages.  Any Future SNDA may also contain other terms and conditions that are reasonably required by the Superior Mortgagee, or the Superior Lessor, as the case may be, that do not (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely affect or diminish Tenant’s rights under this Lease (except in either case to a de minimis extent), but which do not adversely affect Tenant’s use and occupancy of the Premises pursuant to the terms of this Lease in more than a de minimis amount or (iii) increase Tenant’s other obligations under this Lease (except to a de minimis extent), but which do not adversely affect Tenant’s use and occupancy of the Premises pursuant to the terms of this Lease.

ARTICLE 6

Quiet Enjoyment

6.01.                               Provided that this Lease is in full force and effect, Tenant shall peaceably and quietly have, hold and enjoy the Premises without hindrance, ejection or molestation by Landlord or any person lawfully claiming through or under Landlord, subject, nevertheless, to the provisions of this Lease and to Superior Leases and Superior Mortgages.

ARTICLE 7

Assignment, Subletting and Mortgaging

7.01.                               Tenant shall not, whether voluntarily, involuntarily, or by operation of law or otherwise (a) assign in whole or in part or otherwise transfer in whole or in part this Lease or the term and estate hereby granted, or advertise to do so, (b) sublet the Premises or any part thereof, or offer or advertise to do so, or allow the same to be used, occupied or utilized by anyone other than Tenant and Tenant’s Affiliates (said term being defined in Section 7.02 hereof), (c) mortgage, pledge, encumber or otherwise hypothecate this Lease or the Premises or any part thereof in any manner whatsoever or (d) permit the Premises or any part thereof to be occupied, or used for desk space, mailing privileges or otherwise, by any person other than Tenant, without in each instance obtaining the prior written consent of Landlord, which consent shall be granted or withheld in accordance with the terms and conditions of this Article 7.

7.02.                               If Tenant (or any subtenant) is a corporation, the provisions of subdivision (a) of Section 7.01 shall apply to a transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of stock (or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock) which results in a change of control of Tenant (or such subtenant) as if such transfer of stock (or other mechanism) which results in a change of control of Tenant (or such subtenant) were an assignment of this Lease except that the transfer of the outstanding capital stock of Tenant or any subtenant by persons or parties through the “over the counter market” or through any recognized stock exchange, (other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934, as amended) shall not be deemed an assignment of this Lease, and if Tenant (or such subtenant) is a partnership or joint venture or limited liability company (herein called a “LLC”), said provisions shall apply with respect to a transfer (by one or more transfers) of an interest in the distributions of profits and losses of such partnership, joint venture or LLC (or other mechanism, such as, by way of example, the creation of additional general partnership or limited partnership interests) which results in a change of control of such partnership, joint venture or LLC, as if such transfer of an interest in the distributions of profits and losses of such partnership, joint venture or LLC which results in a change of control of such partnership, joint venture or LLC were an assignment of this Lease; but, notwithstanding the foregoing, the provisions of Section 7.01 above shall not apply to transactions with (A) a legal entity into or with which Tenant (or any permitted subtenant of Tenant) is merged or consolidated or (B) a legal entity to which all or substantially all of Tenant’s assets are transferred (such legal entity under clause (A) or this clause (B) being referred to as “Tenant’s Successor”) or (C) any legal entity (hereinafter collectively called “Tenant’s Affiliates”) which controls or is controlled by Tenant or is under common control with Tenant, provided that in any of such events (i) the successor to Tenant or transferee is a reputable entity of good character and has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (1) the net worth of Tenant immediately prior to such merger, consolidation or transfer, or (2) the net worth of the Tenant herein named on the date of this Lease, (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days (or such lesser time if required by applicable Legal Requirements) prior to the effective date of any such transaction, (iii) a duplicate original instrument of assignment in form and substance satisfactory to Landlord, duly executed by Tenant, shall have been delivered to Landlord at least ten (10) days (or such lesser time if required by applicable Legal Requirements) prior to the effective date of any such transaction, (iv) an instrument in form and substance reasonably satisfactory to Landlord, duly executed by the assignee, in which such assignee assumes (as of the Commencement Date) observance and performance of, and agrees to be personally bound by, all of the terms, covenants and conditions of this Lease on Tenant’s part to be performed and observed shall have been delivered to Landlord at least ten (10) days (or such lesser time if required by applicable Legal Requirements) prior to the effective date of any such transaction, and (v) such merger, consolidation or transfer shall not principally be for the purpose of transferring this Lease.  For purposes of this Section 7.02, the term “control” shall mean, in the case of a legal entity, ownership or voting control, directly or indirectly, of at least 25% of all of the equity interests, provided that such ownership or voting control also provides that same results in the power to control the day-to-day management of said entity.  Furthermore, the provisions of Section 7.01 shall not be deemed to prohibit the simultaneous occupancy of the Premises by, or a subletting of all or a portion of the Premises to, a Tenant’s Affiliate, provided, however that (i) Landlord shall be given not written notice of any such sublease or occupancy arrangement accompanied by reasonable evidence of such affiliate relationship no later than ten (10) days following the effectiveness of any such sublease or occupancy arrangement, and (ii) the cessation of such affiliate relationship while such sublease or occupancy is continuing shall be deemed a transaction to which all of the terms of this Article 7 shall apply.

7.03.          If this Lease be assigned, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee.  If the Premises or any part thereof are sublet or used or occupied by anybody other than Tenant or Tenant’s Affiliates, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant.  In either event, Landlord may apply the net amount collected to the Fixed Rent and Additional Charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 7.01, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease.  The consent by Landlord to a particular assignment, mortgaging, subletting or use or occupancy by others shall not in any way be considered a consent by Landlord to any other or further assignment, mortgaging or subletting or use or occupancy by others not expressly permitted by this Article 7.  References in this Lease to use or occupancy by others (that is, anyone other than Tenant) shall not be construed as limited to subtenants and those claiming under or through subtenants but shall also include licensees and others claiming under or through Tenant, immediately or remotely.

7.04.          Any assignment or transfer, whether made with Landlord’s consent pursuant to Sections 7.01 or 7.11 hereof or without Landlord’s consent pursuant to Section 7.02 hereof, shall be made only if, and shall not be effective until (provided, however, an assignment or transfer made without Landlord’s consent pursuant to Section 7.02 hereof may be deemed effective prior to Landlord receiving an agreement described below if such agreement cannot be provided to Landlord prior to the effectiveness thereof due to confidentiality issues or due to Legal Requirements, so long as such agreement is promptly provided to Landlord following the effective date of such assignment or transfer), the assignee shall execute, acknowledge and deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee shall assume the obligations of this Lease on the part of Tenant to be performed or observed and whereby the assignee shall agree that the provisions in Section 7.01 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers.  The original named Tenant covenants that, notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Fixed Rent and/or Additional Charges by Landlord from an assignee, transferee, or any other party, the original named Tenant shall remain fully liable for the payment of the Fixed Rent and Additional Charges and for the performance and observance of other obligations of this Lease on the part of Tenant to be performed or observed; provided, however, the original named Tenant shall not be liable for any additional space leased by such assignee or any additional term of this Lease, except for any such additional space or additional term expressly set forth in this Lease or that is contemplated under this Lease (whether or not the exercise of same is made pursuant to the express terms hereof).

7.05.          The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease.

7.06.          The listing of any name other than that of Tenant, whether on the doors of the Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others.

7.07.          Notwithstanding anything to the contrary contained in this Article 7, if Tenant shall at any time or times during the term of this Lease desire to assign this Lease or sublet all or part of the Premises (except in connection with an assignment or subletting pursuant to Section 7.02 above), Tenant shall give notice thereof to Landlord (a “Marketing Notice”), which Marketing Notice shall set forth (i) in the case of a proposed subletting, the area proposed to be sublet, and, in the case of a proposed assignment such notice shall set forth Tenant’s intention to assign this Lease, (ii) the term of the proposed subletting including the proposed dates of the commencement and the expiration of the term of the proposed sublease or the effective date of the proposed assignment, as the case may be, and (iii) the rents, work contributions, and all other material provisions that are proposed to be included in the transaction, and (iv) such other information as Landlord may reasonably request.  Except for any assignment or sublease to Tenant’s Successor or Tenant’s Affiliate (as such terms are defined in Section 7.02 hereof) which are made pursuant to Section 7.02 hereof and do not require Landlord’s consent pursuant to Section 7.02 hereof, such Marketing Notice shall be deemed an irrevocable offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at its option, (i) sublease such space from Tenant upon the terms and conditions hereinafter set forth (if the proposed transaction is a sublease of all or part of the Premises for less than all or substantially all of the term of this Lease) or (ii) in the case of an assignment, have this Lease assigned to it or its designee or terminate this Lease or (iii) in the case of a sublease of all or a sublease of a portion of the Premises which is for all or substantially all of the term of this Lease, terminate this Lease with respect to the space covered by the proposed sublease.  Said option may be exercised by Landlord by notice to Tenant at any time within thirty (30) days after such Marketing Notice has been given by Tenant to Landlord and Landlord shall have received all other information required to be furnished to Landlord by Tenant pursuant to the provisions of this Article 7; and during such thirty (30) day period Tenant shall not assign this Lease or sublet such space to any person.

7.08.          (a)        If Landlord exercises its option to terminate this Lease in the case where Tenant desires either to assign this Lease or sublet all or substantially all of the Premises, then, this Lease shall end and expire on the date that such assignment or sublet was to be effective or commence, as the case may be, and the Fixed Rent and Additional Charges shall be paid and apportioned to such date; it being understood and agreed that Tenant shall not be required to remove specific Specialty Alterations in connection with such termination if Landlord has expressly elected to utilize such Specialty Alterations following such termination.

(b)        If Landlord exercises its option to have this Lease assigned to it (or its designee) in the case where Tenant desires either to assign this Lease or to sublet all or substantially all of the Premises, then Tenant shall assign this Lease to Landlord (or Landlord’s designee) by an assignment in form and substance reasonably satisfactory to Landlord.  Such assignment shall be effective on the date the proposed assignment was to be effective or the date the proposed sublease was to commence, as the case may be.  Tenant shall not be entitled to consideration or payment from Landlord (or Landlord’s designee) in connection with any such assignment (including, without limitation, payment of any portion of any profits realized by Landlord or Landlord’s designee in connection with any further assignment of this Lease or any sublease of the Premises or any portion thereof).  If the Marketing Notice indicated that the Tenant’s assignee or subtenant was to receive any consideration or concessions from Tenant in connection with the proposed assignment or sublease, then Tenant shall pay such consideration and/or grant any such concessions to Landlord (or Landlord’s designee) on the date Tenant assigns this Lease to Landlord (or Landlord’s designee).

7.09.          If Landlord exercises its option to terminate this Lease with respect to the space covered by Tenant’s proposed sublease in any case where Tenant desires to sublet part of the Premises, then (a) this Lease shall end and expire with respect to such part of the Premises on the date that the proposed sublease was to commence; (b) from and after such date the Fixed Rent and Additional Charges shall be adjusted, based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises; and (c) Tenant shall pay to Landlord, upon demand, as Additional Charges hereunder the costs incurred by Landlord in physically separating such part of the Premises from the balance of the Premises and in complying with any laws and requirements of any public authorities relating to such separation, unless the Marketing Notice indicated that Tenant was to perform such work at Tenant’s sole cost and expense.

7.10.          If Landlord exercises its option to sublet the Premises or the portion(s) of the Premises which Tenant desires to sublet, such sublease to Landlord or its designee (as subtenant) shall be at the rentals set forth in the proposed sublease, and shall be for the same term as that of the proposed subletting, and:

(a)        The sublease shall be expressly subject to all of the covenants, agreements, terms, provisions and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this section;

(b)        Such sublease shall be upon the same terms and conditions as those contained in the proposed sublease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this section;

(c)        Subject to the terms and conditions of Section 7.10(f) below, such sublease shall give the subtenant the unqualified and unrestricted right to assign such sublease or any interest therein and/or to sublet the space covered by such sublease or any part or parts of such space, in each case without Tenant’s permission and without Tenant having any rights to receive additional payments in connection therewith (including, without limitation, payments of any portion of the subtenant’s profits in connection with any such assignment or sublease), and to make any and all changes, alterations, and improvements in the space covered by such sublease pursuant to the terms and conditions, if any, set forth in the Marketing Notice (and such terms and conditions shall be deemed to be a material term of the Marketing Notice);

(d)        Such sublease shall provide that any assignee or further subtenant of Landlord or its designee, may, at the election of Landlord, be permitted to make alterations, decorations and installations in such space or any part thereof and shall also provide in substance that any such alterations, decorations and installations in such space therein made by any assignee or subtenant of Landlord or its designee may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease provided that such assignee or subtenant, at its expense, shall repair any damage and injury to such space so sublet caused by such removal and Tenant shall not, in any event, be obligated to remove any alterations, decorations and installations made by Landlord or its designee or any subtenant or assignee thereof;

(e)        Such sublease shall also provide that (i) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (ii) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord, in Landlord’s uncontrolled discretion, shall deem suitable or appropriate, (iii) Tenant, at Tenant’s expense, shall and will at all times provide and permit reasonably appropriate means of ingress to and egress from such space so sublet by Tenant to Landlord or its designee, (iv) Landlord, at Tenant’s expense (unless the Marketing Notice indicated same was to be at Landlord’s expense), may make such alterations as may be required or reasonably deemed necessary by Landlord to physically separate the subleased space from the balance of the Premises and to comply with any laws and requirements of public authorities relating to such separation, and (v) that at the expiration of the term of such sublease, Tenant will accept the space covered by such sublease in its then existing condition, subject to the obligations of the subtenant to make such repairs thereto as may be necessary to preserve the premises demised by such sublease in good order and condition.  Performance by Landlord or its designee under such sublease shall be deemed performance by Tenant of a similar obligation under this Lease related to such space, and any default under any such sublease shall not give rise to a default under a similar obligation in this Lease, nor shall Tenant be liable for any default under this Lease or be deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the subtenant under such sublease or is occasioned by or arises from any act or omission of any occupant under or pursuant to any such sublease (and Landlord shall indemnify and hold Tenant harmless from any and all costs, expenses, liabilities and damages in connection with any claim arising from any act or omission of such subtenant under such sublease, except to the extent caused by Tenant’s negligence or willful misconduct);

(f)        If the Premises or portion thereof sublet by Landlord from Tenant pursuant to this Article 7 shall consist of less than all of the rentable area leased by Tenant hereunder on such floor of the Building, then, if and for so long as (X) the Named Tenant then shall physically occupy the remaining portion of such floor of the Building not so sublet to Landlord, (Y) the Named Tenant is in actual occupancy of at least 88,000 rentable square feet of the Premises and (Z) Tenant shall not be in default under this Lease beyond the expiration of any applicable cure or grace period, Landlord shall not sub-sublet such portion of the Premises to any of the following entities: (i) Bloomberg LP, (ii) Liquidnet Holdings, Inc., (iii) Instinet Incorporated, (iv) ConvergEx Group and (v) Jefferies & Company, Inc. (each a “Competitor Entity” and collectively, the “Competitor Entities”; as same is modified from time to time pursuant to the express terms and conditions below); provided, however, that the restriction contained in this sentence shall in no event apply with respect to any tenant in the Building who (1) shall have a right of first offer, expansion option or other option to lease all or any portion of the floor or floors on which the Premises are located pursuant to the terms of a lease entered into with such tenant prior to the date of the sublease from Tenant to Landlord pursuant to this Article 7 and (2) is not a Competitor Entity as of the date of such tenant’s lease.  Landlord and Tenant hereby acknowledge and agree that Tenant, from time to time and at any time (subject to the below), but no more than one (1) time in any 24-month period, and upon prior notice to Landlord (a “Tenant Competitor Substitution Notice”), shall be entitled to modify or amend the list of Competitor Entities with another entity whose primary (i.e., at least 50% of such entity’s revenue is generated from) business is a Competing Business (as defined below), provided in no event shall any Non-Competitor Entity ever be deemed to be a Competitor Entity and provided in no event shall there, at any one time, be more than five (5) Competitor Entities.  The above notwithstanding, no such Tenant Competitor Substitution Notice shall be deemed effective and binding upon Landlord if, prior to Tenant’s giving a Tenant Competitor Substitution Notice Landlord is then in bona fide and active negotiations with an entity named on the Tenant Competitor Substitution Notice in question.  For purposes hereof, (1) a “Competing Business” shall mean electronic equity or options trading in the financial markets, financial execution management systems, financial order management systems, financial trading analytics or financial investment research and (2) a “Non-Competitor Entity” shall mean an investment bank, financial institution, banking organization, bank or similar organization that, at the time in question, has a market capitalization of not less than $3,000,000,000.00.

7.11.          In the event Landlord does not exercise its options pursuant to Section 7.07 to so sublet the Premises or terminate (in whole or in part) or have assigned to it or its designee this Lease and providing that Tenant is not in default of any of Tenant’s obligations under this Lease after the giving of notice and the expiration of any applicable cure period, Landlord’s consent (which must be in writing and in form satisfactory to Landlord but shall not increase Tenant’s obligations (other than to a de minimis extent under this Lease)) to the proposed assignment or sublease shall not be unreasonably withheld, conditioned or delayed and shall be granted or withheld within 30 days after receipt of all required documentation in connection with such proposed assignment or sublease, provided and upon condition that:

(a)        Tenant shall have complied with the provisions of Section 7.07 and Landlord shall not have exercised any of its options under said Section 7.07 within the time permitted therefor and Tenant shall have delivered to Landlord a duplicate original of the sublease or assignment instrument and all other documents to be executed in connection therewith;

(b)        In Landlord’s reasonable judgment the proposed assignee or subtenant is engaged in a business and the Premises, or the relevant part thereof, will be used in a manner which (i) is in accordance with this Lease, and (ii) will not violate any negative covenant as to use contained in any other lease of space in the Building (and Landlord shall advise Tenant of any such negative covenants in writing promptly upon receipt of written notice from Tenant requesting Landlord’s consent in connection with a proposed subletting or assignment);

(c)        The proposed assignee or subtenant is a reputable person or entity and with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with reasonable proof thereof;

(d)        Neither (i) the proposed assignee or subtenant nor (ii) any person which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or subtenant or any person who controls the proposed assignee or subtenant, is then (X) an occupant of any part of the Building or (Y) a party who dealt (i.e., exchanged written (by electronic mail or otherwise) proposals) with Landlord or Landlord’s agent (directly or through a broker) with respect to space in the Building during the six (6) months immediately preceding Tenant’s request for Landlord’s consent, provided that in the case of clause (Y) above, Landlord has (or expects to have in the subsequent 6 months) comparably-sized space available for leasing and, in the case of a proposed subletting, for a term at least equal to the term of the proposed sublet by Tenant;

(e)        The form of the proposed sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 7;

(f)        The Premises shall not be subdivided into more than 4 separate units per full floor comprising the Premises;

(g)        Tenant shall reimburse Landlord on demand for any actual and reasonable out-of-pocket costs that may be incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and reasonable legal costs incurred in connection with the granting of any requested consent; and

(h)        Tenant shall not have (i) advertised the proposed rental rate of the Premises without prior notice to and approval by Landlord, nor shall any advertisement state the name (as distinguished from the address) of the Building or the proposed rental, (ii) publicly listed the Premises for subletting, whether through a broker, agent, representative, or otherwise at a rental rate less than the Fixed Rent and Additional Charges at which Landlord is then offering to lease other space in the Building, but nothing contained in this Article 7 shall be deemed to prohibit Tenant from listing with brokers the availability of the Premises for sublet or assignment nor require Landlord’s consent prior to such listing.

7.12.          (a)        In the event that in connection with Tenant’s request for Landlord’s consent pursuant to Section 7.11 hereof, the proposed sublease or proposed assignment delivered to Landlord contains provisions which are “substantially different from” (as hereinafter defined) the terms set forth in the notice delivered to Landlord pursuant to Section 7.07 hereof, then in such event, Tenant’s request for consent pursuant to Section 7.11 hereof shall be deemed to be an irrevocable offer from Tenant to Landlord as to which Landlord shall have all of the options set forth in Section 7.07 hereof.  The terms of a proposed sublet or proposed assignment shall be deemed “substantially different from” the terms set forth in the notice delivered to Landlord pursuant to Section 7.07 hereof if the economic terms of such proposed sublet or assignment on an aggregate basis differ by more than seven and one-half (7½%) percent from the terms set forth in the notice delivered to Landlord pursuant to Section 7.07 hereof.

(b)        In the event that Landlord fails to exercise any of its options under Section 7.07 hereof, and Tenant fails to request Landlord’s consent to an assignment or sublease on the terms and conditions set forth in the notice delivered to Landlord pursuant to Section 7.07 hereof within nine (9) months from the date of Landlord’s response to such notice, then Tenant shall again comply with all of the provisions and conditions of Section 7.07 hereof before assigning this Lease or subletting all or part of the Premises.

7.13.          With respect to each and every sublease or subletting authorized by Landlord under the provisions of this Lease, it is further agreed:

(a)        No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the expiration date of this Lease.

(b)        No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease (and all ancillary documents executed in connection with, with respect to or modifying such sublease) has been delivered to Landlord.

(c)        Each sublease shall provide that it is subject and subordinate to this Lease and to any matters to which this Lease is or shall be subordinate, and that in the event of termination, reentry or dispossess by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under such sublease, (ii) subject to any credit, offset, claim, counterclaim, demand or defense which such subtenant may have against Tenant, (iii) bound by any previous modification of such sublease or by any previous prepayment of more than one (1) month’s rent, (iv) bound by any covenant of Tenant to undertake or complete any construction of the Premises or any portion thereof, (v) required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (vi) bound by any obligation to make any payment to such subtenant or grant any credits, except for services, repairs, maintenance and restoration provided for under the sublease to be performed after the date of such attornment, (vii) responsible for any monies owing by Landlord to the credit of Tenant or (viii) required to remove any person occupying the Premises or any part thereof.

(d)        Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, except in compliance with all of the terms of provisions of this Article 7.

7.14.          (a)        If Landlord shall give its consent to any assignment of this Lease or to any sublease (other than an assignment or transfer made by Tenant pursuant to Section 7.02 hereof to a Tenant’s Successor or Tenant’s Affiliate for which Landlord’s consent was not required), Tenant shall in consideration therefor, pay to Landlord, as Additional Charges an amount equal to fifty (50%) percent of any Assignment Profit (hereinafter defined) or fifty (50%) percent of any Sublease Profit (hereinafter defined), as the case may be, after first deducting therefrom the amount of “Tenant’s Costs” (as hereinafter defined).

(b)        For purposes of this Section 7.14, the term “Assignment Profit” shall mean an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated portion (determined on the basis of Tenant’s federal income tax returns) of the amount, if any, by which the original cost thereof exceeded any amounts paid for or contributed by Landlord which were applied by Tenant against such original cost pursuant to the terms of this Lease).

(c)        For purposes of this Section 7.14, the term “Sublease Profit” shall mean in any year of the term of this Lease (i) any rents, additional charges or other consideration payable under the sublease to Tenant by the subtenant which is in excess of the Fixed Rent and Additional Charges accruing during such year of the term of this Lease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof, and (ii) all sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property, less, in the case of the sale thereof, the then net unamortized or undepreciated portion (determined on the basis of Tenant’s federal income tax returns) of the amount, if any, by which the original cost thereof exceeded any amounts paid for or contributed by Landlord which were applied by Tenant against such original cost pursuant to the terms of this Lease), which net unamortized amount shall be deducted from the sums paid in connection with such sale in equal monthly installments over the balance of the term of the sublease (each such monthly deduction to be in an amount equal to the quotient of the net unamortized amount, divided by the number of months remaining in the term of this Lease).

(d)        For purposes of this Section 7.14, the term “Tenant’s Costs” shall mean the reasonable expenses actually incurred by Tenant in connection with the assignment and subletting in question for gains and transfer taxes, any commercially reasonable brokerage commissions, advertising or marketing expenses, attorneys’ fees, rent abatement and/or work allowance and any tenant work (including demising work, if applicable) performed by or on behalf of Tenant at Tenant’s expense in connection with such assignment or subletting based on bills, receipts or other evidence of such costs reasonably satisfactory to Landlord.

(e)        The sums payable under this Section 7.14 shall be paid to Landlord as and when paid by the assignee or subtenant to Tenant.

7.15.          Except for any subletting by Tenant to Landlord or its designee pursuant to the provisions of this Article 7, each subletting shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease.  Notwithstanding any such subletting to Landlord or any such subletting to any other subtenant and/or acceptance of rent or additional rent by Landlord from any subtenant,  but subject to the provisions of Section 7.10(d) and (e) hereof to the extent applicable, Tenant shall and will remain fully liable for the payment of the Fixed Rent and Additional Charges due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant.  Tenant further agrees that notwithstanding any such subletting, no other and further subletting of the Premises by Tenant or any person claiming through or under Tenant (except as provided in Section 7.10 hereof) shall or will be made except upon compliance with and subject to the provisions of this article.  If Landlord shall decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under Section 7.07 hereof, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including, but not limited to, reasonable counsel fees) resulting from any claims (other than those arising out of Landlord’s negligence or willful misconduct) that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

7.16.          If Tenant is a partnership (or is comprised of two (2) or more persons, individually and/or as co-partners of a partnership) or if Tenant’s interest in this Lease shall be assigned to a partnership (or to two (2) or more persons, individually and/or as co-partners of a partnership) pursuant to this article (any such partnership and such persons are referred to in this section as “Partnership Tenant”), the following provisions of this section shall apply to such Partnership Tenant:  (a) the liability of each of the parties comprising Partnership Tenant shall be joint and several, (b) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to Landlord or renewing or extending this Lease and by any notices, demands, requests or other communications which may hereafter be given, by Partnership Tenant or by any of the parties comprising Partnership Tenant, (c) any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties, (d) if Partnership Tenant shall admit new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, (e) Partnership Tenant shall give prompt notice to Landlord of the admission of any partner or partners, and upon demand of Landlord, shall cause each such partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of subdivision(d) of this section) and (f) on each anniversary of the Commencement Date, Partnership Tenant shall deliver to Landlord a list of all partners together with their current residential addresses.

7.17.          Notwithstanding anything in this Article 7 to the contrary, Tenant may from time to time permit portions of the Premises to be used or occupied under so-called “desk sharing” arrangements by one or more Desk Space Users (as hereinafter defined) without the prior consent of Landlord (provided that Tenant shall give Landlord written notice of such use within five (5) days after the effective date of any such arrangement); provided that (i) any such use or occupancy of desk space shall be without the installation of demising walls separating such desk space from the other portions of the Premises, (ii) at any time during the term of this Lease, the aggregate rentable square foot area then used by Desk Space Users shall not exceed ten (10%) percent of the rentable square foot area of the Premises, (iii) each Desk Space User shall use the Premises for the uses permitted pursuant to this Lease and for no other purpose, (iv) any such use by a Desk Space User of any portion of the Premises pursuant to this Section 7.17 shall not create a tenancy or any other interest in the Premises except a license revocable by Tenant at will, and such “desk sharing” arrangement shall terminate automatically without notice upon the expiration or earlier termination of this Lease, (v) if Tenant receives any rent or other payment or consideration for the use or occupancy of any space in the Premises by any Desk Space User which is in excess of the Fixed Rent and Additional Charges allocable to such portion of the Premises (determined on a per rentable square foot basis), such “desk-sharing” arrangement shall be subject to the profit provisions of Section 7.14 of this Lease; provided, however, in no event shall any consideration received by Tenant from any such Desk Space User(s) that qualifies as ordinary and customary payment for (X) ordinary and customary office services provided by Tenant to such Desk Space Users (e.g., receptionist services, conference center services, etc.) be subject to such profit provisions or (Y) other services provided to such Desk Space User(s) that are not being paid merely in connection with such Desk Space User(s) use of or occupancy of the Premises, provided that in all such instances, Tenant shall provide to Landlord a certification from the chief financial officer or managing director of Tenant detailing all of the consideration paid or payable by such Desk Space User(s) and indicating what portion (if any) of such consideration is due and payable with respect to the services detailed under clauses (X) and (Y) above, though Landlord, acting in good faith, shall be entitled to dispute any such certification (unless Tenant, prior to Landlord’s institution of any arbitration proceeding detailed hereafter, revokes such certification and issues a revised one to Landlord that is not disputed by Landlord) and any unresolved dispute shall be resolved by an expedited arbitration proceeding brought by either party pursuant to Section 35.07(b) of this Lease, (vi) each Desk Space User is using the Premises for purposes of providing services to Tenant in connection with the customary conduct of Tenant’s business at the Premises, and (vii) all acts, omissions and operations of such

Desk Space User(s) shall be deemed acts, omissions and operations of Tenant. As used herein the term “Desk Space User” shall mean any person or entity who is a customer, consultant, regulatory authority having jurisdiction over Tenant, auditor, employee, officer, director, or otherwise affiliated with Tenant or an organization or entity (1) for which Tenant provides, or from which Tenant obtains, any services on a regular or semi-regular basis, (2) for which Tenant provides training, (3) with which Tenant co-hosts or co-sponsors presentations, meetings, seminars, training sessions, or other functions or events, (4) which is consulting with, or working on a project with, Tenant, or (5) that is consulting with or working with Tenant on a particular transaction, in each case in connection with the customary conduct of Tenant’s business at the Premises.  At Landlord’s request, from time to time, Tenant shall provide Landlord with a list setting forth the name of each then existing Desk Space User together with a description of the nature of his or her business, the approximate rentable square foot area occupied by such Desk Space User and the relationship of such Desk Space User to Tenant.  Any such use of the Premises by Desk Space User(s) shall not relieve Tenant of any of its obligations under this Lease. Tenant shall indemnify Landlord from and against any and all loss, cost, damage, liability and expense of any nature (including, without limitation, reasonable attorneys’ fees and disbursements) arising from, relating to or in connection with the use of the Premises by (or any actions or omissions of) any Desk Space User.

7.18.          Landlord shall, within fifteen (15) days after Tenant’s request, accompanied by an executed counterpart of an Eligible Sublease, deliver to Tenant and the subtenant under an Eligible Sublease (herein called an “Eligible Subtenant”) a non-disturbance agreement on Landlord’s then-current form (herein called a “Landlord’s Non-Disturbance Agreement”).  For purposes hereof, the term “Eligible Sublease” shall mean a direct sublease:

(1)           between Tenant and a subtenant which is not Tenant’s Affiliate, and, as of the date of execution of the Eligible Sublease, (A) if the subtenant is a law firm or other professional services partnership, such entity has net income (as of the end of such subtenant’s fiscal year immediately preceding the proposed sublease) before partner bonuses, guaranteed payments and interest on capital, equal to or greater than the product of (X) the fixed annual rent then payable by Tenant on account of the portion of the Premises demised under the Eligible Sublease, and (Y) 30, and Landlord has been provided with proof thereof reasonably satisfactory to Landlord, (B) if the subtenant is any other type of legal entity, has a net worth, computed in accordance with generally accepted accounting principles consistently applied, equal to or greater than the product of (X) the fixed annual rent then payable by Tenant on account of the portion of the Premises demised under the Eligible Sublease, and (Y) 30, and Landlord has been provided with proof thereof reasonably satisfactory to Landlord,

(2)           that has been consented to by Landlord pursuant to the provisions of and which meets all of the applicable requirements of this Article 7,

(3)           demising only full floors (i.e., all of the rentable area on a floor of the Building) with an initial sublease term (i.e., not including any renewals) of not less than five (5) years,

(4)           demising the highest or lowest full floor of the Premises, or if one or more Eligible Subleases is in effect, demising the next contiguous full floor above or below the highest or lowest full floor subject to an Eligible Sublease then in effect and shall expire on the same date as the other Eligible Subleases then in effect; and

(5)           providing for a rental rate, on a per rentable square foot basis (including Fixed Rent and Additional Rent on account of Taxes and Expenses) which (after taking into account all rent concessions provided for therein) is equal to or in excess of the Fixed Rent and Additional Charges payable hereunder for the term of the Eligible Sublease (hereinafter called the “Lease Rent”) or, in the alternative, provides for a rental rate that is less than the Lease Rent, but will automatically increase to the Lease Rent from and after the attornment of the sublessee to Landlord pursuant to the Landlord’s Non-Disturbance Agreement.

ARTICLE 8

Compliance with Laws

8.01.          Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any law or requirement of any public authority with respect to the Premises or the use or occupation thereof.  Tenant shall, at Tenant’s expense, comply with all present and future laws and requirements of any public authorities in respect of the Premises or the use and occupation thereof, or the abatement of any nuisance in, on or about the Premises; provided, however, that Tenant shall not be obligated to make structural repairs or alterations in or to the Premises in order to comply with laws and requirements of public authorities unless the need for same arises out of Tenant’s specific use of the Premises other than mere executive or general office use or any of the causes set forth in clauses (ii) through (iv) of the next succeeding sentence.  Tenant shall also be responsible for the cost of compliance with all present and future laws and requirements of any public authorities in respect of the Real Property arising from (i) Tenant’s manner of use of the Premises (other than arising out of the mere use of the Premises as executive and general offices), (ii) the manner of conduct of Tenant’s business or operation of its installations, equipment or other property therein or (iii) any cause or condition created by or at the instance of Tenant (other than the mere use of the Premises as executive and general offices), whether or not such compliance requires work which is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen. Tenant shall pay all the costs, expenses, fines, penalties and damages which are actually incurred by Landlord or any Superior Lessor by reason of or arising out of Tenant’s failure to fully and promptly comply with and observe the provisions of this Section 8.01.  Without limiting the generality of the foregoing, it is specifically agreed that Tenant shall comply with all laws that require the installation, modification or maintenance within the Premises of (i) any fire-rated partitions, gas, smoke, or fire detector or alarm, any emergency signage or lighting system, or any sprinkler or other system to extinguish fires or (ii) any handicap facilities.  However, Tenant need not comply with any such law or requirement of any public authority so long as Tenant shall be contesting the validity thereof, or the applicability thereof to the Premises, in accordance with Section 8.02 hereof.  Landlord, at its expense, shall comply with all other such laws and requirements of public authorities as shall affect the Premises, but may similarly defer compliance so long as Landlord shall be contesting the validity or applicability thereof.

8.02.          Tenant, at its expense, after notice to Landlord, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises, of any law or requirement of any public authority, provided that (a) Landlord shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge, nor shall the Premises or any part thereof or the Building or Land, or any part thereof, be subject to being condemned or vacated, nor shall the Building or Land, or any part thereof, be subjected to any lien (unless Tenant shall remove such lien by bonding or otherwise) or encumbrance, by reason of non-compliance or otherwise by reason of such contest; (b) before the commencement of such contest, Tenant shall furnish to Landlord a cash deposit or other security in amount, form and substance reasonably satisfactory to Landlord and shall indemnify Landlord against the cost thereof and against all liability for damages, interest, penalties and expenses (including reasonable attorneys’ fees and expenses), resulting from or incurred in connection with such contest or non-compliance, provided, however, this clause (b) shall not be deemed applicable so long as the Tenant under this Lease is the Named Tenant and such Named Tenant has a net worth (as defined in Article 7 above) or market capitalization at least equal to the Named Tenant as of the Effective Date (and reasonable proof thereof is provided to Landlord); (c) such non-compliance or contest shall not constitute or result in any violation of any Superior Lease or Superior Mortgage, or if any such Superior Lease and/or Superior Mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; (d) such noncompliance or contest shall not prevent Landlord from obtaining any and all permits and licenses in connection with the operation of the Building; and (e) Tenant shall keep Landlord advised as to the status of such proceedings.  Without limiting the application of the above, Landlord shall be deemed subject to prosecution for a crime if Landlord, or its managing agent, or any officer, director, partner, shareholder or employee of Landlord or its managing agent, as an individual, is charged with a crime of any kind or degree whatever, whether by service of a summons or otherwise, unless such charge is withdrawn before Landlord or its managing agent, or such officer, director, partner, shareholder or employee of Landlord or its managing agent (as the case may be) is required to plead or answer thereto.  Subject to the terms and conditions of this Section 8.02, Landlord shall, upon Tenant’s request and at Tenant’s sole cost and expense, reasonably cooperate with Tenant in executing reasonable documents that are reasonably acceptable to Landlord in connection with any contest being pursued by Tenant under this Section 8.02, provided same has no adverse affect on the Building.

8.03.       Landlord, at Landlord’s sole cost and expense (but subject to reimbursement, if any, in accordance with Article 3 above), shall comply with all laws and requirements of public authorities with respect to any violations of such laws and requirements of public authorities that exists on the date hereof and shall discharge same if same would adversely affect Tenant’s ability to perform Alterations and/or Tenant’s ordinary conduct of business within the Premises for any of the uses permitted hereunder, subject, however, to Landlord’s right to contest diligently and in good faith the applicability or legality thereof.

ARTICLE 9

Insurance

9.01.          Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Real Property and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises which would subject Landlord, any Superior Lessor or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Real Property over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Real Property in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of or the assertion of any defense by the insurer in whole or in part to claims under any policy of insurance in respect of the Real Property; provided, however, that in no event shall the mere use of the Premises for customary and ordinary office purposes, as opposed to the manner of such use, constitute a breach by Tenant of the provisions of this Section 9.01.  In the event that any insurance policy procured by Landlord contains conditions that would give rise to Tenant’s obligations and/or liability under this Section 9.01, Landlord shall notify Tenant of same at least thirty (30) days prior to Tenant’s being required to comply therewith.

9.02.          If, by reason of any failure of Tenant to comply with the provisions of this Lease, the premiums on Landlord’s insurance on the Real Property shall be higher than they otherwise would be as a result of such failure by Tenant, and Landlord shall notify Tenant of such fact and, if Tenant shall not within thirty (30) days thereafter, rectify such failure so as to prevent the imposition of such increase in premiums, then Tenant shall reimburse Landlord, on demand and as Additional Charges, for that part of such premiums attributable to such failure on the part of Tenant.  A schedule or “make up” of rates for the Real Property or the Premises, as the case may be, issued by the New York Fire Insurance Rating Organization or other similar body making rates for insurance for the Real Property or the Premises, as the case may be, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Real Property or the Premises, as the case may be.

9.03.          Tenant, at its expense, shall maintain at all times during the term of this Lease (a) “all risk” property insurance covering all present and future Tenant’s Property, the Tenant’s Work, Alterations, leasehold improvements and Tenant’s improvements and betterments to a limit of not less than the full replacement value thereof, such insurance to be based on a replacement cost basis, and name as loss payee the Landlord, Tenant and each Superior Lessor and Superior Mortgagee as their interests may appear, and (b) commercial general liability insurance, including contractual liability, in respect of the Premises and the conduct or operation of business therein, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall previously have been furnished to Tenant, as additional insureds, with limits of not less than Five Million ($5,000,000) Dollars combined single limit for bodily injury and property damage liability in any one occurrence, (c) steam boiler, air-conditioning or machinery insurance, if there is a boiler or pressure object or similar equipment in the Premises, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall previously have been furnished to Tenant, as additional insureds, with limits of not less than Five Million ($5,000,000) Dollars and (d) when Alterations are in progress, the insurance specified in Section 11.05 hereof.  The limits of such insurance shall not limit the liability of Tenant.  Tenant shall deliver to Landlord and any additional insureds, at least ten (10) days prior to the Commencement Date, certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent.  Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall endeavor to deliver to Landlord and any additional insureds a certificate thereof at least thirty (30) days before the expiration of any existing policy.  All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing and carrying a rating of A VIII or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the same cannot be canceled or modified unless Landlord and any additional insureds are given at least thirty (30) days prior written notice of such cancellation or modification.  The proceeds of policies providing “all risk” property insurance of leasehold improvements and Tenant’s improvements and betterments shall be payable to Landlord, Tenant and each Superior Lessor and Superior Mortgagee as their interests may appear.  The parties shall cooperate with each other in connection with the collection of any insurance monies that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be reasonably required to recover any such insurance monies.

9.04.          Each party agrees to have included in each of its insurance policies (insuring the Building and any other Landlord’s property therein in case of Landlord, and insuring Tenant’s Property (hereinafter defined) and leasehold improvements and

Tenant’s improvements and betterments in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the term of this Lease or, if such waiver should be unobtainable or unenforceable, (i) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a loss covered by the policy before the loss or (ii) any other form of permission for the release of the other party.  If such waiver, agreement or permission shall not be, or shall cease to be, obtainable from either party’s then current insurance company, the insured party shall so notify the other party promptly after learning thereof, and shall use its best efforts to obtain the same from another insurance company described in Section 9.03 hereof.  Each party hereby releases the other party, with respect to any claim (including a claim for negligence) which it might otherwise have against the other party, for loss, damage or destruction with respect to its property occurring during the term of this Lease to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability, as provided in the preceding subdivisions of this Section.  Nothing contained in this Section shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease.

9.05.          Landlord may from time to time (but no more than one (1) time in any two (2) year period occurring during the term of this Lease) require that the amount of the insurance to be maintained by Tenant under Section 9.03 hereof be reasonably increased, so that the amount thereof adequately protects Landlord’s interest;  provided, however, that the amount to which such insurance requirements may be increased shall not exceed an amount then being required by landlords of comparable first-class office buildings in downtown Manhattan.

9.06.          Landlord shall maintain in respect of the Building at all times during the term of this Lease liability, fire and casualty insurance covering the Building and Landlord’s property in amounts of coverage required by any institutional mortgagee of the Building, or, if there is no institutional mortgagee of the Building, then in amounts comparable to the amounts carried by owners of first-class office buildings in the Borough of Manhattan comparable to the Building.

ARTICLE 10

Rules and Regulations

10.01.        Tenant and its employees and agents shall faithfully observe and comply with the rules and regulations annexed hereto as Exhibit D, and such reasonable changes therein (whether by modification, elimination or addition) as Landlord at any time or times hereafter may make and communicate to Tenant, which, in Landlord’s reasonable judgment, shall be necessary for the reputation, safety, care and appearance of the Real Property, or the preservation of good order therein, or the operation or maintenance of the

Real Property, and which do not adversely affect the conduct of Tenant’s business in the Premises (such rules and regulations as changed from time to time being herein called “Rules and Regulations”, provided that any such changes shall not increase Tenant’s obligations hereunder or decrease Tenant’s rights hereunder, except, in either case, to a de minimis extent); provided, however, that in case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations, the provisions of this Lease shall control.  Subject to the terms of each tenant’s or occupant’s lease in the Building, Landlord shall enforce the Rules and Regulations in a fair and non-discriminatory manner amongst all tenants in the Building and, to the extent that Tenant’s ordinary conduct of business in the Premises is being adversely affected by another tenant’s violation of the Rules and Regulations contained in such tenant’s lease, Landlord shall use commercially reasonable efforts to enforce such Rules and Regulations against such other tenant, provided, however, in no event shall Landlord be required to provide a default notice to such tenant or to enter into any litigation with said tenant.

10.02.        Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations against Tenant or any other tenant or any employees or agents of Tenant or any other tenant, and Landlord shall not be liable to Tenant for violation of the Rules and Regulations by another tenant or its employees, agents, invitees or licensees.  Landlord shall not discriminate against Tenant in enforcing the Rules and Regulations.

ARTICLE 11

Alterations

11.01.        Tenant shall make no improvements, changes or alterations in or to the Premises (“Alterations”) of any nature, other than (1) painting, wall covering, carpeting, internal telecommunications cabling that does not affect any Building systems, moveable partitions, and other purely decorative work and (2) Alterations performed after the completion of Tenant’s Work which (i) do not require a building permit, (ii) are limited to work within the Premises and are not visible from the street or any common areas of the Building, (iii) do not require a change in the certificate of occupancy for the Building, (iv) do not affect the usage or proper functioning of any Building systems (other than to a de minimis extent), (v) are non-structural, (vi) do not adversely affect (other than to a de minimis extent) any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building, and (vii) cost less than $250,000.00 in the aggregate per such proposed Alteration (hereinafter collectively called “Decorative Work”), without Landlord’s prior written approval, which approval shall be granted or withheld in accordance with the terms and conditions of this Article 11.  Other than with respect to Decorative Work, provided Tenant shall be in compliance with the applicable provisions of this Article 11, Tenant may, at its sole expense, upon obtaining Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed undertake Alterations which are not Material Alterations.  A “Material

Alteration” is an Alteration which (a) is not limited to the interior of the Premises or which affects the exterior (including the appearance) of the Building, (b) is structural or affects the strength of the Building, (c) affects the usage (other than to a de minimis extent) or the proper functioning of the mechanical, electrical, sanitary, heating, ventilating, air-conditioning or other service systems of the Building, or (d) requires the consent of any Superior Mortgagee or Superior Lessor, provided that Landlord has provided written notice to Tenant as to what Alterations would require such consent.  Further, subject to review of Tenant’s plans and specifications therefor and subject to Tenant’s compliance with all Legal Requirements applicable thereto, Landlord hereby conceptually approves the installation of (X) one (1) internal staircase by Tenant between the full floors comprising the Premises, (Y) the supplemental Chiller Unit (as defined in Article 40 hereof) and (Z) the Back-Up Power System (as defined in Article 40 hereof).

11.02.     (a)           Before proceeding with any Alteration (other than Decorative Work), Tenant shall submit to Landlord, for Landlord’s approval, plans and specifications for the work to be done, and Tenant shall not proceed with such work until it obtains Landlord’s written approval of such plans and specifications, which approval shall not be unreasonably withheld or delayed. Landlord agrees that in the event Landlord fails to respond to Tenant’s request for approval of Tenant’s plans and specifications within fifteen (15) days following the submission thereof to Landlord, then Tenant may give Landlord a second notice (herein called a “Second Alterations Request”) specifically notifying Landlord that if Landlord fails to respond to such second request for approval of Tenant’s plans and specifications within five (5) Business Days after Landlord’s receipt of Tenant’s Second Alterations Request, then, as Tenant’s sole remedy, such plans and specifications (or description in lieu thereof) shall be deemed approved by Landlord, unless such Alteration involves a modification to the Certificate of Occupancy covering the Building and/or Premises or affects the structure of the Building.  If Tenant gives the Second Alterations Request and Landlord fails to respond to Tenant’s request for approval of Tenant’s plans and specifications within five (5) Business Days after Landlord’s receipt of Tenant’s Second Alterations Request, then such plans and specifications (or description in lieu thereof) shall be deemed approved by Landlord.  Notwithstanding anything to the contrary contained herein, the five (5) Business Day period referred to in the immediately preceding sentence shall be extended to ten (10) Business Days if Landlord notifies Tenant that Landlord has sent Tenant’s plans and specifications (or description in lieu) to a third party consultant for review.

(b)        Tenant shall pay to Landlord upon demand, as Additional Charges, Landlord’s actual and reasonable out-of-pocket costs and expenses (including, without limitation, the fees of any third-party architect or engineer employed by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for (i) reviewing said plans and specifications and (ii) inspecting the Alterations (but no charge shall be imposed in connection with Landlord’s inspection of Tenant’s Work) to determine whether the same are being performed in accordance with the approved plans and specifications, the provisions of any Superior Lease or Superior Mortgage and all laws and requirements of public authorities.

(c)        Tenant agrees that any review or approval by Landlord of any plans and/or specifications with respect to any Alterations is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof or otherwise.

11.03.        (a)        Before proceeding with any Alteration which will cost more than Fifty Thousand and 00/100 Dollars ($50,000.00) (exclusive of the costs of decorating work and items constituting Tenant’s Property), as estimated by a reputable contractor designated by Landlord, Tenant shall furnish to Landlord one of the following:  (i) a cash deposit or (ii) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in New York reasonably satisfactory to Landlord), or (iii) an irrevocable, unconditional, negotiable letter of credit, issued by and drawn on a bank or trust company which is a member of the New York Clearing House Association in a form reasonably satisfactory to Landlord; each to be in an amount equal to one hundred twenty-five (125%) percent of the cost of the Alteration, estimated as set forth above.  Any such letter of credit shall be for one year and shall be renewed by Tenant each and every year until the Alteration in question is completed and shall be delivered to Landlord not less than thirty (30) days prior to the expiration of the then current letter of credit.  Failure to deliver such new letter of credit on or before said date shall be a material breach of this Lease and Landlord shall have the right, inter alia, to present the then current letter of credit for payment.  The above notwithstanding, the provisions of this Section 11.03 shall not be deemed applicable so long as the Tenant under this Lease is the Named Tenant and such Named Tenant has a net worth (as defined in Article 7 above) or market capitalization at least equal to the Named Tenant as of the Effective Date (and reasonable proof thereof is provided to Landlord).

(b)        Upon (i) the completion of the Alteration in accordance with the terms of this Article 11 and (ii) the submission to Landlord of proof evidencing the payment in full for said Alteration, the security deposited with Landlord (or the balance of the proceeds thereof, if Tenant has furnished cash or a letter of credit and if Landlord has drawn on the same) shall be returned to Tenant.

(c)        Upon Tenant’s failure to properly perform, complete and fully pay for the said Alteration, which failure continues after the giving of notice and the expiration of applicable grace period, Landlord shall be entitled to draw on the security deposited under this Article 11 to the extent Landlord reasonably deems necessary in connection with the said Alteration, the restoration and/or protection of the Premises or the Real Property and the payment or satisfaction of any costs, damages or expenses in connection with the foregoing and/or Tenant’s obligations under this Article 11.

11.04.        Tenant, in connection with any Alterations, shall fully and promptly comply with and observe the Alterations Rules and Regulations set forth as Exhibit E hereto and made a part hereof, unless otherwise agreed to in writing by Landlord.

11.05.        Tenant, at its expense, shall obtain (and furnish true and complete copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, with all applicable laws and requirements of public authorities, with all applicable requirements of insurance bodies and with the plans and specifications approved by Landlord (other than for Decorative Work for which no approval shall be required).  Alterations shall be diligently performed in a good and workmanlike manner, using materials and equipment at least equal in quality and class to the better of (i) the original installations of the Building or (ii) the then uniform standards for the Building established by Landlord for tenants or occupants of the Building.  Alterations shall be performed by contractors first approved by Landlord, which approval shall not be unreasonably withheld or delayed; provided, however, that any Alterations in or to the mechanical, electrical, sanitary, heating, ventilating, air-conditioning, life safety or other systems of the Building shall be performed only by the contractor(s) designated by Landlord and same shall be charged at commercially reasonable rates.  Alterations shall be performed in such manner as not to unreasonably interfere with or delay and as not to impose any additional expense upon Landlord in the construction, maintenance, repair or operation of the Building; and if any such additional expense shall be incurred by Landlord as a result of Tenant’s performance of any Alterations, Tenant shall pay such additional expense within twenty (20) days after demand as Additional Charges.  Throughout the performance of Alterations, Tenant, at its expense, shall carry, or cause to be carried, worker’s compensation insurance in statutory limits, all risk property and/or Builders Risk insurance and general liability insurance, with completed operation endorsement, for any occurrence in or about the Real Property, under which Landlord and its agent and any Superior Lessor and Superior Mortgagee whose name and address shall previously have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord.  Tenant shall furnish Landlord with reasonably satisfactory evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.  No Alterations shall involve the removal of any fixtures, equipment or other property in the Premises which are not Tenant’s Property without Landlord’s prior written consent, unless such fixtures, equipment or other property shall be promptly replaced at Tenant’s expense with new fixtures, equipment or other property of like utility and at least equal value.

11.06.        Tenant agrees that the exercise of its rights pursuant to the provisions of this Article 11 or of any other provisions of this Lease or the Exhibits hereto relative to the performance of Alterations shall not be done in a manner which would violate Landlord’s union contracts affecting the Real Property, or create any work stoppage, picketing, labor disruption or dispute or disharmony or any interference (beyond a de minimis extent) with the business of Landlord or any tenant or occupant of the Building.  Tenant shall immediately stop work or other activity if Landlord notifies Tenant that continuing such work or activity would violate Landlord’s union contracts affecting the Real Property, or create any work stoppage, picketing, labor disruption or dispute or disharmony or any interference (beyond a de minimis extent) with the business of Landlord or any tenant or occupant of the Building.  Landlord agrees that it shall not discriminate as against Tenant in enforcing the foregoing prohibition against interfering with the business of Landlord or other tenants in the Building.

11.07.        Tenant, at its expense, and with diligence and dispatch, shall procure the cancellation or discharge of all notices of violation arising from Alterations, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant (other than by Landlord or its affiliates, agents, representatives or contractors), which shall be issued by the Department of Buildings of the City of New York or any other public authority having or asserting jurisdiction.  Tenant shall defend, indemnify and save harmless Landlord from and against any and all mechanic’s and other liens and encumbrances filed in connection with Alterations, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant, including, without limitation, security interests in any materials, fixtures or articles so installed in and constituting part of the Premises and against all actual out-of-pocket costs, expenses and liabilities (excluding consequential damages) incurred in connection with any such lien or encumbrance or any action or proceeding brought thereon.  Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within thirty (30) days after Tenant shall have received notice of the filing thereof.  However, nothing herein contained shall prevent Tenant from contesting, in good faith and at its own expense, any notice of violation, provided that Tenant shall comply with the provisions of Section 8.02 hereof.

11.08.     Tenant will promptly upon the completion of an Alteration deliver to Landlord “as-built” drawings and CAD files on diskette and by e-mail in AutoCAD.DWG format, as well as PDF files on diskette and by e-mail in JPG or TIFF format, showing the exact nature and location of any Alterations Tenant has performed or caused to be performed in the Premises, and (a) if any Alterations by Tenant are then proposed or in progress, Tenant’s drawings and specifications, if any, for such Alterations and (b) if any Alterations by Landlord for Tenant were performed or are then proposed or in progress, the “as-built” drawings, if any, or the drawings and specifications, if any, as the case may be, for such Alterations, in Tenant’s possession.  Any files to be delivered to Landlord by e-mail as set forth in the preceding sentence shall be sent to: Tenant.Plan@brookfieldproperties.com.  Notwithstanding anything to the contrary contained herein, wherever this Lease requires the delivery of “as-built” CADD drawings by Tenant, Tenant may satisfy such obligation by delivering CADD drawings that are marked to reflect to field changes, except with respect to Alterations involving the electrical, sprinkler/life safety or HVAC systems of the Building.

11.09.        All fixtures and equipment installed or used by Tenant in the Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgage or other title retention agreements; provided, however, the foregoing shall not restrict Tenant’s ability to finance or lease its equipment to be used in the Premises provided in no event shall any liens, encumbrances, security instruments, UCCs or any other similar type documents or item be recorded against the Premises, building or Real Property in connection therewith.

11.10.        Tenant shall keep records of Tenant’s Alterations costing in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) and of the cost thereof.  Tenant shall, within forty-five (45) days after demand by Landlord, furnish to Landlord copies of such records and cost if Landlord shall require same in connection with any proceeding to reduce the assessed valuation of the Real Property, or in connection with any proceeding instituted pursuant to Article 8 hereof or for any other reasonable purpose.

11.11.        Landlord agrees to cooperate with Tenant (but at no expense to Landlord as set forth below) as may be reasonably requested by Tenant in connection with the performance by Tenant of Alterations, including, without limitation, executing (or joining in the execution of) any applications required for governmental permits for or signoffs of Alterations; provided, that Landlord’s execution (or joining in the execution) of any such applications shall not constitute Landlord’s approval of any plans and specifications or other information being filed together with any such application, which approval shall be a condition to the commencement of the performance of the Alterations to which any such application relates.  Within 30 days following its receipt of a reasonably detailed invoice, Tenant shall reimburse Landlord for all actual and reasonable out-of-pocket third-party costs incurred by Landlord in connection with Landlord’s performance pursuant to this Section 11.11, which costs shall be deemed Additional Charges hereunder.

ARTICLE 12

Landlord’s and Tenant’s Property

12.01.        All fixtures, equipment, improvements and appurtenances attached to or built into the Premises at the commencement of or during the term of this Lease, whether or not by or at the expense of Tenant, shall be and remain a part of the Premises, shall, upon the expiration or sooner termination of this Lease, be deemed the property of Landlord and shall not be removed by Tenant, except as provided in Section 12.02.  Notwithstanding the foregoing provisions, upon notice to Tenant no later than thirty (30) days prior to the Expiration Date or upon reasonable notice with respect to such earlier date upon which the term of this Lease shall expire, Landlord may require Tenant to remove all or part of the foregoing fixtures, equipment, improvements and appurtenances attached to or built into the Premises during the term of this Lease; provided, however, that (i) Tenant shall not be obligated to remove any such fixtures, equipment, improvements and appurtenances installed prior to the date of this Lease, and (ii) subject to the terms of the penultimate sentence of this Section 12.01, Tenant’s obligation to remove fixtures, equipment, improvements and appurtenances installed after the date of this Lease shall be limited to non-standard items such as slab cuts (other than a de minimis amount of openings utilized by Tenant for conduit (including, but not limited to, telecommunications conduit) or pipe chases within the Premises), kitchens, vaults, supplemental HVAC units and chillers (but excluding any ceiling-hung air handlers in the Premises), private restrooms (but excluding any Alterations made to the core restrooms on the floors of which the Premises are located), raised or reinforced flooring, or other items which are unusually difficult or expensive to remove (but excluding the Back-Up Power System and Chiller Unit, but in both cases only if Tenant has complied with its obligations with respect to the Back-Up Power System and Chiller Unit as detailed in Section 40.02 below for the entire term hereof (following the installation of the Back-Up Power System and Chiller Unit, if applicable)) (collectively, “Specialty Alterations”).  Tenant shall remove any such items required by Landlord pursuant to the preceding sentence from the Premises prior to the expiration of this Lease at Tenant’s expense.  Notwithstanding anything to the contrary contained in this Section 12.01, without respect to whether Landlord provides the above-mentioned notice to Tenant, Landlord shall be deemed to have required (without any further notice) Tenant to remove any kitchens, cafeterias, dining facilities, vaults, raised flooring tiles or systems, internal staircases, slab cuts, generators (subject to the exclusion detailed above), uninterrupted power supply systems and preaction fire alarm systems and associated equipment, and antennas, satellite dishes and microwave communications facilities installed as any part of any Alterations performed by or on behalf of Tenant.  Upon such removal Tenant shall immediately and at its expense, repair and restore the Premises to the condition existing prior to installation and repair any damage to the Premises or the Building due to such removal, ordinary wear and tear excepted.  Notwithstanding the foregoing provisions, it is hereby agreed that, subject to the terms and conditions detailed below, if this Lease expires on the initially-scheduled Expiration Date (as same may have been extended pursuant to Article 39 below), Landlord shall, on Tenant’s behalf and at Tenant’s expense, following the Expiration Date (as extended) remove any such Specialty Alterations.  As such, at least six (6) months prior to the Expiration Date (as same may be extended), Landlord shall provide an estimate (which estimate may include Landlord’s good-faith estimate of potential and/or actual lost rentals (not to exceed thirty (30) days of such lost rentals) incurred by Landlord arising out of any delay in Landlord’s delivery of the Premises, or any portion thereof, to a new tenant as a result of Tenant’s not removing such Specialty Alterations) of the out-of-pocket cost Landlord expects to incur in connection with the removal of said Specialty Alterations (the “Specialty Alterations Estimate”).  No later than thirty (30) days following the giving of the Specialty Alterations Estimate (time being of the essence with respect to such date), Tenant shall pay to Landlord, the entire Specialty Alterations Estimate amount and Tenant shall, thereafter be relieved from the obligation to remove such Specialty Alterations. If Tenant fails to timely pay such Specialty Alterations Estimate, Landlord shall have no obligation to remove said Specialty Alterations and Tenant shall be required to remove same pursuant to the applicable provisions of this Article 12.

12.02.        All movable partitions, furniture systems, special cabinet work, business and trade fixtures, machinery and equipment, communications equipment (including, without limitation, telephone system, security system and wiring) and office equipment, whether or not attached to or built into the Premises, which are installed in the Premises by or for the account of Tenant without expense to Landlord and can be removed without structural damage to the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (herein collectively called “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the term of this Lease; provided that if any of Tenant’s Property is removed, Tenant shall repair or pay the cost of repairing any damage to the Premises or to the Building resulting from the installation and/or removal thereof.  Any equipment or other property for which Landlord shall have granted any allowance or credit to Tenant shall not be deemed to have been installed by or for the account of Tenant without expense to Landlord, shall not be considered Tenant’s Property and shall be deemed the property of Landlord.

12.03.        At or before the Expiration Date of this Lease (or within fifteen (15) days after any earlier termination of this Lease) Tenant, at its expense, shall remove from the Premises all of Tenant’s furniture, equipment and other moveable personal property not affixed or attached to the Premises (except for such items thereof as Landlord shall have expressly permitted to remain, which property shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property.

12.04.        Any other items of Tenant’s Property which shall remain in the Premises after the Expiration Date of this Lease, or within fifteen (15) days following an earlier termination date, may at the option of Landlord, be deemed to have been abandoned, and in such case such items may be retained by Landlord as its property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense.

ARTICLE 13

Repairs and Maintenance

13.01.        Tenant shall, at its expense, throughout the term of this Lease, take good care of and maintain in good order and condition the Premises and the fixtures and improvements therein including, without limitation, the property which is deemed Landlord’s pursuant to Section 12.01 hereof and Tenant’s Property, except as otherwise expressly provided in the last sentence of this Section 13.01.  Tenant shall be (i) responsible for all interior and non-structural repairs, ordinary and extraordinary, foreseen or unforeseen, in and to the Premises, and (ii) (A) responsible for the cost of all repairs, interior and exterior, structural (subject to the terms and conditions of Section 13.05 below) and non-structural, ordinary and extraordinary, foreseen or unforeseen, in and the Building and the facilities and systems thereof and (B) responsible for the cost of all interior and exterior structural repairs (subject to the terms and conditions of Section 13.05 below) in and to the Premises, which, in case of (A) and (B) above arise out of (a) the performance or existence of Alterations, (b) the installation, use or operation of Tenant’s Property, (c) the moving of Tenant’s Property in or out of the Building, (d) the act, omission, misuse or neglect of Tenant or any of its subtenants or its or their employees, agents, contractors or invitees or (e) design flaws in any of Tenant’s plans and specifications regardless of the fact that such Tenant’s plans may have been approved by Landlord.  Tenant, at its expense, shall promptly repair or replace all scratched, damaged or broken doors and glass (and the solar film, if any, attached to the window glass) in and about the Premises, including, without limitation, entrance doors and shall be responsible for all repairs, maintenance and replacement of wall and floor coverings in the Premises and for all the repair, maintenance and replacement of all horizontal portions of the systems and facilities of the Building within or exclusively serving the Premises, including without limitation the sanitary and electrical fixtures and equipment therein.  All repairs in or to the Premises for which Tenant is responsible shall be promptly performed by Tenant in a manner which will not interfere with the use of the Building by other occupants; provided, however, any repairs in and to the Building and the facilities and systems thereof for which Tenant is responsible shall be performed by Landlord at Tenant’s expense which expense shall be commercially reasonable; but Landlord may, at its option, before commencing any such work or at any time thereafter, require Tenant to furnish to Landlord such security, in form and amount as Landlord shall reasonably deem necessary to assure the payment for such work by Tenant (provided, however, if Tenant satisfies the requirements of the last sentence of Section 11.03(a) above, no such security shall be required).  The exterior walls of the Building, the portions of any window sills outside the windows, and the windows are not part of the premises demised by this Lease and Landlord reserves all rights to such parts of the Building.  Notwithstanding the foregoing provisions of this Section 13.01, Tenant shall not be responsible for repairs to or replacements of any structural elements of the Building, except (subject to Section 13.05 below) to the extent the need for such repairs or replacements arises from the matters set forth in clauses (a), (b), (c), (d) or (e) of the second sentence of this Section 13.01 or from the negligence or willful misconduct of Tenant, its employees, agents or contractors.

13.02.        Tenant shall give Landlord prompt notice of any defective condition in any plumbing, heating, air-conditioning or ventilation system or electrical lines located in, servicing or passing through the Premises of which it has actual knowledge.  Following such notice, Landlord shall remedy the conditions, but at the expense of Tenant if Tenant is responsible for same under the provisions of this Article 13; provided, however, with respect to latent defects in connection with Landlord’s Work, Landlord shall remain responsible for same during the term of this Lease and shall repair same upon Tenant’s notification of same (subject to Landlord’s right to dispute same).

13.03.        Except as otherwise expressly provided in this Lease (including Section 35.04 below), Landlord shall have no liability to Tenant, nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner whatsoever, by reason of any inconvenience, annoyance, interruption or injury arising from Landlord’s making any repairs or changes which Landlord is required or permitted by this Lease, or required by law, to make in or to the fixtures, equipment or appurtenances of the Building or the Premises; provided, however, that Landlord shall use reasonable efforts to the extent practicable to make such repairs and changes at such times and in such manner as to minimize interference with the conduct of Tenant’s business in the Premises, provided that Landlord shall not be required to perform any such work on an overtime or premium-pay basis unless such repairs relate to the health and safety of the occupants of the Building or the Building itself or would adversely affect (to more than a de minimis extent) the ordinary conduct of Tenant’s business in the Premises.

13.04.     Except as provided for in this Lease, Landlord shall, keep and maintain in good order and repair the following items in accordance with the standards of a first-class office building in downtown Manhattan of similar age and quality of the Building: (a) the lobbies, common corridors, sidewalks and other public areas of the Building; (b) the roof, exterior, load bearing columns, the structural integrity of the slab floors and the foundation of the Building and (c) the common facilities, risers and systems of the Building servicing the Premises, including, without limitation, main sprinkler line in the Building mechanical rooms, the Building’s fire alarm service (up to the point of connection by Tenant), HVAC, electrical, elevators, plumbing, fire protection and other Building Systems; provided, however, that Landlord shall not be liable for any defects or deficiencies thereof which shall be caused by Tenant’s equipment, alterations or installations, or which shall result from acts or omissions of Tenant, its contractors, employees, agents, representatives, licensees, subtenants or invitees.

13.05.     Subject to the terms and conditions of Section 9.04 above and irrespective if same arises due to a party’s negligence or willful misconduct, (i) Landlord hereby acknowledges and agrees that if and to the extent Tenant is liable to Landlord under this Lease for the cost of any structural repairs and/or damage to the core and shell of the Building, Landlord shall first look to its insurance coverage to pay for such cost, but only if and to the extent Landlord is covered for same, prior to seeking any reimbursement from Tenant for same (it being understood and agreed that Landlord shall be solely responsible for the payment of any deductible for Landlord’s policy in connection therewith) and (ii) Tenant hereby acknowledges and agrees that if and to the extent Landlord is liable to Tenant under this Lease for the cost of any repairs or damage to Tenant’s personal property or the improvements in the Premises, Tenant shall first look to its insurance coverage to pay for such cost, but only if and to the extent Tenant is covered for same, prior to seeking any reimbursement from Landlord for same (it being understood and agreed that Tenant shall be solely responsible for the payment of any deductible for Tenant’s policy in connection therewith).

ARTICLE 14

Electricity

14.01.        If and to the extent the Premises is comprised of an entire floor or floors, Tenant agrees to purchase from Landlord or from a meter company designated by Landlord all electricity consumed, used or to be used in such entire floor(s).  The amount to be paid by Tenant for electricity consumed shall be determined by meter or meters and related equipment installed (or, if existing, retrofitted) by Landlord at Tenant’s expense (and payable hereunder as Additional Charges) and billed separately according to each meter (provided, at Tenant’s election and Tenant’s sole cost and expense, Landlord shall install so-called “totalizers” so that such meters and read and billed as if same were one meter.  Bills for electricity consumed by Tenant, which Tenant hereby agrees to pay, shall be rendered by Landlord or the meter company to Tenant at such time as Landlord may elect, and shall be payable as an Additional Charge, within fifteen (15) days after rendition of any such bill.  Tenant shall make no material changes or additions to the electrical equipment, wiring and/or appliances in the Premises (beyond that on Tenant’s approved plans for initial occupancy) without submission of plans for the prior written consent of Landlord, which shall be granted or withheld in accordance with the terms and conditions of Article 11 hereof.

14.02.        The amount to be charged to Tenant by Landlord per “KW” and “KWHR” pursuant to this Article for electricity consumed within the Premises, whether shown on the meters measuring Tenant’s consumption of electricity or determined by survey as herein elsewhere provided, shall be 103% of the average amount at which Landlord from time to time purchases each KW and KWHR of electricity for the same period from the actual utility provider (herein, as adjusted from time to time, called “Landlord’s Rate”), including therein any credits, rebates and discounts (to the extent actually received by Landlord, and taxes, fuel adjustment charges, surcharges, demand charges, energy charges, time-of-day charges, rate adjustment charges or other impositions of any nature actually payable by Landlord.  In no event shall the Additional Charge made to Tenant pursuant to this Article 14 for submetered electricity supplied to the Premises (or the charge pursuant to Section 14.04 hereof in the event electricity is supplied on a rent inclusion basis) be less than Landlord’s actual cost therefor.  If Tenant shall occupy the Premises for business purposes (including, without limitation, the testing or operation of its computers) and consume electricity prior to the installation of meters in the Premises, then Tenant agrees to pay Landlord the sum of $3.25 per rentable square foot per annum for electricity pursuant to Section 14.04 hereof until such time as said meters are installed.  During the period of Tenant’s construction occurring prior to the installation of said meters, Tenant will pay to Landlord a flat charge of $1.25 per rentable square foot per annum.

14.03.        In the event that the “submetering” of electricity in the Building is hereafter prohibited by any law hereafter enacted, or by any order or ruling of the Public Service Commission of the State of New York, or by any judicial decision of any appropriate court, at the request of Landlord, Tenant shall, unless Tenant elects to require Landlord to provide electricity pursuant to Section 14.04 hereof, apply within ten (10) days to the appropriate public utility company servicing the Building for direct electric service and bear all costs and expenses necessary to comply with all rules and regulations of such public utility company pertinent thereto, and Landlord and/or the meter company theretofore designated by Landlord shall be relieved of any further obligation to furnish electricity to Tenant pursuant to this Article 14, except Landlord shall permit its wires, conduits and electrical equipment, to the extent available and safely capable, to be used for such purpose.  Any additional riser or risers or feeders or service, to the extent available and reasonably feasible, to supply Tenant’s electrical requirements will be installed by Landlord, at the sole cost and expense of Tenant, if in Landlord’s reasonable judgment the same are necessary and will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or unreasonably interfere with or disturb other tenants or occupants.  In addition to the installation of such riser or risers, Landlord will also, at the sole cost and expense of Tenant, install at reasonably competitive rates all other equipment proper and necessary in connection therewith, subject to the aforesaid terms and conditions, and subject to Landlord’s prior approval of Tenant’s plans therefor which shall not be unreasonably withheld or delayed.  Tenant shall not be charged any Additional Charges for the risers/conduits detailed under this Section 14.03, except as detailed above.

14.04.        (a)        If submetering of electricity is prohibited as described in Section 14.03 hereof and Tenant does not elect to obtain electricity from the public utility company, then in any such case Landlord shall furnish electricity to Tenant on the basis that Tenant’s consumption (KW and KWHR) of electricity shall be measured by electric survey made from time to time by Landlord’s consultant.  Pending an initial survey made by Landlord’s consultant, effective as of the date when Landlord has commenced furnishing electricity to Tenant pursuant to this Section 14.04 (with suitable proration for any period of less than a full calendar month), the Fixed Rent specified in Section 1.04 hereof shall be increased by an amount (the “Initial Charge”) which shall be at the rate of $3.25 per rentable square foot per annum, or if there has been twelve (12) months charges of submetered electric, an amount equal to the average of the prior twelve (12) months’ charges for submetered electric.  After completion of the electrical survey made by Landlord’s consultant of Tenant’s consumption (KW and KWHR) of electricity, said consultant shall apply 103% of Landlord’s Rate as provided in Section 14.02 hereof to arrive at an amount (herein called the “Actual Charge”) and the Fixed Rent shall be appropriately adjusted retroactively to reflect any amount by which the Actual Charge exceeds the Initial Charge.  Tenant shall pay that portion of such amount which would have been paid to the date of the determination of the Actual Charge within thirty (30) days after being billed therefor.  Thereafter and from time to time during the term of this Lease, Landlord may cause additional surveys of Tenant’s electrical usage to be made by

Landlord’s consultant.  Tenant from time to time may request Landlord to have a survey made of Tenant’s electrical usage, and the actual out-of-pocket fees of Landlord’s consultant making such survey(s) at Tenant’s request shall be paid by Tenant.  In the event any of the foregoing surveys shall determine that there has been an increase or decrease in Tenant’s usage of electricity, then effective as of the date of such change in usage the then current Actual Charge to Tenant by reason of the furnishing of electricity to Tenant, as same may have been previously increased pursuant to the terms hereof, shall be increased or decreased (subject to the last sentence of subsection 14.04(b) hereof) in accordance with such survey determination with appropriate credit allowed to Tenant in the event of a decrease in usage and in the event of an increase in such usage Tenant shall pay the increased amount therefor from the date of such change in usage to the date of such survey determination within thirty (30) days after being billed therefor and thereafter as part of the increased monthly charge for electricity by reason of such survey determination.

(b)                       In the event from time to time after the initial survey or a subsequent survey any additional electrically operated equipment is installed in the Premises by Tenant, or if Tenant shall increase its hours of operation, or if the charges by the utility company supplying electric current to Landlord are increased or decreased after the date thereof, then and in any of such events the monthly charge shall be increased or decreased accordingly on account of such additional electricity consumed by such newly installed electrically operated equipment and/or increase in Tenant’s hours of operation and/or on account of such increased or decreased Landlord’s Rate.  The amount of such increase or decrease in the monthly charge shall be determined in the first instance by Landlord’s consultant.  In addition, the monthly rate will be increased or decreased quarterly in accordance with calculations by Landlord’s consultant to reflect changes in the fuel adjustment component of the utility company charge.  Tenant shall pay the amount of any increase in the monthly charge retroactively (subject to Tenant’s right to contest in the same manner as in Section 14.06 hereof provided) from the date of the installation of all newly installed electrically operated equipment and/or from the date when the increased charges to Landlord from the utility company become effective and/or from the date of any increase in Tenant’s hours of operation, as the case may be, such amount to be paid promptly upon billing therefor by Landlord.

14.05.                        All survey determinations (including the first survey made by Landlord’s consultant) shall be subject to contest by Tenant as provided in Section 14.06 hereof.  Surveys made of Tenant’s electrical consumption shall be based upon the use of electricity between the hours of 8:00 a.m. to 6:00 p.m., Mondays through Fridays, on Saturdays and such other days and hours when Tenant (or Tenant’s agents, employees and/or contractors) uses electricity for lighting and for the operation of the machinery, appliances and equipment used by Tenant in the Premises; and if cleaning services are provided by Landlord, such survey shall include Landlord’s normal cleaning hours of five (5) hours per day (which shall not be subject to reduction) for lighting within the Premises and for electrical equipment normally used for such cleaning.

14.06.                        In the event electricity shall be furnished to Tenant as contemplated in Section 14.04 hereof, then Tenant, within ninety (90) days after notification from Landlord of the determination of Landlord’s utility consultant (in accordance with the provisions of Section 14.04 hereof), shall have the right to contest, at Tenant’s cost and expense, such determination by submitting to Landlord a like survey determination prepared by a utility consultant of Tenant’s selection, which will highlight the differences between Landlord’s survey and Tenant’s survey.  If the determination of Tenant’s consultant does not vary from the determination of Landlord’s consultant by more than 3%, then Landlord’s determination shall be deemed binding and conclusive.  If the determination of Tenant’s consultant varies by more than 3% and if Landlord’s consultant and Tenant’s consultant shall be unable to reach agreement within thirty (30) days, then such two consultants shall designate a third consultant to make the determination, and the determination of such third consultant shall be binding and conclusive on both Landlord and Tenant.  If the determination of such third consultant shall substantially confirm the findings of Landlord’s consultant (i.e., within 3%), then Tenant shall pay the cost of such third consultant.  If such third consultant shall substantially confirm the determination of Tenant’s consultant (i.e., 3%), then Landlord shall pay the cost of such third consultant (and same shall not be included as an Operating Expense).  If such third consultant shall make a determination substantially different from that of both Landlord’s and Tenant’s consultants (or is within 3% of both such determinations), then the cost of such third consultant shall be borne equally by Landlord and Tenant (and same shall not be included as an Operating Expense).  In the event that Landlord’s consultant and Tenant’s consultant shall be unable to agree upon the designation of a third consultant within thirty (30) days after Tenant’s consultant shall have made its determination (different from that of Landlord’s consultant), then either party shall have the right to request The Real Estate Board of New York, Inc. (or, upon their failure or refusal to act, the American Arbitration Association in the City of New York) to designate a third consultant whose decision shall be conclusive and binding upon the parties, and the costs of such third consultant shall be borne as hereinbefore provided in the case of a third consultant designated by the Landlord’s and Tenant’s consultants.  Pending the resolution of any contest pursuant to the terms hereof, Tenant shall pay the Additional Charge on account of electricity determined by Landlord’s consultant, and upon the resolution of such contest, appropriate adjustment in accordance with such resolution of such Additional Charge payable by Tenant on account of electricity shall be made retroactive to the date of the determination of Landlord’s consultant (and to the extent there was an overpayment by Tenant, Tenant shall be entitled to a credit against the next succeeding installment(s) of Fixed Rent due and payable hereunder).

14.07.                        If pursuant to any law, ruling, order or regulation the amount which Landlord is permitted to charge to Tenant for the purchase of electricity pursuant to this Article 14 shall be reduced below that which Landlord would otherwise be entitled to charge Tenant hereunder, then Tenant shall pay the difference between such amounts to

Landlord as an Additional Charge within thirty (30) days after being billed therefor by Landlord, as compensation for the use of the Building’s electric distribution system.

14.08.                        Tenant covenants and agrees that at all times its installations and use of electricity shall never exceed the capacity of feeders to or electrical vaults of the Building or the risers or wiring serving the Premises; provided, however, that Landlord shall provide Tenant with an electrical capacity (exclusive of the electricity required to operate the base Building HVAC system servicing the Premises) of 7.5 watts demand load per rentable square foot of the Premises at all times during the term hereof (subject to interruptions due to suspension of services as detailed herein, repairs and maintenance, casualty and Force Majeure Causes).  If (i) in Landlord’s reasonable opinion Tenant’s installation overloads the electrical vaults/feeders or any riser(s) and/or switch(es) in or servicing the Building or (ii) Tenant requests additional power in addition to that which is being supplied by Landlord on the date of initial occupancy, then if and to the extent allocated power is available in the Building for use by Tenant without resulting in allocation to Tenant of a disproportionate amount of allocated power, Landlord shall, at Tenant’s cost and expense, provide and install in conformity with law any additional riser or risers and/or any and all switch or switches to connect additional power to the Premises, and Tenant agrees to pay Landlord its then-established (but commercially reasonable) connection charge for each additional amp of power or portion hereof so supplied to the Premises, together with the cost of installing such additional risers, switches and related equipment.

14.09.                        Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if (i) the supply of electric energy to the Premises is temporarily interrupted or (ii) the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements, except to the extent resulting from Landlord’s willful misconduct or negligence.

ARTICLE 15

Landlord’s Services

15.01.                        (a)                       Landlord will provide, upon the Commencement Date, the following services to the Premises in the manner hereinafter more particularly set forth:  (i) heat, ventilation and air conditioning; (ii) elevator service; (iii) domestic hot and cold water; (iv) electrical service pursuant to Article 14 hereof, (v) access to the Building’s lobby through the main exterior doors to the Building, (vi) reasonable security services in a manner similar to that provided on the Effective Date and (v) cleaning.

(b)                       As used herein, the terms “Business Hours” shall mean the hours between 8:00 a.m. and 6:00 p.m., and “Business Days” shall mean all days except Saturdays, Sundays, New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day following Thanksgiving, and Christmas, and any other days which shall be either (i) observed by both the federal and the state governments as legal holidays or (ii) designated as a holiday by the applicable Building Service Union Employee Service contract or by the applicable Operating Engineers contract.

15.02.                        (a)                       Landlord, during Business Hours on Business Days (and for purposes of this Section 15.02(a) only, the day following Thanksgiving shall be deemed a Business Day though Landlord need only provide heat, ventilation and air-conditioning on such day from 8:00 a.m. to 4:00 p.m.), shall furnish, heat, ventilation and air-conditioning to the Premises (except as otherwise provided in this Lease and except for any special requirements of Tenant arising from its particular use of the Premises) in accordance with the specifications set forth in Exhibit G attached hereto (subject to the design criteria, including occupancy and connected electric load design criteria, set forth therein).

(b)                       If Landlord shall, at Landlord’s option and if so requested by Tenant, make steam available for Tenant’s use within the Premises for any additional heating or permitted kitchen use, the cost of such steam as well as the cost of piping and other equipment or facilities required to supply steam to and distribute steam within the Premises shall be paid by Tenant.  Landlord may install and maintain at Tenant’s expense, meters to measure Tenant’s consumption of steam and Tenant shall reimburse Landlord, on demand, for the quantities of steam shown on such meters at Landlord’s reasonable charges.

(c)                        (i)                                     Landlord shall provide passenger elevator service to each floor of the Premises at all times during Business Hours of Business Days and at least one of such passenger elevators shall be subject to call at all other times.  Landlord shall provide freight elevator and loading dock service to the Premises on a first come-first served basis (i.e., no advance scheduling) during Business Hours of Business Days.  Freight elevator and loading dock service shall also be provided to the Premises on a reserved basis at all other times, upon the payment of Landlord’s then established charges therefor which shall be Additional Charges hereunder (it being understood and agreed that, as of the date hereof, Landlord’s established charges for same are $162.50 per hour); provided, however, in connection with Tenant’s use of the freight elevator and loading dock service during the performance of the Tenant’s Work and Tenant’s initial and continuous move-in to the Premises, the charges for such after-hours freight elevator and loading dock service shall be limited to Landlord’s actual labor costs associated with such use.  The use of all elevators shall be on a non-exclusive basis and shall be subject to the Rules and Regulations.

(ii)                                  At any time or times all or any of the elevators in the Building may, at the option of Landlord, be manual and/or automatic elevators, and Landlord shall be under no obligation to furnish an elevator operator for any automatic elevator.  If Landlord shall at any time or times furnish any elevator operator for any automatic elevator, Landlord may discontinue furnishing such elevator operator without any diminution, reduction or abatement of rent.

(d)                       Landlord shall furnish reasonable quantities of hot and cold water to the floor(s) on which the Premises are located for core lavatory, cleaning and drinking purposes only and shall provide cold water to the floor(s) on which the Premises are located for standard office pantry uses.  If Tenant shall require water for any other purpose, Landlord need only furnish cold water at the Building core riser through a capped outlet located on the floor of the Premises, and the cost of heating such water as well as piping and supplying such water to the Premises shall be paid by Tenant.  Upon prior notice to Tenant, if Tenant is water in excess of those purposes set forth in the first (1st) sentence of this clause (d), then Landlord may install and maintain, at Tenant’s expense, meters to measure Tenant’s consumption of such cold water and/or hot water for such other and excess purposes (in excess of those set forth above).  Tenant shall pay to Landlord at Landlord’s standard charges for the quantities of cold water and hot water shown on such meters (including Landlord’s charge for the production of such hot water, if Landlord shall have produced such hot water) within thirty (30) days of demand.

(e)                        (i)                                     Except as otherwise provided below, Landlord shall cause, the Premises, including the exterior and the interior of the windows thereof, to be cleaned in accordance with the provisions of Exhibit F attached hereto and made a part hereof.  Tenant shall pay to Landlord on demand the costs incurred by Landlord for (x) extra cleaning work in the Premises required because of (i) misuse or neglect on the part of Tenant or its subtenants or its or their employees or visitors, and (ii) non-building standard materials or finishes installed by Tenant or at its request (if cleaning thereof is requested by Tenant), and (y) removal from the Premises and the Building of any refuse and rubbish of Tenant in excess of that ordinarily accumulated in business office occupancy, including, without limitation, kitchen refuse, or at times other than Landlord’s standard cleaning times.  Notwithstanding the foregoing, Landlord shall not be required to clean any portions of the Premises used for preparation, serving or consumption of food or beverages, training rooms, data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas and, if Tenant requires the cleaning of such areas, Tenant agrees, at Tenant’s expense, to retain Landlord’s cleaning contractor to perform such cleaning (provided Tenant shall be entitled to utilize its own employees for such cleaning, subject, however, to the terms and conditions of Section 11.06 above), provided such cleaning contractor charges commercially reasonable rates therefor, and if Tenant reasonably demonstrates to Landlord that such designated cleaning contractor does not charge commercially reasonable rates and Landlord is not able to cause such cleaning contractor to do so, then Tenant shall be entitled to utilize another reputable cleaning contractor for such cleaning, subject to Landlord’s prior reasonable approval of same and subject to the terms and conditions of Section 11.06 above.

(ii)                                  Landlord, its cleaning contractor and their respective employees shall have access to the Premises after 6:00 p.m. and before 8:00 a.m. and shall have the right to use, without charge therefor, all light, power and water in the Premises reasonably required to clean the Premises as required under this subsection 15.02(e).

(iii)                               Tenant shall not clean, nor require, permit, suffer or allow any windows in the Premises to be cleaned, from the outside in violation of Section 202 of the Labor Law, or any other applicable law.

(f)                         In connection with Tenant’s operation of the Chiller Unit (as defined below), Landlord shall provide to Tenant up to two hundred (200) tons of chilled water for the operation of the Chiller Unit, provided that Tenant shall give Landlord written notice, by not later than the first anniversary of the Commencement Date requesting such chilled water and notifying Landlord of the number of tons of chilled water (up to 200 tons) that Tenant desires to reserve for the Premises for the balance of the term of this Lease. Tenant shall pay Landlord’s then-established charges for such chilled water (subject to increase from time to time in accordance with the Building schedule of charges), and such charges shall be payable by Tenant as an Additional Charge under this Lease within thirty (30) days after demand.  As of the date hereof, Landlord’s current rate for chilled water is $0.42 per ton per hour (provided, however, Landlord’s charged for chilled water shall not be increased more than one (1) time during any 12-month period during the term hereof and then, only by the increase in CPI (as defined below) on each January 1st occurring during the term hereof, commencing on January 1, 2013. Tenant’s consumption of chilled water shall be measured by a meter or meters to be installed by Landlord at Tenant’s expense. Tenant shall have the right to utilize any existing taps into the Building’s chilled water riser that exclusively service the Premises and no other portion of the Building.  Tenant shall be obligated to install, at Tenant’s sole cost, any additional taps into the Building’s chilled water riser at a location designated by Landlord, and any and all piping and valving required in connection therewith, which connection and installation shall be governed by the provisions of Article 11 of this Lease, and Tenant shall pay for electricity consumed in connection therewith as measured by Tenant’s submeters in accordance with the provisions of Article 14 hereof.  Anything to the contrary herein notwithstanding, if Tenant is not utilizing the entire then maximum connected load (based on the capacity of Tenant’s then-installed and operating supplemental air conditioning equipment), not to exceed 200 tons, by the date which is the one (1) year anniversary of the Rent Commencement Date, Landlord shall ensure that an amount of chilled water (the “Available Chilled Water”) equal to the product obtained by multiplying (X) 80% by (Y) the maximum connected load (as detailed above), not to exceed 200 tons, of such installed supplemental equipment, is available for Tenant’s use during the term hereof upon Tenant’s written request (provided at least ten (10) days prior to Tenant’s use) for use of such Available Chilled Water, but any such Available Chilled Water shall only be available so long as Tenant is not in default hereunder beyond the expiration of any applicable cure or grace period; it being understood and agreed that Landlord shall have no obligation to provide any such tonnage of chilled water (and Tenant shall have no right to utilize such tonnage) above the Available Chilled Water amount, if applicable.  Additionally, with respect to any particular portion of the Premises that Tenant is no longer leasing pursuant to the terms hereof, the Amount of Available Chilled Water shall be reduced by the amount of connected load of chilled water applicable to such portion of the Premises as of the date immediately prior to Tenant’s cessation of leasing such floor.  Further, Tenant shall have the right to cease having Landlord provide such chilled water detailed hereunder and/or have Landlord cease making available the Available Reserved Chilled Water, in which case Landlord shall have no further obligation to provide same and/or make same available and Tenant shall have no right to utilize same and/or make same available; provided, however, if Tenant, subsequently thereto, requests such chilled water provision (but in no event to exceed 200 tons), Landlord shall provide same to Tenant if Landlord then has same available, taking into account Landlord’s own needs and the needs of other current and future tenants or occupants of the Building.  The term “CPI” shall mean the Consumer Price Index for All Urban Consumers (“CPI-AUC”), New York, New York-Northeastern New Jersey, All Items (1982-1984=100), issued and published by the Bureau of Labor Statistics of the United States Department of Labor.  In the event that CPI-AUC ceases to use a 1982-84 base rate of 100 as the basis of calculation, then the CPI-AUC shall be adjusted to the figure that would have been arrived at had the manner of computing the CPI-AUC in effect at the date of this Lease not been altered.  If CPI-AUC is not available or may not lawfully be used for the purposes herein stated, the term “Consumer Price Index” shall mean (i) a successor or substitute index to CPI-AUC, appropriately adjusted, selected by Landlord; or (ii) if such a successor or substitute index is not available or may not lawfully be used for the purposes herein stated, a reliable governmental or other non-partisan publication, selected by Landlord, evaluating the information theretofore used in determining CPI-AUC.

15.03.                        If Tenant shall require heat or air-conditioning services at any time other than as set forth in subsection 15.02(a), Landlord shall furnish such service for such times, and to such floor(s) of the Premises requested by Tenant, upon no less than one (1) Business Day’s advance notice from Tenant for periods after 6:00 p.m. and for all other periods, and Tenant shall pay to Landlord upon demand as Additional Charges hereunder Landlord’s then established charges therefor (which charge for calendar year 2012 is and shall be $164.00 per hour per floor).

15.04.                        Except as otherwise expressly provided in this Lease, Landlord shall not be required to provide any services to the Premises.

15.05.                        (a)                       Subject to the provisions of Section 35.04(b) and Article 19 and 20 hereof, Landlord reserves the right, without liability to Tenant and without it being deemed a constructive eviction, to stop or interrupt any heating, elevator, escalator, lighting, ventilating, air-conditioning, steam, power, electricity, water, cleaning or other service and to stop or interrupt the use of any Building facilities and systems at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other similar or dissimilar cause beyond the reasonable control of Landlord.  Subject to the provisions of Section 35.04(b) and Article 19 and 20 hereof, no such stoppage or interruption shall result in any liability from Landlord to Tenant or entitle Tenant to any diminution or abatement of rent or other compensation nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of any such stoppage or interruption.  Except in emergency circumstances, Landlord shall give Tenant reasonable prior notice (which notice need not be in writing) of its intention to make any repairs, alterations or improvements referred to in this Section 15.05 or any other stoppages of services of which Landlord has prior notice and shall use reasonable efforts in making such repairs, alterations or improvements and in dealing with such other stoppages of service so as to minimize interference with Tenant’s business operations, provided that Landlord shall not be required to perform any such work on an overtime or premium-pay basis. However, if and to the extent that prudent landlords of Comparable Buildings would utilize overtime labor to perform work to restore any interrupted services and/or utilities detailed above, then, Landlord shall likewise perform same on an overtime basis.

(b)                       The above notwithstanding, except in emergency circumstances and except in circumstances where a shutdown of the base Building electrical system affecting the Premises is necessary in order for another tenant or occupant to perform work affecting their respective premises (in which case the following shall not be applicable) (collectively, “Non-Delay Shutdowns”):

(i)                                     Landlord shall give Tenant at least fourteen (14) days prior written notice (herein called “Landlord’s Electrical Stoppage Notice”) of its intention to cause stoppages or interruptions to the base Building electrical system affecting the Premises (except in connection with Non-Delay Shutdowns).  Such Landlord Electrical Stoppage Notice shall state the date, time and estimated duration of such stoppage or interruption.

(ii)                                  Following receipt of the Landlord’s Electrical Stoppage Notice (but not in connection with any Non-Delay Shutdowns), Tenant shall have the right, which right may only be exercisable one (1) time in any 12-month period, exercisable by notice given to Landlord within five (5) Business Days after Tenant’s receipt of a Landlord’s Electrical Stoppage Notice, to require Landlord to postpone for up to thirty (30) days any such stoppage or interruption of the base Building electrical system affecting the Premises, provided that Tenant shall reimburse Landlord, as Additional Charges hereunder within ten (10) days of demand therefor, for any and all actual out-of-pocket costs incurred by Landlord as the result of such postponement and provided further that Landlord shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge, nor shall Landlord be deemed to be in default under any Superior Lease or Superior Mortgage, nor shall the Premises or any part thereof or the Building or Land, or any part thereof, be subject to being condemned or vacated, nor shall the Building or Land, or any part thereof, be subjected to any lien (unless Tenant shall promptly remove such lien, at its sole cost and expense, by bonding or otherwise) or encumbrance, by reason of such postponement, and

(iii)                               Landlord shall use reasonable efforts in making such stoppages or interruptions of the base Building electrical system affecting the Premises so as to minimize interference with Tenant’s business operations, provided that Landlord shall not be required to perform any such work on an overtime or premium-pay basis.

15.06.                        Only Landlord or persons approved by Landlord shall be permitted to furnish or sell laundry, linen, towels, bootblacking, barbering and other similar supplies and services to tenants in the Building; provided, however, Tenant shall have the right to provide, for its own consumption and use in the Premises, cleaning, kitchen and other similar supplies utilized by similar office users in first-class office Buildings in downtown Manhattan.  Landlord may fix the circumstances under which such supplies and services are to be furnished or sold.  Landlord expressly reserves the right at any time to act as or to designate an exclusive supplier of all or any one or more of said supplies and services, provided that the quality thereof and the charges therefor shall be reasonably comparable to that of other suppliers in the downtown area of Manhattan in the City of New York.  Landlord expressly reserves the right to exclude from the Building any person not so designated by Landlord.  However, Tenant, its employees or invitees may personally bring food or beverages into the Building or have same delivered to the Building or Premises for consumption within the Premises solely by Tenant, its regular office employees or invitees; provided, however, nothing in this Lease shall prevent Tenant from obtaining food or catering from vendors of Tenant’s choosing or from installing a limited number of vending machines for use by Tenant’s employees and invitees only.

15.07.                        Landlord hereby acknowledges that, as of the Effective Date, Landlord operates a messenger center in the Building on the concourse level for the benefit of all tenants in the Building during Business Hours on Business Days, which messenger center is able to receive packages and messenger-type deliveries for Tenant.  Landlord shall maintain such messenger center during the entire term of this Lease, provided, however, Landlord may discontinue the operation of said messenger center so long as Landlord generally provides an alternative means of messenger-type delivers to tenants of the Building.

15.08.                        If Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (herein called a “REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or

Landlord’s property manager, an independent contractor of Landlord or Landlord’s property manager (herein called the “Service Provider”).  If Tenant is subject to a charge under this Lease for any such service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against any charge for such service made by Landlord to Tenant under this Lease, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under this Lease concerning the provisions of such service; provided, however, nothing in this Section 15.08 shall diminish or reduce Landlord’s obligations under this Lease.

15.09.                        If and for so long as Landlord maintains a Building directory, Landlord, at Tenant’s request (at Landlord’s cost and expense), shall maintain listings on such directory of the names of Tenant, or its permitted subtenants, assignees or affiliates and the names of any of their officers and employees, provided that the names so listed shall not use more than Tenant’s Share of the space on the Building directory (if there is not electronic directory).  The actual cost to Landlord for making any changes in such listings with respect to a non-electronic directory requested by Tenant shall be paid by Tenant to Landlord, as Additional Charges hereunder, within twenty (20) days after delivery of an invoice therefor.

15.10.                        Subject to the terms and conditions of Section 35.04(b) below, except in the case of a casualty, condemnation, or due to Force Majeure Causes or an emergency, Tenant shall have access to the Premises 24 hours per day, 7 days per week.

15.11.                        Tenant shall have the right to install reasonable identification signage in the elevator lobby area on the floor in which the Premises are located (and on the entrance doors to the Premises), subject to Landlord’s prior reasonable approval thereof.

15.12.                        Landlord will use commercially reasonable efforts to permit Tenant, at no out-of-pocket cost to Landlord, to utilize the same security system technology utilized by Landlord so that Tenant may issue to its employees a single card that will permit access through Landlord’s lobby turnstiles and to the Premises; provided, however, that nothing contained herein shall be construed to permit Tenant to control or monitor or tie in to Landlord’s system.

15.13                           Landlord acknowledges that, as of the date hereof, the Building is serviced by Time Warner Cable for cable services.  During the term hereof and subject to the execution by such cable provider of Landlord’s customary and standard license agreement, Tenant shall be entitled to utilize its own cable provider, reasonably approved by Landlord in advance, to provide cable services to the Premises.

15.14                           Landlord shall provide to Tenant, at no additional charge hereunder, four (4) 2-inch (2”) conduits for Tenant’s telecommunications wiring and cabling, in two diverse paths commencing in the basement space (service point of entrance) of the Building and running in two (2) diverse paths to the lowest floor of the Premises.  Tenant shall use such approved conduits solely for the installation, operation and maintenance of wiring and cabling related to its telecommunications equipment, and for no other purpose.  Tenant shall comply with all applicable provisions of this Lease (including Article 8 hereof) as well as all Legal Requirements with respect to the installation, maintenance and removal of any such wiring and cabling.

ARTICLE 16

Access and Name of Building

16.01.                        Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Premises, all of the Building, including, without limitation, exterior and atrium Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord and persons authorized by Landlord.

16.02.                        Landlord reserves the right, and Tenant shall permit Landlord and persons authorized by Landlord, to install, erect, use and maintain pipes, ducts and conduits in and through the Premises; provided that (a) if installed adjacent to the Premises then such installations shall be, at Landlord’s cost and expense, located in boxed enclosures and appropriately furred, (b) following completion of same, such installations shall not materially interfere with or materially impair the appearance or layout of the Premises and the cubic area of the Premises shall not be reduced as a result thereof except to a de minimis extent and (c) in performing such installation work, Landlord shall use reasonable efforts not to interfere with Tenant’s use of the Premises or Tenant’s existing Alterations without any obligation to employ overtime services. Any damage to the Premises resulting from Landlord’s exercise of the foregoing right shall be repaired promptly by Landlord, at Landlord’s expense.  Any such work under this Article 16 shall be upon prior notice (at least 24 hours notice) to Tenant, except in the case of an emergency where no such notice is required, and at reasonable times and Landlord shall use reasonable efforts to minimize any interference with Tenant’s ordinary conduct of business in the Premises during such periods of access.  To the extent that prudent landlords of Comparable Buildings would perform the work detailed under this Section 16.02 and under Section 16.03 below on an overtime basis, Landlord shall likewise perform same on an overtime basis, provided Tenant’s ordinary conduct of business therein shall not be adversely affected (by more than a de minimis extent); provided, however, Landlord shall perform same on an overtime basis if same would not be performed by prudent landlords of Comparable Buildings if Tenant otherwise requests same, and provided Tenant shall be pay, as Additional Charges hereunder, the incremental (in excess of the non-overtime cost) cost incurred by Landlord in connection therewith within thirty (30) days of demand therefor.

16.03.                        Landlord and persons authorized by Landlord shall have the right, upon reasonable advance notice (at least one (1) Business Day’s notice), except in cases of emergency, to enter and/or pass through the Premises at reasonable times provided Landlord shall use reasonable efforts to minimize any interference with Tenant’s business operations (without obligation to make such visits during non-business hours) and shall be accompanied by a designated representative of Tenant if Tenant shall have made such representative available to Landlord, (a) to examine the Premises and to show them to actual and prospective Superior Lessors, Superior Mortgagees, or prospective purchasers, mortgagees or lessees of the Building, (b) to make such repairs, alterations, additions and improvements in or to the Premises and/or in or to the Building or its facilities and equipment as Landlord or persons authorized by Landlord is or are required or desires to make, and (c) to read any utility meters located therein.  Landlord and such authorized persons shall be allowed to take all materials into and upon the Premises that may be required in connection therewith, and except as expressly set forth in Section 35.04(b) below, without any liability to Tenant and without any reduction of Tenant’s covenants and obligations hereunder and Landlord shall only be entitled to store such materials if same would be reasonable and customary in Comparable Buildings and in accordance with sound construction practice so long as Tenant’s ordinary conduct of business in the Premises is not adversely affected (by more than a de minimis amount).

16.04.                        If at any time any windows of the Premises are either temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning (so long as Landlord diligently perform such repairs, improvements, maintenance and/or cleaning) in or about the Building (or permanently darkened or obstructed if required by law) or covered by any translucent material for the purpose of energy conservation, or if any part of the Building, other than the Premises, is temporarily or permanently closed or inoperable, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

16.05.                        During the time period referred to in subsection 7.07(a) and during the period of fifteen (15) months prior to the expiration date of this Lease, Landlord and persons authorized by Landlord may exhibit the Premises to prospective tenants, subject to the terms and conditions set forth above in Section 16.03.

16.06.                        Intentionally omitted.

16.07.                        Landlord reserves the right, at any time, without it being deemed a constructive eviction and without incurring any liability to Tenant therefor, or affecting or reducing any of Tenant’s covenants and obligations hereunder, to make or permit to be made such changes, alterations, additions and improvements in or to the Building and the fixtures and equipment thereof, as well as in or to the street entrances, atrium, doors, halls, passages, elevators, escalators and stairways thereof, and other public parts of the Building, as Landlord shall deem necessary or desirable.  Landlord agrees that any changes, alterations, additions or improvements performed pursuant to this Section shall not, when completed, unreasonably interfere with the access to or use of the Premises by Tenant or materially diminish any services to be provided by Landlord hereunder.

16.08.                        Landlord reserves the right to name the Building and to change the name or address of the Building at any time and from time to time.  Landlord shall endeavor to give Tenant reasonable prior notice of any change in the address of the Building.  Neither this Lease nor any use by Tenant shall give Tenant any easement or other right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any subway or any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may without notice to Tenant, be regulated or discontinued at any time by Landlord.

16.09.                        If Tenant shall not be present to open and permit an entry into the Premises at any time when for any reason an entry therein shall be urgently necessary by reason of fire or other emergency, Landlord or Landlord’s agents may forcibly enter the same (provided that Landlord shall endeavor to notify Tenant promptly following such entry of such entry) without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property) and without in any manner affecting the obligations and covenants of this Lease.  Landlord shall promptly notify Tenant thereafter of such access by Landlord.

16.10.              (a)                                 For purposes of this Section 16.10, the term “Elevator Lobby Signage Occupancy Requirement” shall mean actual occupancy by the Named Tenant of at least 88,000 rentable square feet in the Building.

(b)                                 For so long as the (x) Tenant under this Lease is the Named Tenant (or a Tenant’s Successor of the Named Tenant or a Tenant’s Affiliate of the Named Tenant) (y) the Elevator Lobby Signage Occupancy Requirement shall be satisfied and (z) Tenant is not in default under this Lease beyond the expiration of any applicable cure or grace period, (1) Landlord shall be entitled to permit any tenant or occupant of the Building that is a Competitor Entity (which Competitor Entity is leasing at least one (1) full floor in the Building) to install signage in the lobby of the elevator bank of the Building servicing the Premises initially demised hereunder, and if such tenant or occupant that is a Competitor Entity actually installs such signage in such lobby of the elevator bank detailed above, then Landlord shall permit Tenant to install a sign (depicting Tenant’s name and/or logo) in said elevator bank, which sign shall be in a size similar to that of the other tenant or occupant and shall be in a location reasonably designated by Landlord and which design, font, size, color, materials, finish and manner of installation shall be subject to Landlord’s prior reasonable approval, and (2) if Landlord elects to enter into a lease following the date hereof which permits a tenant or occupant (other than a Competitor Entity) to install signage in the lobby of the elevator bank of the Building servicing the Premises initially demised hereunder and such tenant or occupant leases less rentable square footage than the Tenant under this Lease, then, if such tenant or occupant actually installs such signage in such lobby of the elevator bank detailed above, Landlord shall permit Tenant to install a sign (depicting Tenant’s name and/or logo) in said elevator bank, which sign shall be in a size similar to that of the other tenant or occupant and shall be in a location reasonably designated by Landlord and which design, font, size, color, materials, finish and manner of installation shall be subject to Landlord’s prior reasonable approval.

(c)                                  Tenant shall, throughout the term of this Lease, maintain any such signage permitted to be installed pursuant to clause (b) above in good order and repair to the reasonable satisfaction of Landlord (any such repairs to be performed at such times and in such a manner as reasonably designated or approved by Landlord).

(d)                                 Upon the expiration or earlier termination of the term of this Lease or upon any earlier date upon which Tenant’s rights under this Section 16.10 shall terminate, Tenant shall promptly remove any such signage permitted to be installed pursuant to clause (b) above and restore the affected portions of the Building to their condition immediately preceding the installation thereof.

16.11.                        Landlord acknowledges that Tenant may, from time to time, have certain security or confidentiality requirements such that portions of the Premises shall be locked and inaccessible to persons unauthorized by Tenant (herein called the “Secure Areas”). Notwithstanding anything to the contrary contained in this Article 16, Landlord therefore agrees that, except in cases of emergency, Landlord’s right of access to the Secure Areas shall be restricted subject to the following conditions: (i) Tenant shall deliver to Landlord floor plans of the Premises designating the Secure Areas, (ii) such designation shall be reasonable, (iii) except in cases of emergency, any access to the Secure Areas requested by Landlord shall be upon no less than twenty-four (24) hours notice to Tenant, which notice may be oral, and accompanied by a representative of Tenant, whom Tenant agrees to make available, and (iv) Landlord shall have no obligation to provide to the Secure Areas cleaning services or any other services or repairs that require access to the Secured Areas unless Tenant shall provide Landlord with such access to the Secure Areas for purposes of providing such cleaning services or other services or repairs at those times that Landlord shall reasonably designate in accordance with Landlord’s ordinary Building schedule.

ARTICLE 17

Notice of Occurrences

17.01.                        Tenant shall give prompt notice to Landlord (to the extent Tenant has knowledge of same) of (a) any occurrence in or about the Premises for which Landlord might be liable, (b) any fire or other casualty in the Premises, (c) any damage to or defect in the Premises, including the fixtures, equipment and appurtenances thereof, for the repair of which Landlord is responsible under this Lease, and (d) any damage to or defect in any part or appurtenance of the Building’s sanitary, electrical, heating, ventilating, air-

conditioning, elevator or other systems located in or passing through the Premises or any part thereof, if and to the extent that Tenant shall have knowledge of any of the foregoing matters.  Anything to the contrary herein notwithstanding, Landlord shall be responsible for any latent defects in Landlord’s Work during the term hereof, provided that Tenant promptly provides notice thereof to Landlord of such latent defects.

ARTICLE 18

Non-Liability and Indemnification

18.01.                        Neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee, shall be liable to Tenant for any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any damage to property of Tenant or of others entrusted to employees of Landlord nor for loss of or damage to any such property by theft or otherwise; provided, however, that subject to the provisions of Section 35.03 hereof, nothing contained in this Section 18.01 shall be construed to exculpate Landlord for loss, injury or damage to the extent caused by or resulting from the negligence or willful misconduct of Landlord, its affiliates, agents, servants, employees and contractors.  Further, neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any partner, director, officer, principal, shareholder, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee, shall be liable (a) for any such damage caused by other tenants or persons in, upon or about the Building or the Real Property, or caused by operations in construction of any private, public or quasi-public work; or (b) even if negligent, for consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other Tenant’s Property therein by Tenant or any person claiming through or under Tenant.

18.02.                        Except to the extent resulting from the negligence or willful misconduct of Landlord, any Superior Lessor or any Superior Mortgagee, or any of their respective partners, directors, officers, principals, agents, employees, contractors or representatives, Tenant shall indemnify and hold harmless Landlord and all Superior Lessors and Superior Mortgagees and its and their respective partners, directors, officers, principals, shareholders, agents and employees from and against any and all claims arising from or in connection with (a) the conduct or management of the Premises or of any business therein, or any work or thing whatsoever done, or any condition created (other than by Landlord, its agents, or employees) in or about the Premises during the term of this Lease or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Premises and during such period prior to the Commencement Date same was caused by Tenant or its agents, representatives, employees or contractors; (b) any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their directors, principals, officers, agents, employees or contractors; (c) any accident, injury or damage whatever occurring in, at or upon the Premises; (d) any breach or default by Tenant in the full and prompt payment and performance of Tenant’s obligations under this Lease; (e) from any work done, or materials or supplies furnished, in connection with the fabrication, erection, installation, maintenance and operation of the Back-Up Power System (defined below) installed by Tenant pursuant to the provisions of this Lease; and (f) the erection, installation, maintenance, operation and repair of the Back-Up Power System installed by Tenant pursuant to the provisions of this Lease; together with all actual out-of-pocket costs, expenses and liabilities by the indemnified party incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses; provided, however, in no event shall Tenant be liable for consequential damages in connection therewith.  In case any action or proceeding be brought against Landlord and/or any Superior Lessor or Superior Mortgagee and/or its or their partners, directors, officers, principals, shareholders, agents and/or employees by reason of any such claim, Tenant, upon notice from Landlord or such Superior Lessor or Superior Mortgagee, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord or such Superior Lessor or Superior Mortgagee).

18.03.              Subject to Section 18.02 above and except to the extent resulting from the negligence or willful misconduct of Tenant or any of its respective partners, directors, officers, principals, agents, employees, contractors or representatives, Landlord shall indemnify and hold harmless Tenant and Tenant’s officers, directors, partners, members, employees, agents and contractors from and against any and all third-party claims arising in connection with (a) injury to or death of any person or persons in any common area of the Building or the Premises, but with respect to the Premises only to the extent to which the same shall result from the negligence or willful misconduct of Landlord or Landlord’s partners, directors, principals, shareholders, officers, agents, contractors or employees, and (b) any negligence or willful misconduct of Landlord or Landlord’s partners, directors, principals, officers, agents, contractors or employees, together with all actual out-of-pocket costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses; provided, however, that in no event shall Landlord be liable for consequential damages (including, but not limited to, loss of business or lost profits).  In case any action or proceeding be brought against Tenant or any of Tenant’s officers, directors, partners, members, employees, agents and contractors by reason of any such claim, Landlord, upon notice from Tenant, shall defend such action or proceeding (by counsel reasonably satisfactory to Tenant).

ARTICLE 19

Damage or Destruction

19.01.                        (a)                       If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (and if this Lease shall not be terminated as in this Article 19 hereinafter provided), (a) Landlord shall diligently repair the damage to and restore and rebuild the Building and the core and shell of the Premises (excluding the Tenant’s Work, Alterations, leasehold improvements, Tenant’s improvements and betterments and the property which is deemed Tenant’s Property pursuant to Section 12.02 hereof) with reasonable dispatch after notice to it of the damage or destruction and the collection of the insurance proceeds attributable to such damage (herein called “Landlord’s Restoration Work”), and (b) Tenant shall diligently repair the damage to and restore and repair the Tenant’s Work, Alterations, leasehold improvements, Tenant’s improvements and betterments and the property which is deemed Tenant’s Property pursuant to Section 12.02 hereof with reasonable dispatch after the substantial completion of Landlord’s repairs and restoration of the core and shell of the Premises provided for in clause (a) above (herein called “Tenant’s Restoration Work”).  Such work by Tenant shall be deemed Alterations for the purposes of Article 11 hereof.  Provided that this Lease shall not be terminated by Landlord or Tenant, in connection with any Tenant’s Restoration Work costing in excess of $500,000.00 (as reasonably estimated by Landlord) the proceeds of policies providing coverage for leasehold improvements and Tenant’s improvements and betterments (other than for Tenant’s Property) shall, subject to the rights of any Superior Lessor or Superior Mortgagee, be paid to Landlord and segregated by Landlord for the purpose of the casualty in question and shall be disbursed therefrom in payment of the cost of Tenant’s Restoration Work as the performance of such work progresses, against certificates, in form and substance and certified by a person satisfactory to Landlord, showing that the disbursement to be made represents not more than ninety percent (90%) of the cost of the work and materials described in the certificate and that the estimated cost of completion of Tenant’s Restoration Work does not exceed the undisbursed balance of such proceeds (exclusive of the ten percent (10%) retention); provided, however, no such proceeds need be paid over to Landlord if the Tenant under this Lease is the Named Tenant and such Named Tenant has a net worth (as defined in Article 7 above) or market capitalization at least equal to the Named Tenant as of the Effective Date (and reasonable proof thereof is provided to Landlord).  The balance of such proceeds shall be paid to Tenant upon the presentation of a like certificate, evidencing that Tenant’s Restoration Work has been completed and that there are no mechanics’ or other liens outstanding relating thereto (unless the balance of said proceeds shall be used to make final payments to release the same).  Notwithstanding anything to the contrary contained herein, if this Lease shall be terminated by Landlord or Tenant pursuant to this Article 19, the proceeds of policies providing coverage for the Tenant’s Work, Alterations, leasehold improvements and Tenant’s improvements and betterments shall be paid to Landlord in an amount not to exceed the unamortized portion of the Work Allowance (determined as of the date of such casualty) (which amortization shall be determined over a period of time commencing on the Rent Commencement Date and ending on the initially-scheduled Expiration Date).  Tenant shall be solely responsible for (i) the amount of any deductible under the policy insuring leasehold improvements and Tenant’s improvements and betterments and (ii) the amount, if any, by which the cost of repairing and restoring the leasehold improvements and Tenant’s improvements and betterments exceeds the available insurance proceeds therefor. The amount due in accordance with subparagraph (i) above shall be Additional Charges under this Lease and payable by Tenant to Landlord upon demand.  The proceeds of Tenant’s insurance policies with respect to Tenant’s Property shall be payable to Tenant.

(b)                       Notwithstanding anything to the contrary contained in this Article, if in Landlord’s reasonable discretion, it would be appropriate for safety reasons, health reasons or the efficient operation or restoration of the Building for Landlord to perform all or a portion of Tenant’s Restoration Work on behalf of Tenant, then (i) Landlord shall give Tenant a notice specifying the portion of Tenant’s Restoration Work to be performed by Landlord (herein called the “Specified Restoration Work”), (ii) Landlord shall perform such Specified Restoration Work and (iii) Tenant shall pay to Landlord (or Landlord shall retain from the insurance proceeds paid to Landlord in accordance with Section 19.01(a) hereof) the cost of such Specified Restoration Work within thirty (30) days following the giving of Landlord’s written demand therefore (provided that the cost of such Specified Restoration Work shall not be substantially higher than that which would have been incurred by Tenant). Tenant shall promptly permit Landlord access to the Premises for the purpose of performing the Specified Restoration Work and any restoration work to the Building which is not the responsibility of Tenant hereunder.  If required by Landlord in connection with the performance of the Specified Restoration Work or Landlord’s Restoration Work, Tenant shall promptly remove from the Premises all or such items of Tenant’s Property as Landlord may require by written notice (herein called “Tenant’s Property Removal Obligation”).  In the event that Tenant fails to comply with Tenant’s Property Removal Obligation within fifteen (15) Business Days after the giving of such written notice by Landlord, Landlord shall have the right to remove and store such Tenant’s Property at Tenant’s sole cost and expense and with no liability to Landlord. Tenant shall be solely responsible for arranging for any visits to the Premises by Tenant’s insurance adjuster that may be desired by Tenant prior to the performance by Landlord or Tenant of Tenant’s Property Removal Obligation or the performance by Landlord of Landlord’s Restoration Work or the Specified Restoration Work and Landlord shall be under no obligation to delay the performance of same, nor shall Landlord have any liability to Tenant, in the event that Tenant fails to do so.  If the nature of the casualty and the nature of the restoration results in Landlord performing Landlord’s Restoration Work in conjunction with Tenant performing Tenant’s Restoration Work, each of Landlord and Tenant shall reasonably cooperate with each other in the performance and scheduling of such work.

19.02.                        Subject to the provisions of Section 19.05 hereof, if all or part of the Premises shall be damaged or destroyed or rendered completely or partially untenantable on account of fire or other casualty, the Fixed Rent and the Additional Charges under Article 3 hereof shall be abated in the proportion that the untenantable area of the Premises bears to the total area of the Premises (it being understood and agreed that the entire Premises shall be deemed untenantable if a portion of the Premises is untenantable and Tenant is not able, in Tenant’s reasonable discretion, to utilize the remainder of the Premises for the ordinary conduct of Tenant’s business therein), for the period (as such period shall be extended on a day-for-day basis to the extent Tenant is delayed in performing its restoration work due to Landlord’s negligence or willful misconduct) from the date of the damage or destruction to (i) the date the damage to the core and shell of the Premises (exclusive of leasehold improvements, Tenant’s improvements and betterments and Tenant’s Property) shall be substantially repaired by Landlord (provided, however, that if in Landlord’s reasonable judgment based upon the estimate of Landlord’s independent contractors such repairs would have been substantially completed at an earlier date but for Tenant’s having failed to reasonably cooperate with Landlord in effecting such repair, then the core and shell of the Premises shall be deemed to have been repaired substantially on such earlier date and any reduction or abatement shall cease) or (ii) if the Building and not the Premises is so damaged or destroyed, the date on which the Premises shall be made tenantable; provided, however, should Tenant or any of its subtenants reoccupy a portion of the Premises during the period the repair work is taking place and prior to the date that the Premises are substantially repaired or made tenantable for the conduct of its or their business (which shall not include entry upon and occupancy of the Premises with the prior written consent of Landlord for the purpose of performing restoration and/or repair to Tenant’s Property, improvements and finish work), the Fixed Rent and the Additional Charges allocable to such reoccupied portion, based upon the proportion which the area of the reoccupied portion of the Premises bears to the total area of the Premises, shall be payable by Tenant from the date of such occupancy.

19.03.                        (a)                       If the Building shall be totally damaged or destroyed by fire or other casualty, or if the Building shall be so damaged or destroyed by fire or other casualty (whether or not the Premises are damaged or destroyed) that its repair or restoration requires more than one hundred (180) days or the expenditure of more than forty (40%) percent of the full insurable value of the Building immediately prior to the casualty (as estimated in any such case by a reputable contractor, registered architect or licensed professional engineer designated by Landlord), and provided Landlord shall terminate leases covering no less than seventy-five (75%) percent of the office space in the Building then leased to tenants (including Tenant) in the Building, then in such case Landlord may terminate this Lease by giving Tenant notice to such effect within ninety (90) days after the date of the casualty.  For the purpose of this Section only, “full insurable value” shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building.

(b)                       If the Premises or any part thereof or the means of access thereto or Building systems servicing same shall be damaged by fire or other casualty, and

Landlord is required to or elects to repair and restore the Premises pursuant to Section 19.01(a) above, Landlord shall, within sixty (60) days after such damage or destruction, provide Tenant with a written notice of the estimated date on which the restoration of the Premises shall be substantially completed, as estimated by Landlord’s architect or engineer.  If such estimated date is more than fifteen (15) months after the date of such damage or destruction, Tenant may terminate this Lease by notice to Landlord, which notice shall be given within thirty (30) days after the date Landlord provides the notice required by the preceding sentence, and such termination shall be effective upon the giving of Tenant’s notice.  Failure by Tenant to provide such notice within such thirty (30) day period shall be deemed an election by Tenant not to terminate this Lease.  If Tenant elects not to terminate this Lease or is deemed to have so elected, and if Landlord has not substantially completed the required repairs and restored the Premises within the period originally estimated by Landlord or within such period thereafter (not to exceed three (3) months) as shall equal the aggregate period Landlord may have been delayed in commencing or completing such repairs by Force Majeure Causes, then Tenant shall have the further right to elect to terminate this Lease upon written notice to Landlord and such election shall be effective upon the expiration of thirty (30) days after the date of such notice, unless Landlord substantially completes such restoration within such thirty (30) day period.

(c)                        If more than 50% percent of the rentable square footage Premises shall be damaged by fire or other casualty during the last twenty-four (24) months of the term of this Lease (as the same may be extended pursuant to the terms hereof) such that the Landlord’s Restoration Work and the Tenant’s Restoration Work, in the aggregate, are estimated (as estimated by independent architect or engineer each selected by Landlord and Tenant for each party’s respective work) to take longer than one hundred fifty (150) days, then in such case Landlord may terminate this Lease by giving Tenant notice to such effect within ninety (90) days after the date of the casualty, or Tenant may terminate this Lease by giving Landlord notice to such effect within thirty (30) days after the date of the casualty or thirty (30) days after receipt of such estimate, whichever is later, and such election shall be effective upon the expiration of five (5) Business Days after the date of such notice.  Failure by either party to provide such notice within the aforementioned period shall be deemed an election by such party not to terminate this Lease pursuant to this Section 19.03(c).

19.04.                        Except as expressly provided in Section 19.03(b) or (c) hereof, Tenant shall not be entitled to terminate this Lease and Landlord shall have no liability to Tenant for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building pursuant to this Article 19.  Landlord shall use reasonable efforts to make such repair or restoration promptly and in such manner as not unreasonably to interfere with Tenant’s use and occupancy of the Premises, but Landlord shall not be required to do such repair or restoration work except during Business Hours of Business Days.

19.05.        Notwithstanding any of the foregoing provisions of this Article 19, if by reason of a default by Tenant under this Lease beyond the expiration of any applicable cure or grace period, either Landlord or any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to damage or destruction of the Premises or the Building by fire or other casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement or reduction of the Fixed Rent or Additional Charges.

19.06.        Landlord will not carry insurance of any kind on Tenant’s Property, leasehold improvements and improvements and betterments, and, except as provided by law or by reason of Landlord’s negligence or willful misconduct or its breach of any of its obligations hereunder, shall not be obligated to repair any damage to or replace Tenant’s Property. Tenant agrees to look first to its insurance for recovery of any damage to or loss of Tenant’s Property.  If Tenant shall fail to maintain such insurance, Landlord shall have the right to obtain insurance on Tenant’s Property and the cost thereof shall be Additional Charges under this Lease and payable by Tenant to Landlord on demand.

19.07.        The provisions of this Article 19 shall be deemed an express agreement governing any case of damage or destruction of the Premises by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, providing for such a contingency in the absence of an express agreement, and any other law of like import, now or hereafter in force, shall have no application in such case.

ARTICLE 20

Eminent Domain

20.01.        If the whole of the Building or the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose, this Lease and the term and estate hereby granted shall terminate as of the date of vesting of title on such taking (herein called “Date of the Taking”), and the Fixed Rent and Additional Charges shall be prorated and adjusted as of such date.

20.02.        If more than forty (40%) percent of the Building shall be so taken, this Lease shall be unaffected by such taking, except that (a) Landlord may, at its option, provided that Landlord shall terminate leases of no less than seventy-five (75%) percent of the office space then leased to tenants in the Building upon which the effect of such taking shall have been substantially similar to the effect of same upon the Premises, terminate this Lease by giving Tenant notice to that effect within sixty (60) days after the Date of the Taking, and (b) if ten (10%) percent or more of the Premises shall be so taken and the remaining area of the Premises shall not be sufficient, in Tenant’s reasonable judgment, for Tenant to continue the operation of its business, or access to the Premises is materially impaired as a resulting of a taking, in Tenant’s reasonable judgment, then

Tenant may terminate this Lease by giving Landlord notice to that effect within ninety (90) days after the Date of the Taking. This lease shall terminate on the date that such notice from Landlord or Tenant to the other shall be given, and the Fixed Rent and Additional Charges shall be prorated and adjusted as of such termination date, except that with respect to any portion of the Premises which is the subject of the taking, if earlier, as of the Date of the Taking. Upon such partial taking and this Lease continuing in force as to any part of the Premises, the Fixed Rent and Additional Charges shall be adjusted according to the rentable area remaining.

20.03.        Landlord shall be entitled to receive the entire award or payment in connection with any taking without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award except as hereinafter expressly provided in this Article 20. Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such award or payment; provided, however, that Tenant shall have the right to make a separate claim for its moving expenses and to the extent the award otherwise payable to Landlord shall not be diminished thereby, for any of Tenant’s Property taken.

20.04.        If the temporary (i.e., for no more than 180 days) use or occupancy of all or any part of the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose during the term of this Lease, Tenant shall be entitled, except as hereinafter set forth, to receive that portion of the award or payment for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to receive that portion which represents reimbursement for the cost of restoration of the Premises.  This Lease shall be and remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations hereunder insofar as such obligations are not affected by such taking and shall continue to pay in full the Fixed Rent and Additional Charges when due, except that the Fixed Rent and Additional Charges shall be equitably and proportionately apportioned with respect to any portion of the Premises that Tenant is not able to use during the period of such temporary use or occupancy.  If the period of temporary use or occupancy shall extend beyond the Expiration Date of this Lease, that part of the award which represents compensation for the use and occupancy of the Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive so much thereof as represents the period up to and including such Expiration Date and Landlord shall receive so much thereof as represents the period after such Expiration Date.  All monies paid as, or as part of, an award for temporary use and occupancy for a period beyond the date to which the Fixed Rent and Additional Charges have been paid shall be received, held and applied by Landlord as a trust fund for payment of the Fixed Rent and Additional Charges becoming due hereunder.

20.05.        In the event of a taking of less than the whole of the Building and/or the Land which does not result in termination of this Lease, or in the event of a taking for a temporary use or occupancy of all or any part of the Premises which does not result in a termination of this Lease, (a) Landlord, at its expense, and whether or not any award or awards shall be sufficient for the purpose, shall proceed with reasonable diligence to repair the remaining parts of the Building and the Premises (other than those parts of the Premises which are deemed Landlord’s property pursuant to Section 12.01 hereof and Tenant’s Property) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord shall deem desirable) and so as to constitute a complete and rentable Building and Premises and (b) Tenant, at its expense, and whether or not any award or awards shall be sufficient for the purpose, shall proceed with reasonable diligence to repair the remaining parts of the Premises which are deemed Landlord’s property pursuant to Section 12.01 hereof and Tenant’s Property, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

ARTICLE 21

Surrender

21.01.        On the Expiration Date or upon any earlier termination of this Lease, or upon any reentry by Landlord upon the Premises, Tenant shall quit and surrender the Premises to Landlord “broom-clean” and in good order, condition and repair, except for ordinary wear and tear and such damage or destruction as Landlord is required to repair or restore under this Lease, and Tenant shall remove all of Tenant’s Property and all Alterations and leasehold improvements detailed in Section 12.01 above therefrom except as otherwise expressly provided in this Lease.  If the Expiration Date or sooner termination of this Lease shall fall on a day which is not a Business Day, then Tenant’s obligations under this Section 21.01 shall be performed by no later than the Business Day immediately preceding such day.

21.02.        No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and each Superior Lessor and Superior Mortgagee whose lease or mortgage, as the case may be, provides that no such surrender may be accepted without its consent.

ARTICLE 22

Conditions of Limitation

22.01.        This lease and the term and estate hereby granted are subject to the limitation that whenever Tenant, or any guarantor of Tenant’s obligations under this Lease, shall make an assignment for the benefit of creditors, or shall file a voluntary petition under any bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency shall be filed against Tenant or such guarantor under any bankruptcy or insolvency law, or whenever a petition shall be filed by or against Tenant or such guarantor under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any law of like import, or whenever a petition shall be filed by Tenant, or such guarantor, under the arrangement provisions of the United States Bankruptcy Code or under the provisions of any law of like import, or whenever a permanent receiver of Tenant, or such guarantor, or of or for the property of Tenant, or such guarantor, shall be appointed, then Landlord (a) if such event occurs without the acquiescence of Tenant, or such guarantor, as the case may be, at any time after the event continues for ninety (90) days, or (b) in any other case at any time after the occurrence of any such event, may give Tenant a notice of intention to end the term of this Lease at the expiration of five (5) days from the date of service of such notice of intention, and upon the expiration of said five (5) day period this Lease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if that day were the expiration date of this Lease, but Tenant shall remain liable for damages as provided in Article 24 hereof.

22.02.        This lease and the term and estate hereby granted are subject to the further limitations that:

(i)         if Tenant shall default in the payment of any Fixed Rent or Additional Charges beyond the applicable due date for such amount of Fixed Rent or Additional Charges, and such default shall thereafter continue for ten (10) days after written notice thereof has been given to Tenant, or

(ii)        if Tenant shall, whether by action or inaction, be in default of any of its obligations under this Lease (other than a default in the payment of Fixed Rent or Additional Charges) and such default shall continue and not be remedied as soon as practicable and in any event within thirty (30) days after Landlord shall have given to Tenant a notice specifying the same, or, in the case of a default which cannot with due diligence be cured within a period of thirty (30) days and the continuance of which for the period required for cure will not (i) subject Landlord or any Superior Lessor or any Superior Mortgagee to prosecution for a crime or any other fine or charge, (ii) subject the Premises or any part thereof or the Building or Land, or any part thereof, to being condemned by a public authority, (iii) subject the Building or Land, or any part thereof, to any lien or encumbrance which is not removed or bonded within the time period required under this Lease, or (iv) result in the termination of any Superior Lease or foreclosure of any Superior Mortgage, if Tenant shall not (x) within said thirty (30) day period advise Landlord of Tenant’s intention to take all steps reasonably necessary to remedy such default, (y) duly commence within said 30-day period, and thereafter diligently prosecute to completion all steps reasonably necessary to remedy the default and (z) complete such remedy within a reasonable time after the date of said notice of Landlord, or then in any of said cases Landlord may give to Tenant a notice of intention to end the term of this Lease at the expiration of five (5) days from the date of the service of such notice of intention, and upon the expiration of said five (5) days this Lease (unless Tenant cures such default prior to the expiration of said 5-day period) and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if that day was the day herein definitely fixed for the end and expiration of this Lease, but Tenant shall remain liable for damages as provided in Article 24 hereof.

22.03.        (a)        If Tenant shall have assigned its interest in this Lease, and this Lease shall thereafter be disaffirmed or rejected in any proceeding under the United States Bankruptcy Code or under the provisions of any Federal, state or foreign law of like import, or in the event of termination of this Lease by reason of any such proceeding, the assignor or any of its predecessors in interest under this Lease, upon request of Landlord given within ninety (90) days after such disaffirmance or rejection shall (a) pay to Landlord all Fixed Rent and Additional Charges then due and payable to Landlord under this Lease to and including the date of such disaffirmance or rejection and (b) enter into a new lease as lessee with Landlord of the Premises for a term commencing on the effective date of such disaffirmance or rejection and ending on the Expiration Date, unless sooner terminated as in such lease provided, at the same Fixed Rent and Additional Charges and upon the then executory terms, covenants and conditions as are contained in this Lease, except that (i) the rights of the lessee under the new lease, shall be subject to any possessory rights of the assignee in question under this Lease and any rights of persons claiming through or under such assignee, (ii) such new lease shall require all defaults existing under this Lease to be cured by the lessee with reasonable diligence, and (iii) such new lease shall require the lessee to pay all Additional Charges which, had this Lease not been disaffirmed or rejected, would have become due after the effective date of such disaffirmance or rejection with respect to any prior period.  If the lessee shall fail or refuse to enter into the new lease within ten (10) days after Landlord’s request to do so, then in addition to all other rights and remedies by reason of such default, under this Lease, at law or in equity, Landlord shall have the same rights and remedies against the lessee as if the lessee had entered into such new lease and such new lease had thereafter been terminated at the beginning of its term by reason of the default of the lessee thereunder.

(b)        If pursuant to the United States Bankruptcy Code Tenant is permitted to assign this Lease in disregard of the restrictions contained in Article 7 hereof (or if this Lease shall be assumed by a trustee), the trustee or assignee shall cure any default under this Lease and shall provide adequate assurance of future performance by the trustee or assignee including (a) of the source of payment of rent and performance of other obligations under this Lease (for which adequate assurance shall mean the deposit of cash security with Landlord in an amount equal to the sum of one year’s Fixed Rent then reserved hereunder plus an amount equal to all Additional Charges payable under Article 3 for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord, without interest, for the balance of the term as security for the full and faithful performance of all of the obligations under this Lease on the part of Tenant yet to be performed) and that any such assignee of this Lease shall have a net worth exclusive of good will, computed in accordance with generally accepted accounting principles, equal to at least ten (10) times the aggregate of the annual Fixed Rent reserved hereunder plus all Additional Charges for the preceding calendar year as aforesaid and (b) that the use of the Premises shall in no way diminish the reputation of the Building as a first-class office building or impose any additional burden upon the Building or increase the services to be provided by Landlord.  If all defaults are not cured and such adequate assurance is not provided within sixty (60) days after there has been an order for relief under the United States Bankruptcy Code, then this Lease shall be deemed rejected, Tenant or any other person in possession shall vacate the Premises, and Landlord shall be entitled to retain any rent or security deposit previously received from Tenant and shall have no further liability to Tenant or any person claiming through Tenant or any trustee.  If Tenant receives or is to receive any valuable consideration for such an assignment of this Lease, such consideration, after deducting therefrom (a) the brokerage commissions, if any, and other expenses reasonably incurred by Tenant for such assignment and (b) any portion of such consideration reasonably designed by the assignee as paid for the purchase of Tenant’s Property in the Premises, shall be and become the sole exclusive property of Landlord and shall be paid over to Landlord directly by such assignee.  If Tenant’s trustee, Tenant or Tenant as debtor-in-possession assumes this Lease and proposes to assign the same (pursuant to Title 11 U.S.C. Section 365, as the same may be amended) to any person, including, without limitation, any individual, partnership or corporate entity, who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to the trustee, Tenant or Tenant as debtor-in-possession, then notice of such proposed assignment, setting forth (x) the name and address of such person, (y) all of the terms and conditions of such offer, and (z) the adequate assurance to be provided Landlord to assure such person’s future performance under this Lease, including, without limitation, the assurances referred to in Title 11 U.S.C. Section 365(b) (3) (as the same may be amended), shall be given to Landlord by the trustee, Tenant or Tenant as debtor-in-possession no later than twenty (20) days after receipt by the trustee, Tenant or Tenant as debtor-in-possession of such offer, but in any event no later than ten (10) days prior to the date that the trustee, Tenant or Tenant as debtor-in-possession shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to the trustee, Tenant or Tenant as debtor-in- possession, given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease.

ARTICLE 23

Reentry by Landlord

23.01.        If this Lease shall terminate as provided in Article 22 hereof, Landlord or Landlord’s agents and employees may immediately or at any time thereafter reenter the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any person therefrom, to the end that Landlord may have, hold and enjoy the Premises.  The word “reenter,” as used herein, is not restricted to its technical legal meaning.  If this Lease is terminated under the provisions of Article 22, or if Landlord shall reenter the Premises under the provisions of this article, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the Fixed Rent and Additional Charges payable up to the time of such termination of this Lease, or of such recovery of possession of the Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 24 hereof.

23.02.        In the event of a breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right to seek an injunction.  The special remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies to which Landlord may lawfully be entitled at any time and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.  Except in those instances where a specific or express remedy is provided under this Lease, in the event of a breach by Landlord of any of its obligations under this Lease, Tenant shall also have the right of injunction.  Except in those instances where a specific or express remedy is provided under this Lease, the special remedies to which Tenant may resort hereunder are cumulative and are not intended to be exclusive of any other remedies to which Tenant may lawfully be entitled at any time and Tenant may invoke any remedy allowed at law or in equity.

23.03.        If this Lease shall terminate under the provisions of Article 22 hereof, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such monies shall be credited by Landlord against any Fixed Rent or Additional Charges due from Tenant at the time of such termination or reentry or, at Landlord’s option, against any damages payable by Tenant under Article 24 hereof or pursuant to law.

ARTICLE 24

Damages

24.01.        If this Lease is terminated under the provisions of Article 22 hereof, or if Landlord shall reenter the Premises under the provisions of Article 23 hereof, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(i)         a sum which at the time of such termination of this Lease or at the time of any such reentry by Landlord, as the case may be, represents the then value of the excess, if any (assuming a discount at a rate per annum equal to the Interest Rate), of (i) the aggregate amount of the Fixed Rent and the Additional Charges under Article 3 hereof which would have been payable by Tenant (conclusively presuming the average monthly Additional Charges under Article 3 hereof to be the same as were payable for the last twelve (12) calendar months, or if less than twelve (12) calendar months have then elapsed since the Commencement Date, all of the calendar months immediately preceding such termination or reentry) for the period commencing with such earlier termination of this Lease or the date of any such reentry, as the case may be, and ending with the date contemplated as the expiration date hereof if this Lease had not so terminated or if Landlord had not so reentered the Premises, over (ii) the aggregate fair market rental value of the Premises for the same period, or

(ii)        sums equal to the Fixed Rent and the Additional Charges under Article 3 hereof which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so reentered the Premises, payable upon the due dates therefor specified herein following such termination or such reentry and until the date contemplated as the expiration date hereof if this Lease had not so terminated or if Landlord had not so reentered the Premises, provided, however, that if Landlord shall relet the Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease or in reentering the Premises and in securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Premises for new tenants, brokers’ commissions, reasonable legal fees, and all other expenses properly chargeable against the Premises and the rental therefrom, it being understood that any such reletting may be for a period shorter or longer than the remaining term of this Lease; but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this subdivision to a credit in respect of any net rents from a reletting, except to the extent that such net rents are actually received by Landlord.  If the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot basis shall be made of the rent received from such reletting and of the expenses of reletting.

If the Premises or any part thereof be relet by Landlord for the unexpired portion of the term of this Lease, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the Premises, or part thereof, so relet during the term of the reletting.  Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises or any part thereof, or if the Premises or any part thereof are relet, for its failure to collect the rent under such reletting, and no such refusal or failure to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease.

24.02.        Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been so terminated under the provisions of Article 22 hereof, or had Landlord not reentered the Premises.  Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.  Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as damages by reason of the termination of this Lease or reentry on the Premises for the default of Tenant under this Lease an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater than any of the sums referred to in Section 24.01 hereof.

24.03.        In addition, if this Lease is terminated under the provisions of Article 22 hereof, or if Landlord shall, reenter the Premises under the provisions of Article 23 hereof, Tenant agrees that:

(i)         the Premises then shall be in the condition in which Tenant has agreed to surrender the same to Landlord at the expiration of the term hereof;

(ii)        Tenant shall have performed prior to any such termination any covenant of Tenant contained in this Lease for the making of any Alterations or for restoring or rebuilding the Premises or the Building, or any part thereof; and

(iii)       for the breach of any covenant of Tenant set forth above in this Section 24.03, Landlord shall be entitled immediately, without notice or other action by Landlord, to recover, and Tenant shall pay, as and for liquidated damages therefor, the cost of performing such covenant (as estimated by an independent contractor selected by Landlord).

24.04.        In addition to any other remedies Landlord may have under this Lease, and without reducing or adversely affecting any of Landlord’s rights and remedies under Article 22, if any Fixed Rent, Additional Charges or damages payable hereunder by Tenant to Landlord are not paid within ten (10) days after the due date thereof, the same shall bear interest at the Interest Rate from the due date thereof until paid, and the amount of such interest shall be an Additional Charge hereunder; provided, however, with respect to more than two (2) late payments in any 12-month period, same shall bear interest at the Interest Rate plus an additional 2%.

24.05.        No reference to any specific right or remedy under this Lease (unless is it expressly indicated that same shall be a sole and exclusive remedy with respect to such item) shall preclude Landlord or Tenant, as applicable, from exercising any other rights or from having any other remedy or from maintaining any action to which it may otherwise be entitled to at law or equity.

ARTICLE 25

Affirmative Waivers

25.01.        Tenant, on behalf of itself and any and all persons claiming through or under Tenant, does hereby waive and surrender all right and privilege which it, they or any of them might have under or by reason of any present or future law, to redeem the Premises or to have a continuance of this Lease after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as provided in this Lease.

25.02.        If Tenant is in arrears in payment of Fixed Rent or Additional Charges, Tenant waives Tenant’s right, if any, to designate the items to which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to such items as Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items which any such payments shall be credited.

25.03.        Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, including, without limitation, any claim of injury or damage, and any emergency and other statutory remedy with respect thereto.

25.04.        Tenant shall not interpose any counterclaim of any kind in any action or proceeding commenced by Landlord to recover possession of the Premises (other than compulsory counterclaims).

ARTICLE 26

No Waivers

26.01.        The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, and such right to insist upon strict performance shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.  The receipt by Landlord of Fixed Rent or partial payments thereof or Additional Charges or partial payments thereof with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

26.02.        If there be any agreement between Landlord and Tenant providing for the cancellation of this Lease upon certain provisions or contingencies and/or an agreement for the renewal hereof at the expiration of the term, the right to such renewal or the execution of a renewal agreement between Landlord and Tenant prior to the expiration of the term shall not be considered an extension thereof or a vested right in Tenant to such further term so as to prevent Landlord from canceling this Lease and any such extension thereof during the remainder of the original term; such privilege, if and when so exercised by Landlord, shall cancel and terminate this Lease and any such renewal or extension; any right herein contained on the part of Landlord to cancel this Lease shall continue during any extension or renewal hereof; any option on the part of Tenant herein contained for an extension or renewal hereof shall not be deemed to give Tenant any option for a further extension beyond the first renewal or extended term.

ARTICLE 27

Curing Tenant’s Defaults

27.01.        If Tenant shall default in the performance of any of Tenant’s obligations under this Lease, Landlord, any Superior Lessor or any Superior Mortgagee without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, without notice in a case of emergency (provided that in case of an emergency, Landlord shall use reasonable efforts to notify Tenant of same as soon as practicable, which notice may be given verbally or by electronic mail), and in any other case only if such default continues after the expiration of the applicable grace period, if any.  If Landlord effects such cure by bonding any lien which Tenant is required to bond, Tenant shall obtain and substitute a bond for Landlord’s bond at its sole cost and expense and reimburse Landlord for the cost of Landlord’s bond.

27.02.        Bills for any reasonable expenses incurred by Landlord or any Superior Lessor or any Superior Mortgagee in connection with any such performance by it for the account of Tenant, and bills for all actual out-of-pocket costs, expenses and disbursements of every kind and nature whatsoever, including reasonable counsel fees, involved in collecting or endeavoring to collect the Fixed Rent or Additional Charges or any part thereof or enforcing or endeavoring to enforce any rights against Tenant or Tenant’s obligations hereunder, under or in connection with this Lease or pursuant to law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings or in recovering possession of the Premises after default by Tenant or upon the expiration or sooner termination of this Lease, but only to the extent Landlord is the prevailing party in such proceeding (and if Tenant is the prevailing party in such proceeding, Tenant shall be entitled to recover all of its actual out-of-pocket expenses and disbursements (including reasonable legal fees) incurred in connection with such proceeding), and interest on all sums advanced by Landlord or such Superior Lessor or Superior Mortgagee under this Section 27.02 and/or Section 27.01 (at the Interest Rate or the maximum rate permitted by law, whichever is less) may be sent by Landlord or such Superior Lessor or Superior Mortgagee to Tenant monthly, or immediately, at its option, and such amounts shall be due and payable as Additional Charges in accordance with the terms of such bills.  Notwithstanding anything to the contrary contained in this Section, Tenant shall have no obligation to pay Landlord’s costs, expenses, or disbursements in any proceeding then being litigated by the parties hereto until there shall have been rendered a final judgment against Landlord, and the time for appealing such final judgment shall have expired.

ARTICLE 28

Broker

28.01.        Tenant covenants, warrants and represents that no broker except Newmark Knight Frank (herein called the “Broker”) was instrumental in bringing about or consummating this Lease and that Tenant had no conversations or negotiations with any broker except the Broker concerning the leasing of the Premises.  Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker other than the Broker.  Landlord covenants, warrants and represents that no broker except the Broker was instrumental in bringing about or consummating this Lease and that Landlord had no conversations or negotiations with any broker except the Broker concerning the leasing of the Premises.  Landlord agrees to indemnify and hold harmless Tenant against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of conversations or negotiations had by Landlord with any broker (including the Broker) purporting to represent Landlord and with whom Tenant shall have had no dealings.

ARTICLE 29

Notices

29.01.        Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to this Lease or pursuant to any applicable law or requirement of public authority (collectively, “notices”) shall be in writing (whether or not so stated elsewhere in this Lease) and shall be deemed to have been properly given, rendered or made only if sent by (i) registered or certified mail, return receipt requested, posted in a United States post office station or letter box in the continental United States, (ii) nationally recognized overnight courier (e.g., Federal Express) with verification of delivery requested or (iii) personal delivery with verification of delivery requested, in any of such cases addressed as follows:

If to Landlord:

Brookfield Properties OLP Co. LLC
c/o Brookfield Financial Properties, L.P.
Three World Financial Center
200 Vesey Street
New York, New York 10281-1021
Attention:  Senior Vice President — Director of Leasing

with a copy to:

Brookfield Properties OLP Co. LLC
c/o Brookfield Financial Properties, L.P.
Three World Financial Center
200 Vesey Street
New York, New York 10281-1021
Attention: General Counsel

and if to Tenant as follows:

Prior to the Commencement Date:

Investment Technology Group, Inc.
380 Madison Avenue
New York, New York 10017
Attention:  Mr. David G. McGrath, Managing Director, Head of Global Business Services

Following the Commencement Date:

Investment Technology Group, Inc.
One Liberty Plaza,
165 Broadway
New York, New York 10006
Attention: Mr. David G. McGrath, Managing Director, Head of Global Business Services

with a copy to:

Prior to the Commencement Date:

Investment Technology Group, Inc.
380 Madison Avenue
New York, New York 10017
Attention:  General Counsel

Following the Commencement Date:

Investment Technology Group, Inc.
One Liberty Plaza,
165 Broadway
New York, New York 10006
Attention:  General Counsel

and (other than notices for payment of Rent)

Holland & Knight LLP

10 St. James Avenue

Boston, Massachusetts

Attention: Gordon P. Katz, Esq.

, and shall be deemed to have been given, rendered or made (x) if mailed, on the third Business Day following the day so mailed, unless mailed to a location outside of the State of New York, in which case it shall be deemed to have been given, rendered or made on the third Business Day after the day so mailed, (y) if sent by nationally recognized overnight courier, on the first Business Day following the day sent or (z) if sent by personal delivery, when delivered and receipted by the party to whom addressed (or on the date that such receipt is refused, if applicable).  Either party may, by notice as aforesaid, designate a different address or addresses for notices intended for it.  Notwithstanding the foregoing, with respect to an occurrence presenting imminent danger to the health or safety of persons or damage to property in, on or about the Building, notices may be hand delivered to Tenant at the Premises, provided that the same notice is also sent in the manner set forth above.

29.02.        Notices hereunder from Landlord may be given by Landlord’s managing agent, if one exists, or by Landlord’s attorney.  Notices hereunder from Tenant may be given by Tenant’s attorney.  Notwithstanding anything in this Article 29 or this Lease to the contrary, invoices, bills and Landlord’s Statements may be rendered by delivering them to Tenant at the Premises, in any case, without the necessity of a receipt, and without providing a copy of such invoices, bills or Landlord’s Statements to any other person or address.

29.03.        In addition to the foregoing, either Landlord or Tenant may, from time to time, request in writing that the other party serve a copy of any notice on one other person or entity designated in such request, such service to be effected as provided in Section 29.01 or 29.02 hereof.

29.04.        For the purposes of this Lease, a rent bill sent by first class mail, to the address to which notices are to be given under this Lease, shall be deemed a proper demand for the payment of the amounts set forth therein (but nothing contained herein shall be deemed to require Landlord to send any rent bill or otherwise make any demand for the payment of rent except in those cases, if any, explicitly provided for in this Lease).  In connection with any rent bill sent by first class mail, Landlord shall utilize reasonable efforts to send a courtesy e-mail to ITG_Rent@itg.com with a copy of such rent bill.

ARTICLE 30

Estoppel Certificates

30.01.        Each party agrees, at any time and from time to time (but no more than four (4) times in any calendar year), as requested by the other party with not less than ten (10) days’ prior notice, to execute and deliver to the other a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the dates to which the Fixed Rent and Additional Charges have been paid, stating whether or not, to the best knowledge of the signer, the other party is in default in performance of any of its obligations under this Lease, and if so, specifying each such default of which the signer shall have knowledge, and stating whether or not, to the best knowledge of the signer, any event has occurred which with the giving of notice or passage of time, or both, would constitute such a default, and, if so, specifying each such event, it being intended that any such statement delivered pursuant hereto shall be deemed a representation and warranty to be relied upon by the party requesting the certificate and by others with whom such party may be dealing, regardless of independent investigation.  Tenant also shall include in any such statement such other reasonable information concerning this Lease as Landlord may reasonably request.

ARTICLE 31

Memorandum of Lease

31.01.        This Lease shall not be recorded, however, at either party’s request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording in form reasonably satisfactory to Landlord and Tenant and Landlord or Tenant, as the case may be, may record the memorandum.  Within ten (10) days after the end of the term, Tenant shall enter into such documentation as is reasonably required by Landlord to remove the memorandum of record.

ARTICLE 32

No Representations by Landlord

32.01.        Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and shall expressly refer to this Lease.  All understandings and agreements heretofore had between the parties are merged in this Lease and any other written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other written agreement(s) made concurrently herewith.

ARTICLE 33

Intentionally Omitted

ARTICLE 34

Holdover

34.01.        (a)        In the event this Lease is not renewed or extended or a new lease is not entered into between the parties, and if Tenant shall then hold over after the expiration of the term of this Lease, and if Landlord shall then not proceed to remove Tenant from the Premises in the manner permitted by law (or shall not have given written notice to Tenant that Tenant must vacate the Premises) irrespective of whether or not Landlord accepts rent from Tenant for a period beyond the Expiration Date, the parties hereby agree that Tenant’s occupancy of the Premises after the expiration of the term shall be under a month-to-month tenancy commencing on the first day after the expiration of the term (except that if Tenant holds over hereunder for a period of 30 days or less, Tenant’s holdover rental obligations set forth below shall determined on a per diem basis), which tenancy shall be upon all of the terms set forth in this Lease except Tenant shall pay on the first day of each month of the holdover period as Fixed Rent, an amount equal to the Applicable Percentage multiplied by the higher of (i) one-twelfth of the sum of the Fixed Rent and Additional Charges payable by Tenant during the last year of the term of this Lease (i.e., the year immediately prior to the holdover period) or (ii) an amount equal to the then market rental value for the Premises as shall be established by Landlord giving notice to Tenant of Landlord’s good faith estimate of such market rental value.  For purposes hereof, the term “Applicable Percentage” shall mean (a) 125% for the first 30 days of such holdover, (b) 150% for the next 60 days of such holdover and (c) 200% thereafter. Tenant may dispute such market rental value for the Premises as estimated by Landlord by giving notice to Landlord within but in no event after thirty (30) days after the giving of Landlord’s notice to Tenant (as to the giving of which notice to Landlord, time shall be deemed of the essence).  Enclosed with such notice, Tenant shall be required to furnish to Landlord the written opinion of a reputable New York licensed real estate broker having leasing experience in the Borough of Manhattan, for a period of not less than ten (10) years setting forth said broker’s good faith opinion of the market rental value of the Premises.  If Tenant and Landlord are unable to resolve any such dispute as to the market rental value for the Premises then an independent arbitrator who shall be a real estate broker of similar qualifications and shall be selected from a listing of not less than three (3) brokers furnished by the American Arbitration Association (or any successor thereto) to Tenant and Landlord (at the request of either Landlord or Tenant).  If Landlord and Tenant are unable to agree upon the selection of the individual arbitrator from such listing, then the first arbitrator so listed by the American Arbitration Association (or any successor thereto) shall be conclusively presumed to have been selected by both Landlord and Tenant and the decision of such arbitrator shall be conclusive and binding upon the parties as to the market rental value for the Premises.  Pending the determination of the market rental value of the Premises upon the expiration of the term of this Lease, Tenant shall pay to Landlord as Fixed Rent an amount computed in accordance with clauses (i) or (ii) of this subsection 34.01(a) (as Landlord shall then elect), and upon determination of the market rental value of the Premises in accordance with the preceding provisions hereof appropriate adjustments and payments shall be effected.  Further, Landlord shall not be required to perform any work, furnish any materials or make any repairs within the Premises during the holdover period.  It is further stipulated and agreed that if Landlord shall, at any time after the expiration of the original term or after the expiration of any term created thereafter, proceed to remove Tenant from the Premises as a holdover, the Fixed Rent for the use and occupancy of the Premises during any holdover period shall be calculated in the same manner as set forth above.  In addition to the foregoing, Landlord shall be entitled to recover from Tenant any losses or damages arising from such holdover as provided in Section 34.01(c) hereof.

(d)        Notwithstanding anything to the contrary contained in this Lease, the acceptance of any rent paid by Tenant pursuant to subsection 34.01(a) above shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding, and the preceding sentence shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 223-c of the Real Property Law of the State of New York.

(e)        If Tenant shall hold-over or remain in possession of any portion of the Premises beyond the expiration or sooner termination of this Lease, Tenant shall be subject not only to summary proceeding, but, if such holding over exceeds ninety (90) days, also to any actual damages in connection with any lease or other bona fide occupancy agreement that Landlord has entered into for the Premises (following the expiration or sooner termination of this Lease).  All actual damages to Landlord by reason of such holding over by Tenant may be the subject of a separate action and need not be asserted by Landlord in any summary proceedings against Tenant.

ARTICLE 35

Miscellaneous Provisions and Definitions

35.01.        No agreement shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, including, without limitation, this Section 35.01, unless such agreement is in writing, refers expressly to this Lease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination or effectuation of the abandonment is sought.  If Tenant shall at any time request Landlord to sublet the Premises for Tenant’s account, Landlord or its agent is authorized to receive keys for such purposes without releasing Tenant from any of its obligations under this Lease, and Tenant hereby releases Landlord of any liability for loss or damage to any of Tenant’s Property in connection with such subletting unless caused by or resulting from the negligence or willful act of Landlord, its agents, servants, contractors, or employees.

35.02.        Except as otherwise expressly provided in this Lease, the obligations of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party is named or referred to; provided, however, that (a) no violation of the provisions of Article 7 shall operate to vest any rights in any successor or assignee of Tenant and (b) the provisions of this Article 35 shall not be construed as modifying the conditions of limitation contained in Article 22.

35.03.        Tenant shall look only to Landlord’s estate and property in the Land and the Building for the satisfaction of Tenant’s remedies, for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder, and no other property or assets of Landlord or its partners, officers, directors, shareholders or principals, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Premises.

35.04.        (a)        Except as expressly provided in this Lease, including, without limitation, in Section 35.04(b) and Articles 19 and 20 hereof, the obligations of Landlord or Tenant hereunder shall be in no wise affected, impaired or excused, nor shall Landlord or Tenant, as applicable have any liability whatsoever to Tenant or Landlord, as applicable, nor shall it be deemed a constructive eviction because (a) Landlord or Tenant, as applicable, is unable to fulfill, or is delayed in fulfilling, any of its obligations under this Lease by reason of strike, lock-out or other labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, or any other cause, whether similar or dissimilar, beyond Landlord’s or Tenant’s, as applicable, reasonable control; or (b) of any failure or defect in the supply, quantity or character of electricity or water furnished to the Premises, by reason of any requirement, act or omission of the public utility or others serving the Building with electric energy, steam, oil, gas or water, or for any other reason whether similar or dissimilar, beyond Landlord’s or Tenant’s reasonable control (the foregoing circumstances described in this Section 35.04 being herein called “Force Majeure Causes”); provided, however, in no event shall the unavailability of funds be deemed to excuse any performance by or obligation of Landlord or Tenant (including, without limitation, the payment of Rent) hereunder, as applicable.  The above notwithstanding, to the extent that, (X) if the estimated cost (as reasonably estimated by the party required to perform such work or take such action) is in excess of $1,000,000.00, after ten (10) days or (Y) if the estimated cost (as reasonably estimated by the party required to perform such work or take such action) is equal to or less than $1,000,000.00, after five (5) days, either (i) Landlord is prevented from performing a repair and/or maintenance obligation that is expressly required of Landlord hereunder and the failure to perform same adversely affects Tenant’s ability to conduct its ordinary business in the Premises or (ii) Tenant is prevented from performing a repair and/or maintenance obligation that is expressly required of Tenant hereunder and the failure to perform same affects portions of the Building outside of the Premises, and, in either such case, such Force Majeure Cause is related to the ability to retain a contractor or obtain a certain item from a supplier, then, in either such case, Landlord or Tenant, as applicable, shall use reasonable efforts to utilize an alternative contractor or obtain such item from an alternative supplier, provided in no such case shall either party be required to expend more than 20% more than such party originally was being charged by the original contractor or vendor in connection with such repair and/or maintenance obligation.

(b)        Notwithstanding anything to the contrary contained in this Lease, but subject to the provisions of Article 19 and 20 hereof to the extent applicable, if for a period of five (5) consecutive Business Days (or a period of five (5) consecutive days if Tenant is then-operating in the Premises for the ordinary conduct of business on a 7 day a week basis) (i) Landlord fails to provide services required under this Lease to be provided to the Premises, (ii) Landlord fails to complete the repairs required under this Lease to be made by Landlord or (iii) Landlord’s access to the Premises actually prevents Tenant from the ordinary conduct of business within the Premises, and (w) the cause of such failure shall not be Force Majeure Causes or the act or omission of Tenant, its agents, representatives, contractors or employees, and (x) the Premises shall be rendered not usable by Tenant for the purposes intended hereunder and (y) Tenant shall vacate the Premises and (z) Tenant shall concurrently therewith give notice of such fact to Landlord, then, in such event, the Fixed Rent payable pursuant to this Lease shall be abated for the unusable portion of the Premises for the period commencing on the day immediately succeeding the expiration of such five (5) consecutive Business Day period (or five (5) consecutive day period, as applicable) and ending on the date that the Premises shall be rendered usable (or such earlier date, if any, as Tenant shall reoccupy the Premises for the conduct of its business).

35.05.        For the purposes of this Lease, the following terms have the meanings indicated:

(a)        The term “mortgage” shall include a mortgage and/or a deed of trust, and the term “holder of a mortgage” or “mortgagee” or words of similar import shall include a mortgagee of a mortgage or a beneficiary of a deed of trust.

(b)        The term “laws and requirements of any public authorities” and words of a similar import shall mean laws and ordinances of any or all of the federal, state, city, town, county, borough and village governments including, without limitation, The Americans with Disabilities Act of 1990, as amended, and rules, regulations, orders and directives of any and all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Building and/or the Premises, and the direction of any public officer pursuant to law, whether now or hereafter in force.

(c)        The term “requirements of insurance bodies” and words of similar import shall mean rules, regulations, orders and other requirements of the New York Board of Underwriters and/or the New York Fire Insurance Rating Organization and/or any other similar body performing the same or similar functions and having jurisdiction or cognizance over the Building and/or the Premises, whether now or hereafter in force.

(d)        The term “Tenant” shall mean the Tenant herein named or any assignee or other successor in interest (immediate or remote) of the Tenant herein named, which at the time in question is the owner of the Tenant’s estate and interest granted by this Lease; but the foregoing provisions of this subsection shall not be construed to permit any assignment of this Lease or to relieve the Tenant herein named or any assignee or other successor in interest (whether immediate or remote) of the Tenant herein named from the full and prompt payment, performance and observance of the covenants, obligations and conditions to be paid, performed and observed by Tenant under this Lease.

(e)        The term “Landlord” shall mean only the owner at the time in question of Landlord’s interest in the Land or a lease of the Land and the Building or a lease thereof so that in the event of any transfer or transfers of Landlord’s interest in the

Land or a lease thereof or the Building the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement that such transferee has assumed and agreed to perform and observe all obligations of Landlord herein during the period it is the holder of Landlord’s interest under this Lease.

(f)        The terms “herein,” hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Lease as a whole, and not to any particular article or section, unless expressly so stated.

(g)        The term “and/or” when applied to one or more matters or things shall be construed to apply to any one or more or all thereof as the circumstances warrant at the time in question.

(h)        The term “person” shall mean any natural person or persons, a partnership, a corporation, and any other form of business or legal association or entity.

(i)         The terms “Landlord shall have no liability to Tenant” or “the same shall be without liability to Landlord” or “without incurring any liability to Tenant therefor”, or words of similar import shall mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of rent, or to be relieved in any manner of any of its other obligations hereunder, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises.

(j)         The term “Interest Rate,” when used in this Lease, shall mean an interest rate equal to the so-called prime rate of interest (as published by The Wall Street Journal or similar publication), then in effect, plus 2%, but in no event greater than the highest lawful rate from time to time in effect.

(k)        The term “Legal Requirements”, “laws and requirements of any public authorities” and words of a similar import shall mean laws and ordinances of any or all of the federal, state, city, town, county, borough and village governments and rules, regulations, orders and directives of any and all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Building and/or the Premises, and the direction of any public officer pursuant to law, whether now or hereafter in force.

35.06.        Upon the expiration or other termination of this Lease neither party shall have any further obligation or liability to the other except as otherwise expressly provided in this Lease and except for such obligations as by their nature or under the circumstances can only be, or by the provisions of this Lease, may be, performed after such expiration or other termination; and, in any event, unless otherwise expressly provided in this Lease, any liability for a payment (including, without limitation,

Additional Charges under Article 3) which shall have accrued to or with respect to any period ending at the time of expiration or other termination of this Lease shall survive the expiration or other termination of this Lease.

35.07.        (a)        If Tenant shall request Landlord’s consent and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent or where as a matter of law Landlord may not unreasonably withhold its consent; provided, however, nothing contained herein shall restrict Tenant’s ability to collect damages in such instances where Tenant has obtained a final judgment from a court of competent jurisdiction that Landlord acted in bad faith in connection with the withholding of such consent.

(b)        If Tenant desires to determine any dispute between Landlord and Tenant as to the reasonableness of Landlord’s decision to refuse to consent or approve any item as to which Landlord has specifically agreed that its consent or approval shall not be unreasonably withheld or with respect to any other dispute under this Lease which expressly permits same to be resolved by expedited arbitration, such dispute shall be settled and finally determined by expedited arbitration conducted by JAMS, Inc. in accordance with the following provisions of this subsection 35.07(b).  Within ten (10) Business Days next following the giving of any notice by Tenant stating that it wishes such dispute to be so determined, Landlord and Tenant shall each give notice to the other setting forth the name and address of an arbitrator designated by the party giving such notice.  If the two arbitrators shall fail to agree upon the designation of a third arbitrator within five (5) Business Days after the designation of the second arbitrator then either party may apply to JAMS, Inc. in New York City (or any successor thereto) for the designation of such arbitrator and if he or she is unable or refuses to act within ten (10) Business Days, then either party may apply to the Supreme Court in New York County, New York (or to any other court having jurisdiction and exercising functions similar to those now exercised by said Court) for the designation of such arbitrator.  The three arbitrators shall conduct such hearings as they deem appropriate, making their determination in writing and giving notice to Landlord and Tenant of their determination as soon as practicable, and if possible, within five (5) Business Days after the designation of the third arbitrator; the concurrence of or, in the event no two of the arbitrators shall render a concurring determination, then the determination of the third arbitrator designated, shall be binding upon Landlord and Tenant.  Judgment upon any decision rendered in any arbitration held pursuant to this subsection 35.07(b) shall be final and binding upon Landlord and Tenant, whether or not a judgment shall be entered in any court.  Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this subsection 35.07(b), including the expenses and fees of any arbitrator selected by it in accordance with the provisions of this subsection 35.07(b), and the parties shall share all other expenses and fees of any such arbitration.  The arbitrators shall be bound by the provisions of this Lease, and shall not add to, subtract from or otherwise modify such provisions.  The sole remedy which may be awarded by the arbitrators in any proceeding pursuant to this Section 35.07 is an order compelling Landlord to consent to or approve the matter in dispute, and the arbitrators may not award damages or grant any monetary award or any other form of relief.

35.08.        If any Superior Mortgagee shall require any modification(s) of this Lease, Tenant shall, at Landlord’s request, promptly execute and deliver to Landlord such instruments effecting such modification(s) as Landlord shall require, provided that such modification(s) do not decrease any of Tenant’s rights under this Lease, or increase any of Tenant’s obligations under this Lease, in either case beyond a de minimis extent.

35.09.        If an excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as said person shall deem reasonably necessary or desirable to preserve and protect the Building from injury or damage to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.

35.10.        Tenant shall not place a load upon any floor of the Premises which violates applicable law or the certificate of occupancy of the Building or which exceeds the floor load per square foot which such floor was designed to carry.  All heavy material and/or equipment must be placed by Tenant, at Tenant’s expense, so as to distribute the weight.  Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance.  If the Premises be or become infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, employees, visitors or licensees, Tenant shall at Tenant’s expense cause the same to be exterminated from time to time to the reasonable satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall be reasonably approved by Landlord.

35.11.        The submission by Landlord of this Lease in draft form shall be deemed submitted solely for Tenant’s consideration and not for acceptance and execution.  Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed this Lease and duplicate originals thereof shall have been delivered to the respective parties.

35.12.        Irrespective of the place of execution or performance, this Lease shall be governed by and construed in accordance with the laws of the State of New York.  If any provisions of this Lease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Lease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law.  The table of contents, captions, headings and titles in this Lease are solely for convenience of references and shall not affect its interpretation.  This lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.  All terms and words used in this Lease, shall be deemed to include any other number and any other gender as the context may require.

35.13.        If under the terms of this Lease Tenant is obligated to pay Landlord a sum in addition to the Fixed Rent under this Lease and no payment period therefor is specified, Tenant shall pay Landlord the amount due within thirty (30)  days after being billed.

35.14.        Intentionally omitted.

35.15.        Tenant represents and warrants that this Lease has been duly authorized, executed and delivered by Tenant.

35.16.        Tenant acknowledges that it has no rights to any development rights, “air rights” or comparable rights appurtenant to the Real Property, and consents, without further consideration, to any utilization of such rights by Landlord and agrees to promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent.  The provisions of this Section 35.16 shall be deemed to be and shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such quoted term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Real Property.

35.17.        If any sales or other tax is payable with respect to any cleaning or other services which Tenant obtains or contracts for directly from any third party or parties, Tenant shall file any required tax returns and shall pay any such tax, and Tenant shall indemnify and hold Landlord harmless from and against any loss, damage or liability suffered or incurred by Landlord on account thereof.

35.18.        Intentionally omitted.

35.19.        In connection with any examination by Tenant of Landlord’s books and records, Tenant agrees that such persons accessing such information on Tenant’s behalf shall execute a confidentiality agreement in form and substance that is commercially reasonable (to both Landlord and Tenant) in which such information shall be treated as confidential and not be disclose to any other person, except as may be required (i) by applicable Legal Requirements or (ii) by a court of competent jurisdiction or arbitrator or in connection with any action or proceeding before a court of competent jurisdiction or arbitrator, or (iii) to Tenant’s attorneys, accountants and other professionals in connection with any dispute between Landlord and Tenant; or (iv) is or becomes generally known to the public other than as a result of a breach or default of this Lease by Tenant.

35.20.        Tenant shall not cause or permit “Hazardous Materials” (as defined below) to be used, transported, stored, released, handled, produced or installed in, on or from, Tenant’s premises or the Building.  The term “Hazardous Materials” shall, for the purposes hereof, mean any flammable explosives, radioactive materials, hazardous wastes, hazardous and toxic substances, or related materials, asbestos or any material containing asbestos, or any other substance or material, as defined by any federal, state or local environmental law, ordinance, rule or regulation including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing.  In the event of a breach of the provisions of this Section 35.20, Landlord shall, in addition to all of its rights and remedies under this Lease and pursuant to law, require Tenant to remove any such Hazardous Materials from the Premises in the manner prescribed for such removal by Legal Requirements.  The above notwithstanding, if, during the term of this Lease, Tenant discovers any Hazardous Materials in the Premises which are deemed a Hazardous Material pursuant to law existing as of the date hereof and which are not Tenant’s responsibility hereunder to remove, remediate, encapsulate or abate then Tenant shall promptly notify Landlord of same and Landlord shall, at its sole cost and expense, remove, encapsulate, abate, or remediate such Hazardous Materials.  In connection therewith, if Tenant is unable to utilize a portion of the Premises for the ordinary conduct of business as a result of the existence of such Hazardous Materials which are Landlord’s obligation to deal with pursuant to the preceding sentence, then Tenant, as its sole and exclusive remedy in connection therewith, shall be entitled to a day-for-day abatement of Fixed Rent and Additional Charges pursuant to Article 3 hereof for the portion of the Premises so affected for the period of time Tenant is unable to utilize said portion (but in no event beyond the date that Landlord completes any such work required of Landlord pursuant to the preceding sentence).  The provisions of this Section 35.20 shall survive the termination of this Lease.  Following Tenant’s submission of form PW-1 and the submission of Tenant’s plans and specifications for the Tenant’s Work (and following the completion of Landlord’s Work), Landlord shall provide Tenant with an ACP-5 covering the Premises.

35.21.        Upon Tenant’s reasonable request and provided same does not adversely affect Landlord, the Building or any other tenant’s or occupant’s of the Building, Landlord shall, at Tenant’s sole cost and expense, execute any reasonable documents required by Tenant in connection with Tenant’s seeking to reduce any sales tax or commercial rent tax liability that is required of Tenant under applicable law.

35.22.        Tenant represents that, to the best of Tenant’s knowledge, as of the date of this Lease, and Tenant covenants that throughout the term of this Lease: (a) Tenant is not, and shall not be, an Embargoed Person (as defined below); (b) none of the funds or other assets of Tenant are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Embargoed Person; (c) no Embargoed Person shall have any interest of any nature whatsoever in Tenant, with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or prohibited by law or that this Lease and performance of the obligations hereunder are or would be blocked or in violation of law; (d) none of the funds of Tenant are, or shall be derived from, any activity with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or in violation of law or that this Lease and performance of the obligations hereunder are or would be in violation of law; and (e) Tenant shall not permit the Premises, or any portion thereof, to be used or occupied by or for the benefit of any Embargoed Person.  The term “Embargoed Person” shall, for the purposes hereof, mean a person, entity or government (i) identified on the Specially Designated Nationals and Blocked Persons List maintained by the United States Treasury Department Office of Foreign Assets Control and/or any similar list maintained pursuant to any authorizing statute, executive order or regulation and/or (ii) subject to trade restrictions under United States law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such laws, with the result that the investment in Tenant (whether directly or indirectly), is or would be prohibited by law or this Lease is or would be in violation of law and/or (iii) subject to blocking, sanction or reporting under the USA Patriot Act, as amended; Executive Order 13224, as amended; Title 31, Parts 595, 596 and 597 of the U.S. Code of Federal Regulations, as they exist from time to time; and any other law or Executive Order or regulation through which the United States Department of the Treasury has or may come to have sanction authority.  If any representation made by Tenant pursuant to this Section 35.22 shall become untrue Tenant shall within twenty (20) days give written notice thereof to Landlord, which notice shall set forth in reasonable detail the reason(s) why such representation has become untrue and shall be accompanied by any relevant notices from, or correspondence with, the applicable governmental agency or agencies.

ARTICLE 36

The Lower Manhattan Plan

36.01.        (a)        (i)            For purposes of this Article 36, unless otherwise defined in this Lease, all terms used herein shall have the meanings ascribed to them in Title 4 of Article 4 of the New York Real Property Tax Law (herein called the “Lower Manhattan Plan”).

(ii)           For purposes of the Lower Manhattan Plan, Tenant’s Percentage Share shall mean Tenant’s Tax Share.

(b)        (i)            For so long as Tenant continues to be eligible for the real estate tax abatement benefits of the Lower Manhattan Plan (herein called the “LMP Abatement Benefits”) with respect to the Premises, Landlord agrees to comply with the provisions and requirements of the Lower Manhattan Plan and the rules promulgated thereunder as same relate to the Premises and to Landlord (in connection with Tenant’s eligibility for the LMP Abatement Benefits); provided, however, that Tenant shall promptly pay to Landlord, as Additional Charges hereunder, the amount of any out-of-pocket costs incurred by Landlord in connection with such compliance, including, without limitation, the amount of any administrative charges or fees imposed by the New York City Department of Finance (herein called the “Department”) in connection with such compliance.

(ii)           Tenant agrees to comply with the provisions and requirements of the Lower Manhattan Plan and the rules promulgated thereunder as same relate to the Premises; and Tenant shall indemnify and hold harmless Landlord and all Superior Lessors and Superior Mortgagees and its and their respective partners, directors, officers, principals, shareholders, agents and employees from and against any and all claims arising from or in connection with Tenant’s failure to so comply, together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all attorneys’ fees and expenses.

(c)        (i)            In accordance with the Lower Manhattan Plan and notwithstanding anything to the contrary contained in this Lease, Landlord agrees to allow Tenant a credit against the Fixed Rent and the recurring Additional Charges (including Tax Payments) payable by Tenant hereunder in an amount that, in the aggregate, equals the full amount of any abatement of real estate taxes granted for the Premises pursuant to the Lower Manhattan Plan and actually received by Landlord (herein called the “Actual LMP Benefits”).  Landlord shall, within thirty (30) days after its receipt of the Actual LMP Benefits, credit the full amount thereof against the next installment(s) of Fixed Rent and/or recurring Additional Charges becoming due hereunder.

(ii)           Tenant shall promptly pay to Landlord, as Additional Charges hereunder, the amount of all or any portion of the Actual LMP Benefits that have been credited against Fixed Rent and/or Additional Charges becoming due hereunder, and which are thereafter revoked (including, without limitation, if such Actual LMP Benefits are revoked due to the exercise by Tenant of its right to assign or sublease pursuant to Article 7 hereof), together with any interest and/or penalties imposed against Landlord in connection with such Actual LMP Benefits.

(d)        Nothing contained herein (including, without limitation, the provisions of Section 36.01(d) (i) (3) hereof), shall be construed to impose any obligation on Landlord to perform, or (except as provided in the next sentence) to incur any cost for, any improvements to the Premises and/or the common areas to establish Tenant’s eligibility for the LMP Abatement Benefits.  Landlord hereby acknowledges and agrees that Tenant may apply all or any portion of the Work Allowance toward satisfying the requirement of the Lower Manhattan Plan that certain amounts per square foot of the Premises be spent on improvements to the Premises.

(e)        In the event that Landlord shall default in the performance or observance of any of the covenants, terms, provisions or conditions on its part to be performed or observed under this Article 36, this Lease shall remain unaffected thereby and shall continue in full force and effect, and Landlord’s liability for such default, if any, shall be limited to the payment of damages which shall in no event exceed the aggregate amount of the LMP Abatement Benefits with respect to the Premises to which Tenant would have been entitled but for such default.

(f)        Notwithstanding anything contained in this Article 36, Landlord makes no representation or warranty as to the amount, if any, of Actual LMP Benefits that will be received by Landlord.

(g)        Landlord shall, at Tenant’s sole cost and expense, reasonably cooperate with Tenant, including executing reasonable documents reasonably requested by Tenant, in connection with Tenant obtaining any LMP Abatement Benefits.

ARTICLE 37

Condominium

37.01.        On or about December 19, 2000, the Land and the Building were subjected to the provisions of Article 9-B of the New York Real Property Law (herein called the “Condominium Act”), thereby creating The One Liberty Plaza Condominium (herein called the “Condominium”) in accordance with that certain Declaration Establishing a Plan for Condominium Ownership of Premises Located at One Liberty Plaza, New York, New York Pursuant to Article 9-B of the Real Property Law of the State of New York (as the same has thereafter been amended by that certain First Amendment to Declaration of Condominium dated December 18, 2002, herein called the “Condominium Declaration”).  The units of the Condominium are sometimes referred to herein individually as a “Unit” and collectively as “Units.”  The Condominium was formed for the sole purpose of facilitating the receipt by a tenant of the Building (herein called the “Tax-Benefit Tenant”) of certain tax benefits, which was accomplished by: (i) creating the Condominium, (ii) conveying the Units containing the premises theretofore demised to the Tax-Benefit Tenant (herein called the “IDA Units”) to the New York City Industrial Development Agency (herein called the “IDA”), a tax-exempt entity, with Landlord retaining a reversionary interest and (iii) requiring the IDA to immediately lease back the IDA Units to Landlord pursuant to a lease demising to Landlord all of benefits and burdens of ownership of the IDA Units (herein called, together with any additional such leases that may be entered into as set forth in the immediately following sentence hereof, the “IDA Leaseback”).  Pursuant to Landlord’s lease with the Tax-Benefit Tenant (herein called the “Tax-Benefit Lease”), Landlord may from time to time convey additional Units to the IDA in the same manner as set forth in the immediately preceding sentence in connection with the leasing of additional premises in the Building to the Tax-Benefit Tenant.

37.02.        As more particularly set forth in the Condominium Declaration, it is intended that Landlord, as either the owner or the holder of an IDA Leaseback with respect to all of the Units of the Condominium, will operate the entire Land and the entire Building as if Landlord were the owner of the entire Land and the entire Building and the Land and the Building were not owned in the condominium form of ownership.  Accordingly, the terms and conditions of this Lease shall be administered in the same manner as would be the case if Landlord were the sole fee simple owner of the Land and the Building outside the condominium form of ownership and nothing contained in the Condominium Declaration (including, without limitation, the By-Laws of the Condominium annexed thereto), as same may be amended from time to time, shall be construed to increase Tenant’s obligations or diminish Tenant’s rights under this Lease.

37.03.        On or about December 19, 2000, Landlord’s predecessor-in-interest, WFP One Liberty Plaza Co. L.P., entered into an agreement with The City of New York (as the same has thereafter been amended by that certain First Amendment to Tax Agreement dated December 30, 2002, herein called the “Tax Agreement”) pursuant to which, notwithstanding the subdivision of the pre-existing single tax lot for the Land and the Building (herein called the “Existing Tax Lot”) into individual tax lots for each of the Units (herein called the “New Tax Lots”) in connection with the formation of the Condominium:

(i)            the aggregate assessed real estate tax value (herein called the “Aggregate Value”) of the New Tax Lots will be the same as the assessed value that the Existing Tax Lot would have received from time to time had the Existing Tax Lot not been subjected to condominium status and not been subdivided into the New Tax Lots;

(ii)           each New Tax Lot will have an assessed real estate tax value equal to its share of the Aggregate Value, which will be the same percentage share assigned to the corresponding Unit in the Condominium Declaration;

(iii)          Landlord will have the right to contest the Aggregate Value only with respect to all of the New Tax Lots in the aggregate, and will not have the right to contest the assessed real estate tax value for one or more Units on an individual basis;

(iv)          the City of New York will accept as valid a single application for review of assessed valuation and a single petition for judicial review of assessed valuation, each of which shall (x) aggregate the assessments of the New Tax Lots, (y) state a single aggregated value for the aggregated New Tax Lots and (z) be a single request for assessment reduction of the Aggregate Value of the New Tax Lots;

(v)           any reductions in the Aggregate Value will be apportioned in accordance with the percentage shares assigned to the Units in the Condominium Declaration; and

(vi)          the income and expense statements required pursuant to Section 11-208.1 of the Administrative Code of the City of New York and any other statements, documents or instruments required to be submitted by Landlord relating to the assessment of real estate taxes shall in each case be submitted for all of the New Tax Lots as a single whole, and not for any individual Unit.

37.04.        Notwithstanding anything to the contrary contained in this Lease, for purposes of applying the provisions of Article 3 of this Lease with respect to the calculation of the Tax Payment payable by Tenant from time to time, Landlord and Tenant hereby agree that the Taxes “payable” by Landlord for any Tax Year shall be deemed to be the same amount of Taxes that would otherwise be “payable” by Landlord with respect to the Real Property but for the exemption of any IDA Units from one or more components of Taxes for such Tax Year (i.e., as if the Land and the Building had not been subjected to the provisions of the Condominium Act).  Thus, there shall be added to the Taxes actually payable by Landlord with respect to any such Tax Year,  the aggregate amount of Taxes from which any IDA Units are exempted for such Tax Year (herein called the “Exempted Tax Amount”).  In computing the Exempted Tax Amount, any tax abatement or exemption that would otherwise apply to the IDA Units, but for their pre-existing exemption from Taxes, shall be taken into account.  Thus, for example, if in any Tax Year the City of New York institutes a program providing for an across-the-board five percent (5%) abatement of Taxes payable with respect to commercial office buildings in Manhattan, said five percent (5%) abatement shall be taken into account in computing the Exempted Tax Amount.

37.05.        Notwithstanding anything to the contrary contained in this Lease, the provisions of the first sentence of Section 3.02(b) of this Lease shall not apply to any refund of Taxes received by Landlord for any Tax Year if and to the extent that such refund consists of Taxes paid with respect to any IDA Unit for a period of time that such IDA Unit was exempt from such Taxes (e.g., if an IDA Unit is conveyed by Landlord to the IDA, there is a delay in taking such IDA Unit off of the City’s tax rolls and Taxes are paid by Landlord with respect to such IDA Unit for a period with respect to which such IDA Unit is exempt from such Taxes).

37.06.        Notwithstanding anything to the contrary contained in Section 3.01(e) of this Lease, the term “Operating Expenses” shall not include common charges of the Condominium, if and to the extent that such common charges duplicate or are in excess of amounts otherwise properly includable in Operating Expenses in accordance with the terms and conditions of this Lease (i.e., the determination of whether and to what extent an item of expense is includable as an Operating Expense in accordance with the terms and conditions of this Lease shall be made without regard to whether the amount of such item is payable by Landlord as part of common charges or directly to a third party).

37.07.        Landlord hereby acknowledges and agrees that, notwithstanding the existence of the Condominium, Tenant shall be entitled to all of the rights and privileges expressly provided under this Lease.

ARTICLE 38

Right of First Offer

38.01.     (a)           Provided and on condition that (i) Tenant is not in default under the terms and conditions of this Lease, beyond the expiration of any applicable cure or grace period, either as of the date of the giving of “Tenant’s Acceptance Notice” or the “Offering Space Inclusion Date” (as such terms are hereinafter defined), which requirement Landlord may waive in its sole and absolute discretion, (ii) the Named Tenant (together with any Tenant’s Affiliates) shall, as of the Offering Space Inclusion Date and the date on which Tenant accepts Landlord’s offer, be in actual occupancy of not less than sixty-six (66%) percent of the rentable square foot area of the Premises (provided, however, that such occupancy requirement may be waived by Landlord at any time in its sole discretion), and (iii) as of the Offering Space Inclusion Date, there shall be not less than five (5) years remaining in the term of this Lease (provided that with respect to the initial term of this Lease, Tenant shall be entitled to simultaneously renew this Lease, if permissible under this Lease, with the giving of any Tenant’s Acceptance Notice), then if at any time during the term of this Lease, all or any portion of the third (3rd) and/or seventh (7th) floors of the Building (collectively, the “Offering Space”) shall become available for leasing to anyone other than the current tenant or occupant thereof (or any affiliate, assignee or subtenant of same) (each of such entities being hereinafter called an “Existing Tenant”), then Landlord, subject to the provisions of Section 38.07 hereof, and subject to the rights of any Existing Tenant of any portion of the Offering Space to extend the term of its lease with respect thereto (regardless of whether such election is made pursuant to any provision included within such tenant’s lease), shall offer to Tenant the right to include such Offering Space within the Premises upon all the terms and conditions of this Lease (other than any provision of this Lease providing for a work allowance, or any landlord work, free rent period or any other tenant concession, or any terms and conditions of this Lease which are clearly intended to apply to portions of the Premises other than the Offering Space), except that:

(i)            The Fixed Rent with respect to such Offering Space shall be at a rate equal to the fair market rent for such Offering Space that a willing third party would be willing to pay for said Offering Space, which shall be determined in accordance with the terms and conditions of  Section 39.02 below (as same are applicable to this Article 38), as of the date which is nine (9) months prior to the Offering Space Inclusion Date.  For purposes of determining the fair market rent for the Offering Space, the determination shall take into account all then relevant factors; and

(ii)           Effective as of the Offering Space Inclusion Date, for purposes of calculating Tenant’s Operating Payments and Tenant’s Tax Payments attributable to the Offering Space, (w) the Base Operating Year shall be the calendar year in which occurs the Offering Space Inclusion Date, (x) the Base Tax Amount shall be the Taxes, as finally determined, for the last complete Tax Year in which occurs the Offering Space Inclusion Date, (y) Tenant’s Share attributable to the Offering Space shall be deemed to be the fraction, expressed as a percentage, the numerator of which shall be the number of rentable square feet included within the Offering Space in question, and the denominator of which shall be the number of rentable square feet included within the Building above the ground floor, based on Landlord’s then-current standards of measurement and (z) Tenant’s Tax Share attributable to the Offering Space shall be deemed to be the fraction, expressed as a percentage, the numerator of which shall be the number of rentable square feet included within the Offering Space in question, and the denominator of which shall be the number of rentable square feet included within the Building, based on Landlord’s then-current standards of measurement.

With respect to clause (i) above, if and to the extent that any transaction used as a reference (or “comparable”) by the persons determining the fair market rent for the Offering Space provides for any payments, costs and concessions by the landlord thereunder that Landlord will not incur with respect to the Offering Space (including by way of example (but only to the extent applicable), brokerage commissions, takeover costs, construction costs, tenant construction allowances and rent abatements), such persons shall, in determining such fair market rent, adjust the Fixed Rent for the Offering Space downward to reflect that in connection with the leasing of the Offering Space the Landlord will incur no such payments, costs or concessions.  Similarly, if and to the extent that any transaction used as a reference (or “comparable”) by the persons determining the fair market rent for the Offering Space provides for any payments, rents, charges or other revenues to be paid to or received by the landlord thereunder that are not payable to or receivable by Landlord under this Lease (including by way of example, markups on electricity or overtime or supplemental services and any charges in connection with the performance of alterations and/or the review of plans and specifications therefor that are not chargeable by Landlord pursuant to the terms of this Lease) such persons shall, in determining such fair market rent, adjust the Fixed Rent for the Offering Space to reflect that in connection with the leasing of the Offering Space the Landlord will not receive such payments, rents, charges or other revenues.

(b)           Such offer pursuant to this Article 38 shall be made by Landlord to Tenant in a written notice (herein called the “Offer Notice”), which offer shall designate the space being offered and the anticipated Offering Space Inclusion Date as reasonably estimated by Landlord in good faith.  Subject to the terms and conditions of Section 38.08 below, Landlord shall not give Tenant an Offer Notice earlier than twenty-four (24) months prior to the anticipated Offering Space Inclusion Date or later than three (3) months prior to the anticipated Offering Space Inclusion Date.

38.02.     (a)           Tenant may accept the offer set forth in the Offer Notice by delivering to Landlord an unconditional acceptance in writing (herein called “Tenant’s Acceptance Notice”) of such offer within thirty (30) days after delivery by Landlord of the Offer Notice to Tenant.  Such Offering Space covered by such Offer Notice shall be added to and included in the Premises on the later to occur of (i) the day that Tenant exercises its option as aforesaid, or (ii) the date such Offering Space shall become available for Tenant’s possession (herein called the “Offering Space Inclusion Date”).  Time shall be of the essence with respect to the giving of Tenant’s Acceptance Notice.

(b)           If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this Article 38 with respect to any Offering Space, then Landlord shall be under no further obligation with respect to such Offering Space specified in the Offer Notice by reason of this Article 38, and Tenant shall have forever waived and relinquished its right to such Offering Space specified in the Offer Notice, and Landlord shall at any and all times thereafter be entitled to lease such Offering Space to others at such rental and upon such terms and conditions as Landlord in its sole discretion may desire whether such rental terms, provisions and conditions are the same as those offered to Tenant or more or less favorable, and Tenant shall, within five (5) days after Landlord’s request therefor, deliver an instrument in form reasonably satisfactory to Landlord confirming the aforesaid waiver, but no such instrument shall be necessary to make the provisions hereof effective.

38.03.     If any Offering Space shall not be available for Tenant’s occupancy on the anticipated Offering Space Inclusion Date set forth in the Offer Notice for any reason including, but not limited to, the holding over of the prior tenant, then Landlord and Tenant agree that the failure to have such Offering Space available for occupancy by Tenant shall in no way affect the validity of this Lease or the inclusion of such Offering Space in the Premises or the obligations of Landlord or Tenant hereunder, nor shall the same be construed in any way to extend the term of this Lease, and for the purpose of this Article 38 the Offering Space Inclusion Date shall be postponed to and shall be the date such Offering Space is available for Tenant’s occupancy unleased and free of tenants or other occupants.  The provisions of this Section 38.03 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.  The above notwithstanding, Landlord shall use commercially reasonable efforts to deliver possession of the applicable Offering Space to Tenant as soon as practicable following the expiration of any existing tenant’s lease, including commencing and diligently prosecuting, at Landlord’s sole cost and expense,  holdover proceedings against the existing holdover tenant therein (“Offering Space Holdover Tenant”) if the Offering Space Holdover Tenant fails to vacate the Offering Space within

60 days following the expiration date of its lease (the “Offering Space Vacate Outside Date”); provided that Landlord shall have no obligation to commence such holdover proceedings if Landlord and the Offering Space Holdover Tenant have entered into an agreement pursuant to which the Offering Space Holdover Tenant agrees to vacate the applicable Offering Space within 30 days following the Offering Space Vacate Outside Date (and does in fact vacate within said time period).  The above notwithstanding, if the Landlord fails to deliver possession of the applicable Offering Space in the condition required hereunder within nine (9) months after the anticipated Offering Space Inclusion Date, Tenant shall be entitled to revoke its exercise of its rights under this Article 38 with respect to such Offering Space by giving Landlord thirty (30) days prior notice (an “Offering Space Revocation Notice”); provided, however, if Landlord shall properly deliver the Offering Space to Tenant prior to the expiration of said 30-day period, such Offering Space Revocation Notice by Tenant shall be of no force and effect and the provisions of this Article 38 with respect to such Offering Space shall continue to apply as if Tenant never sent such Offering Space Revocation Notice.

38.04.     In the event that Tenant gives a Tenant’s Acceptance Notice in accordance with the provisions of Section 38.02(a) hereof, then at any time on or before the date occurring sixty (60) days after Tenant has received the Offer Notice, Tenant or Landlord may initiate the arbitration process provided for in Section 39.02 hereof, and such provisions shall apply to the determination of the fair market rent for the Offering Space, except to the extent that such provisions are clearly inapplicable.  In the event Tenant or Landlord initiates the aforesaid arbitration process and, as of the Offering Space Inclusion Date, the amount of the fair market rent for the Offering Space has not been determined, Tenant shall pay the amount determined by Landlord to be the fair market rent for the Offering Space and when the determination has actually been made, an appropriate retroactive adjustment shall be made as of the Offering Space Inclusion Date, if necessary.  In the event that such determination shall result in an overpayment by Tenant of any Fixed Rent, such overpayment shall be paid by Landlord to Tenant promptly after such determination (and if such determination shall result in an underpayment by Tenant of any Fixed Rent, Tenant shall pay any such amounts to Landlord promptly following such determination), in either instance, with interest thereon at the Interest Rate.

38.05.     Tenant agrees to accept any Offering Space in its condition and state of repair existing as of the Offering Space Inclusion Date and understands and agrees that Landlord shall not be required to perform any work (other than to deliver the Offering Space in broom-clean condition), supply any materials or incur any expense to prepare such space for Tenant’s occupancy.  Tenant shall prepare any Offering Space included in the Premises for Tenant’s occupancy, at Tenant’s sole cost and expense, and in accordance with all of the terms and conditions of this Lease including the provisions of Article 11 hereof, except that Tenant shall receive no work allowance with respect to any Offering Space.

38.06.     The termination of this Lease during the term of this Lease shall also terminate and render void all of Tenant’s options or elections under this Article 38 whether or not the same shall have been exercised; and nothing contained in this Article 38 shall prevent Landlord from exercising any right or action granted to or reserved by Landlord in this Lease to terminate this Lease.  None of Tenant’s options or elections set forth in this Article 38 may be severed from this Lease or separately sold, assigned or transferred.

38.07.     Notwithstanding any language to the contrary contained in this Article 38, Tenant hereby acknowledges and agrees that its right to lease any Offering Space pursuant to the terms and provisions of this Article 38 shall be subject and subordinate to (i) any rights granted by Landlord prior to the Effective Date with respect to all or any portion of the Offering Space as of the date hereof to any other tenant of the Building by way of option, right of first offer, right of first refusal or otherwise and (ii) any Existing Tenant’s election to extend the term of its lease (without regard to whether such tenant has any rights with respect to the Offering Space contained in its lease).  Landlord hereby represents to Tenant that to the best of Landlord’s knowledge (without independent investigation), the only tenants in the Building with rights superior to Tenant’s for such Offering Space pursuant to clause (i) of the preceding sentence are the tenant under that certain lease between Landlord and The Goldman Sachs Group, Inc., and only for the remaining term (as extended) of such lease.

38.08.     (a)           Notwithstanding anything to the contrary contained in this Article 38, if (i) the applicable lease with the Existing Tenant for the applicable Offering Space is renewed for a scheduled term extending beyond the Expiration Date of this Lease or (ii) an Offering Space Termination Event (as defined below) occurs with respect to any applicable Offering Space and Tenant does not send a Tenant’s Acceptance Notice for such Offering Space as detailed in Section 38.08(b) below, then with respect to the first such Offering Space for which an event described in clauses (i) or (ii) has occurred, then the fourteenth (14th) floor of the Building shall thereafter be substituted for such initial Offering Space for all purposes of this Article 38 (the “14th Floor O.S. Substitution”).  Further, if a 14th Floor O.S. Substitution has occurred and such Offering Space comprising the 14th floor of the Building would otherwise be deemed available for leasing under this Article 38, same shall not be deemed to be available for leasing under this Article 38 if Landlord has entered into bona fide negotiations (evidenced by the exchange of term sheets or e-mails with a Tenant’s broker) with a third party for the applicable Offering Space (in addition to other space in the Building which when aggregated with the applicable Offering Space is equal to or greater than the rentable square footage of the Premises) (the “O.S. Negotiations”).  If Landlord has entered into the O.S. Negotiations, as aforesaid, then Landlord shall designate another full floor in the Building that is located in one of the two lower elevator banks in the Building (at such time) as a replacement Offering Space for such applicable Offering Space and same shall be substituted for such 14th floor Offering Space under this Article 38 for all purposes.

(b)           Notwithstanding anything to the contrary contained in this Article 38, Landlord shall have the right to accelerate the Offering Space Inclusion Date upon fifteen (15) days written notice in the case of an Offering Space Termination Event by sending Tenant an Offer Notice pursuant to Section 38.01(b) above and Tenant shall have the rights under Section 38.02 above, except that Tenant shall have fifteen (15) days to send a Tenant’s Acceptance Notice, time being of the essence with respect thereto.  As used herein, the term “Offering Space Termination Event” shall mean one or more of the following: (i) a default by the Existing Tenant of such Offering Space under the Existing Tenant’s lease (hereinafter called the “Existing Lease”) after the expiration of any applicable notice and cure periods provided for in the Existing Lease and the issuance of a notice of termination by Landlord to such tenant; (ii) a voluntary surrender or early termination of the Existing Lease; (iii) a rejection of the Existing Lease in bankruptcy or the filing of a bankruptcy or insolvency proceeding by or against the Existing Tenant or (iv) Landlord has entered into bona fide negotiations with a third party for any portion of the applicable Offering Space (whether to lease such Offering Space directly or to have such Offering Space be must-take space by such third party at a future date).  With respect to any Offering Space Termination Event affecting the first Offer Notice given by Landlord for any Offering Space hereunder, if Tenant does not send a Tenant’s Acceptance Notice in the time period set forth in this Section 38.08, then Landlord shall be free to lease such Offering Space pursuant to Section 38.02(b).

38.09.     Notwithstanding any language to the contrary contained in this Lease, Landlord and Tenant agree that the rights contained in this Article 38 are for the sole benefit of the Named Tenant (or any Tenant’s Affiliates of the Named Tenant) and Landlord shall not be obligated to make any offer described in this Article 38 to any person or entity other than the Named Tenant (or any Tenant’s Affiliates of the Named Tenant), nor shall any person or entity other than the Named Tenant (or any Tenant’s Affiliates of the Named Tenant) (or Landlord or Landlord’s designee if Landlord or its designee shall receive an assignment of this Lease pursuant to the provisions of Section 7.07 hereof) be entitled to exercise any right granted by this Article 38.

ARTICLE 39

Extension Term

39.01.        (a)        Subject to the provisions of Section 39.04 hereof, Named Tenant (or any Tenant’s Affiliates of the Named Tenant) shall (X) have the right (herein called the “First Extension Option”) to extend the term of this Lease with respect to the entire Premises for an additional term of five (5) years commencing on the day (herein called the “Commencement Date of the First Extension Term”) immediately following the Expiration Date of the initial term of this Lease and ending on the day (herein called the “Expiration Date of the First Extension Term”) immediately preceding the five (5) year anniversary of the Commencement Date of the First Extension Term (such additional term is herein called the “First Extension Term”), and (Y) provided Tenant has timely and property exercised the First Extension Option and at such time Tenant gives an Extension Notice for the Second Extension Term this Lease is still in full force and effect, have the right (herein called the “Second Extension Option”, and together with the First Extension Option herein called the “Applicable Extension Option”) to extend the term of this Lease with respect to (1) the entire Premises (or (2) a portion of the Premises consisting of contiguous full floors (i.e., all of the rentable area on a floor of the Building) of the Premises, commencing with the highest or lowest such contiguous floors, provided same shall consist of at least two (2) such contiguous full floors (and if Tenant fails to identify in the Extension Notice if Tenant is electing to renew for less than all of the entire Premises pursuant to this clause (2), then Tenant shall have elected to renew this Lease for the entire Premises), in either case for an additional term of five (5) years commencing on the day (herein called the “Commencement Date of the Second Extension Term”) immediately following the Expiration Date of the First Extension Term and ending on the day (herein called the “Expiration Date of the Second Extension Term”) immediately preceding the five (5) year anniversary of the Commencement Date of the Second Extension Term (such additional term is herein called the “Second Extension Term”; and together with the First Extension Term herein called the “Applicable Extension Term”), provided that, in both cases:

(i)            Tenant shall give Landlord notice (herein called the “Extension Notice”) of its election to extend the term of this Lease by no later than the date that is five hundred forty (540) days prior to the Expiration Date of the initial term of this Lease or the Expiration Date of the First Extension Term, as applicable;

(ii)           Tenant shall not be in default under this Lease beyond the expiration of any applicable cure or grace period either as of the time of the giving of the Extension Notice or the Commencement Date of the First Extension Term or Commencement Date of the Second Extension Term, as applicable (provided, however, that the foregoing requirement may be waived by Landlord, in its sole discretion, at any time); and

(iii)          The Named Tenant (together with any Tenant’s Affiliates of the Named Tenant) shall, as of the time of the giving of the applicable Extension Notice and the Commencement Date of the First Extension Term or the Commencement Date of the Second Extension Term, as applicable, be in actual occupancy of not less than sixty-six (66%) percent of the rentable square foot area of the Premises, provided that such occupancy requirement may be waived by Landlord in its sole discretion.

(b)           (i)            The Fixed Rent payable by Tenant to Landlord during the Applicable Extension Term shall be an amount equal to 100% of the fair market rent for the renewed Premises that a willing third-party would be willing to pay for the renewed Premises on a renewal basis, subject to the provisions of Section 39.02 hereof.  The fair market rent for the renewed Premises shall be determined as of the date that is ninety (90)

days prior to the Commencement Date of the First Extension Term or Commencement Date of the Second Extension Term, as applicable.  For the purposes of determining the fair market rent for the Applicable Extension Term pursuant to this Article 39, the determination shall take into account all then relevant factors.

(ii)           With respect to clause (i) above, if and to the extent that any transaction used as a reference (or “comparable”) by the persons determining the fair market rent for the renewed Premises provides for any payments, costs and concessions by the landlord thereunder that Landlord will not incur with respect to the renewed Premises (including by way of example (but only to the extent applicable), brokerage commissions, takeover costs, construction costs, tenant construction allowances and rent abatements), such persons shall, in determining such fair market rent, adjust the Fixed Rent for the renewed Premises downward to reflect that in connection with the extension of the term hereof for the renewed Premises the Landlord will incur no such payments, costs or concessions.  Similarly, if and to the extent that any transaction used as a reference (or “comparable”) by the persons determining the fair market rent for the renewed Premises provides for any payments, rents, charges or other revenues to be paid to or received by the landlord thereunder that are not payable to or receivable by Landlord under this Lease (including by way of example, markups on electricity or overtime or supplemental services and any charges in connection with the performance of alterations and/or the review of plans and specifications therefor that are not chargeable by Landlord pursuant to the terms of this Lease) such persons shall, in determining such fair market rent, adjust the Fixed Rent for the renewed Premises to reflect that in connection with the extension of the term hereof for the renewed Premises the Landlord will not receive such payments, rents, charges or other revenues.

(c)           Effective as of the Commencement Date of the First Extension Term and the Commencement Date of the Second Extension Term, as applicable, (1) the Base Operating Year shall be re-set to be the calendar year which is the latest to occur of (x) the calendar year of the year in which Commencement Date of the First Extension Term or Commencement Date of the Second Extension Term, as applicable, occurs or (y) the calendar year immediately following the final comparative Tax Year relative to the initial Base Tax Amount, and the Base Tax Amount shall be re-set to be the Taxes, as finally determined, for the last complete Tax Year ending during the fiscal tax year in which occurs the Commencement Date of the First Extension Term or Commencement Date of the Second Extension Term, as applicable, and (2) the Base Operating Amount shall be the Operating Expenses for the calendar year immediately prior to the calendar year in which occurs the Commencement Date of the First Extension Term or Commencement Date of the Second Extension Term, as applicable.

39.02.     (a)           In the event that Tenant gives the applicable Extension Notice in accordance with the provisions of Section 39.01 hereof (or gives a Tenant’s Acceptance Notice in accordance with the provisions of Section 38.02 above), Landlord and Tenant shall, no later than sixty (60) days following the giving of such Extension Notice or

Tenant’s Acceptance Notice, as applicable, schedule a time to meet and discuss (verbally) each party’s initial determination of fair market rent for the renewed Premises for the Applicable Extension Term (or the applicable Offering Space, as applicable).  Any such verbal discussions amongst Landlord and Tenant shall be made in good faith, but shall in no event be binding upon or usable as evidence by either party in connection with any arbitration initiated hereunder.  If, after sixty (60) days of such verbal discussions, Landlord and Tenant cannot reach agreement on the fair market rent for the renewed Premises with respect to the Applicable Extension Term (or the Fixed Rent for the applicable Offering Space, as applicable), either Landlord or Tenant may initiate the arbitration process provided for herein by giving notice to that effect to the other party, and such initiating party shall specify the name and address of the person designated to act as an arbitrator on its behalf.  Within thirty (30) days after receipt of notice of the designation of such initiating party’s arbitrator, the non-initiating party shall give notice to the initiating party specifying the name and address of the person designated to act as an arbitrator on its behalf.  Neither Landlord nor Landlord’s arbitrator, or Tenant nor Tenant’s arbitrator, shall be bound by nor shall any reference be made to the verbal discussions previously held by Landlord and Tenant.  If Landlord fails to notify Tenant of the appointment of its arbitrator within the time above specified, then Tenant shall provide an additional notice to Landlord requiring Landlord’s appointment of an arbitrator within twenty (20) days after Landlord’s receipt thereof.  If the non-initiating party fails to notify the initiating party of the appointment of its arbitrator within the time specified by the second notice, the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator in a case where the two arbitrators appointed hereunder and the parties are unable to agree upon such appointment.  The two arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed, and shall exchange sealed envelopes each containing such arbitrator’s written determination of the fair market rent for the renewed Premises during the Applicable Extension Term (or their determination of the Fixed Rent for the applicable Offering Space, as applicable).  The fair market rent specified by Landlord’s arbitrator shall herein be called “Landlord’s Submitted Value” and the fair market rent specified by Tenant’s arbitrator shall herein be called “Tenant’s Submitted Value”.  Copies of such written determinations shall promptly be sent to both Landlord and Tenant.  If the higher determination of fair market rent is not more than one hundred three percent (103%) of the lower determination of the fair market rent, then the Fixed Rent for the Applicable Extension Term (or the Fixed Rent for the applicable Offering Space, as applicable) shall be deemed to be the average of the two determinations.  If, however, the higher determination is more than one hundred three percent (103%) of the lower determination, then within ten (10) Business Days of the date the arbitrators submitted their respective fair market rent determinations, the two arbitrators shall together appoint a third arbitrator (which third arbitrator shall have at least 10 years’ relevant experience as a commercial real estate broker leasing office space in first-class downtown Manhattan office buildings.  In the event of their being unable to agree upon such appointment within said ten (10) Business Day period, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of ten

(10) Business Days.  If the parties do not so agree, then either party, on behalf of both and on notice to the other, may request such appointment by the AAA (or any successor organization thereto) in accordance with its rules then prevailing or if the AAA (or such successor organization) shall fail to appoint said third arbitrator within fifteen (15) days after such request is made, then either party may apply, on notice to the other, to the Supreme Court, New York County, New York (or any other court having jurisdiction and exercising functions similar to those now exercised by said Court) for the appointment of such third arbitrator meeting the requirements set forth above.  Within five (5) days after the appointment of such third arbitrator, Landlord’s arbitrator shall submit Landlord’s Submitted Value to such third arbitrator and Tenant’s arbitrator shall submit Tenant’s Submitted Value to such third arbitrator.  Each of Landlord’s or Tenant’s arbitrator’s shall be entitled to consult with Landlord or Tenant, respectively.  Each arbitrator’s submissions may include analysis, charts, computations and explanations as they deem reasonably necessary.  Such third arbitrator shall, within thirty (30) days after the end of such five (5) day period, select either Landlord’s Submitted Value or Tenant’s Submitted Value as the fair market rent based on the criteria set forth in this Article 39 (or Article 38, as applicable), and send copies of its determination promptly to both Landlord and Tenant specifying whether Landlord’s Submitted Value or Tenant’s Submitted Value was chosen and such determination by such arbitrator shall conclusively be deemed to be the Fixed Rent for the Premises during the Applicable Extension Term (or the Fixed Rent for the applicable Offering Space, as applicable).

(b)           Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party, and the fees and expenses of the third arbitrator and all other expenses (not including the attorneys’ fees, witness fees and similar expenses of the parties which shall be borne separately by each of the parties) of the arbitration shall be borne by the parties equally.

(c)           Each of the arbitrators selected as herein provided shall have at least ten (10) years experience in the leasing and renting of office space in first-class office buildings in New York County.

(d)           In the event Landlord or Tenant initiates the aforesaid arbitration process and as of the Commencement Date of the First Extension Term or the Commencement Date of the Second Extension Term, as applicable, the amount of the fair market rent has not been determined, Tenant shall pay the amount determined by Landlord to be the fair market rent for the renewed Premises and when the determination has actually been made, an appropriate retroactive adjustment shall be made as of the Commencement Date of the First Extension Term or Commencement Date of the Second Extension Term, as applicable and if necessary.  In the event that such determination shall result in an overpayment by Tenant of any Fixed Rent, such overpayment shall be paid by Landlord to Tenant within thirty (30) days after such determination has been made (and if such determination shall result in an underpayment by Tenant of any Fixed

Rent, Tenant shall pay any such amounts to Landlord within thirty (30) days following such determination).

39.03.     Except as provided in Section 39.01 hereof, and unless the context shall otherwise require, Tenant’s occupancy of the Premises during the Applicable Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial term of this Lease, provided, however, (i) Tenant shall have no further right to extend the term of this Lease pursuant to this Article 39 (except with respect to the Second Extension Option), (ii) Tenant shall not be entitled to any abatement of Fixed Rent or Additional Charges or any work contribution or allowance, and (iii) the Fixed Rent, Operating Payments and Tax Payments during the Extension Term shall be determined as provided in subsections 39.01(b) and (c) hereof.

39.04.     If Tenant does not timely send the applicable Extension Notice pursuant to the provisions of Section 39.01 hereof, this Article 39 shall have no force or effect and shall be deemed deleted from this Lease.  Time shall be of the essence with respect to the giving of the applicable Extension Notice.  The termination of this Lease during the initial term hereof shall also terminate and render void any option or right on Tenant’s part to extend the term of this Lease pursuant to this Article 39 whether or not such option or right shall have theretofore been exercised; provided, however, if Tenant shall have exercised any option prior to a termination by reason of Tenant’s default hereunder, then damages shall be calculated pursuant to Article 24 hereof as if said options were validly effectuated.  None of Tenant’s options or elections set forth in this Article 39 may be severed from this Lease or separately sold, assigned or transferred.

39.05.     If Tenant exercises its right to extend the term of this Lease for the Extension Term pursuant to this Article 39, the phrases “the term of this Lease” or the “term hereof” as used in this Lease, shall be construed to include the Applicable Extension Term, and the Expiration Date shall be construed to be the date of the expiration of the Applicable Extension Term.

39.06.     If this Lease is renewed for the Applicable Extension Term, then Landlord or Tenant may request the other party hereto to execute, acknowledge and deliver, and the other party shall so execute, acknowledge and deliver, an instrument in form for recording setting forth the exercise of Tenant’s right to extend the term of this Lease and the last day of the Extension Term.

39.07.     Notwithstanding any language to the contrary contained in this Lease, Landlord and Tenant agree that the rights contained in this Article 39 are for the sole benefit of the Named Tenant (and any Tenant’s Affiliates of the Named Tenant) and no person or entity other than the Named Tenant (and any Tenant’s Affiliates of the Named Tenant) (and Landlord or Landlord’s designee if Landlord or its designee shall receive an assignment of this Lease pursuant to the provisions of Section 7.07 hereof) shall be entitled to exercise any right granted by this Article 39.

ARTICLE 40

Generator; Chiller Unit

40.01.        Tenant shall have the one-time right, which Tenant may elect by written notice (herein called a “Generator Election Notice”) given to Landlord at any time during the term of this Lease to connect certain of Tenant’s systems, not to exceed 500 kilowatts in the aggregate (which number of kilowatts shall be designated by Tenant in the Generator Election Notice and herein called “Tenant’s Maximum Load”), to Landlord’s back-up generator (herein called the “Back-Up Generator System”); provided, at the time Tenant provides the Generator Election Notice Landlord shall have such capacity available for Tenant’s use or same has not been designated to another tenant for such tenant’s use (it being understood and agreed that Landlord shall ensure such capacity remains available for Tenant’s use through the first (1st) anniversary of the Commencement Date).  Landlord makes no representation or warranty with respect to the adequacy or suitability of the Back-Up generator System for Tenant’s purposes, and Tenant acknowledges and agrees that Landlord shall have no liability of any nature whatsoever to Tenant if the Back-Up Generator System fails to provide emergency power to Tenant as and when required by Tenant, or otherwise causes damage to Tenant’s systems.  Tenant shall not permit the aggregate load of Tenant’s systems connected to the Back-Up Generator System to exceed Tenant’s Maximum Load at any time.  Tenant shall pay to Landlord, as Additional Charges, from and after the date upon which any of Tenant’s systems are first connected to the Back-Up Generator System (or such earlier date that is 30 days after the giving of a Generator Election Notice by Tenant) and thereafter throughout the term of this Lease: (i) $500.00 per annum multiplied by Tenant’s Maximum Load (which amount shall be increased every twelve (12) months during the term of this Lease, starting with the twelve (12) month anniversary of the date on which Tenant is first required to make payments in accordance with the terms hereof, by the percentage increase in the Consumer Price Index that shall have accumulated during the preceding twelve (12) month period) and (ii) within thirty (30) days of receipt of a bill therefore from time-to-time, Tenant’s proportionate share of the costs incurred by Landlord in connection with the maintenance, repair of, replacement of (if necessary) and fuel costs, taxes and fees for, the Back-Up Generator System, which proportionate share shall be computed from time-to-time as a fraction, the numerator of which is Tenant’s Maximum Load and the denominator of which is the total number of kilowatts then connected to the Back-Up Generator System.  Tenant shall have the right, upon notice to Landlord, to discontinue, at any time during the term of this Lease, Tenant’s use of and connection to the Back-Up Generator System, in which case Tenant shall disconnect same at Tenant’s cost and expense and pursuant to the applicable provisions hereof.

40.02.        (a)        Tenant shall have the right, in connection with the performance of the Tenant’s Work, to install, and thereafter at any time during the term of this Lease to maintain, operate and replace (it being understood and agreed that the provisions of this

Section 40.02 with respect to the initial installation shall apply to any such replacement): (i) a diesel generator (herein called the “Diesel Generator”) in the portion of the Building designated on Exhibit H in the loading dock level of the Building (herein called the “Back-Up Power System Area”), which Generator Area shall be for Tenant’s exclusive use; (ii) a fuel storage tank and associated equipment, including piping and filling valves (herein called the “Storage Tank”); (iii) a fuel pumping system (herein called the “Pumping System”) in (the Diesel Generator, the Storage Tank and the Pumping System are sometimes herein collectively called the “Back-Up Power System”) and (iv) a chiller unit and all related equipment thereto (including, without limitation, any pumps) to service Tenant’s supplemental air-conditioning requirements in the Premises in a capacity detailed on Exhibit H annexed hereto in the Back-Up Power System Area (collectively, the “Chiller Unit”); provided that in connection with such installation of the Back-Up Power System and/or Chiller Unit (and in the event that Tenant makes such installation) Tenant hereby covenants and agrees that:

(i)            such installation shall be performed in accordance with all applicable Legal Requirements and with all of the provisions of this Lease, including, without limitation, Article 11 hereof and shall not cause structural damage to the Building;

(ii)           subject to the terms and conditions of Section 13.05 above, Tenant shall promptly repair any damage caused to the Back-Up Power System Area by reason of such installation, including, without limitation, any repairs, restoration, maintenance, renewal or replacement thereof necessitated by or in any way caused by or relating to such installations except to the extent such damage has resulted from the negligence or willful misconduct of Landlord, its agents, contractors or employees;

(iii)          Tenant shall not install the Back-Up Power System or Chiller Unit in the Back-Up Power System Area without Landlord’s prior approval of the manner, plans and specifications of such installation, which approval Landlord shall grant or withhold in accordance with Article 11 hereof;

(iv)          such installation shall not adversely affect the insurance coverage for the Building or to the extent that such installation shall result in an increase in the amount of the premiums for such coverage, then Tenant shall be liable for such increase to such extent as Additional Charges hereunder (it being understood and agreed that, so long as Tenant complies with the terms and conditions of this Article 40 with respect thereto, Landlord acknowledges and agrees that, as of the date hereof, the Back-Up Power System and Chiller Unit shall have no such adverse affect on such insurance coverage);

(v)           Tenant shall obtain and maintain such insurance coverage with respect to the Back-Up Power System and the Chiller Unit for the benefit of Landlord and its managing agent in such amount and of such type as Landlord may reasonably require from time to time; provided that such insurance shall not be in amounts that are in excess of the amounts generally required by landlords of buildings comparable to the Building in lower Manhattan; and

(vi)          Tenant shall pay as and when due, and shall be solely responsible for, any and all taxes, fees, license charges or other amounts imposed upon Tenant, Landlord or the Building in connection with the Back-Up Power System and/or the Chiller Unit.

(b)           Tenant, its contractors, agents or employees shall have access to that portion or portions of the Back-Up Power System Area located outside of the Premises in order to install, maintain, use, operate and replace the Back-Up Power System and/or the Chiller Unit, upon reasonable advance notice to Landlord and upon the following terms and conditions:

(i)            Any damage to the Building (subject to the terms and conditions of Section 13.05 above) or to the personal property of Landlord or other tenants of the Building arising as a result of such access shall be repaired and restored, at Tenant’s sole cost, to the condition existing prior to such access except to the extent such damage is the result of the negligence or willful misconduct of Landlord, its agents, contractors or employees (subject to the terms and conditions of Section 13.05 above); and

(ii)           Landlord shall have the right to assign a Building representative to be present during the duration of Tenant’s access to such portion or portions of the Back-Up Power System Area located outside of the Premises and Tenant shall pay the amount of Landlord’s actual out-of-pocket costs therefor as Additional Charges.

(c)           Tenant shall at all times maintain the Back-Up Power System and/or the Chiller Unit in good order and repair, and Tenant shall maintain and keep in effect at Tenant’s cost during the term of this Lease a maintenance contract therefor.

(d)           Landlord shall provide Tenant access in the service level of the Building to 100 amps/480 V of electrical power for use in the Generator Area by Tenant at the location in the loading dock level of the Building where such power currently is provided; it being understood and agreed that Tenant shall be solely responsible, at Tenant’s sole cost and expense, to bring such power to and distribute same in the Generator Area (though Landlord shall provide Tenant with reasonable access to the location where such amps are located in order for Tenant to perform such distribution).  Tenant shall install a submeter, in a location designated by Landlord, that will measure Tenant’s usage of such electrical power and Tenant shall pay for such electrical power in accordance with the provisions of Article 14 hereof.  Tenant’s use of said electrical power shall be subject to all of the terms and conditions of Article 14 hereof, except that

Tenant is solely responsible to install, maintain and repair the submeter measuring Tenant’s usage in such service level.

(e)           In connection with Tenant’s use of the Back-Up Power System and Chiller Unit, Landlord shall make available to Tenant, subject to the terms of Article 8 hereof and in compliance with all applicable Legal Requirements, the risers shown on Exhibit J annexed hereto in order for Tenant to run conduit between the Premises and the level of the Building on which the Back-Up Power System and Chiller Unit are located.

ARTICLE 41

Antenna

41.01.        Landlord agrees that, subject to all applicable Legal Requirements and further subject to the conditions and limitations hereinafter stipulated, Tenant shall have the right, during the term of this Lease, at Tenant’s sole cost and expense, to install on a portion of the rooftop of the Building and to thereafter maintain, repair, and operate a one (1) communications antenna or microwave dish not to exceed 24” in diameter (herein called, together with related support structures, wires, cables and other equipment, the “Antenna”) as an incident to the conduct of Tenant’s business in the Premises, provided and on condition that:

(a)           as of the date that Tenant submits Tenant’s plans and specifications for the Antenna, Landlord shall have available for use by Tenant sufficient space on the roof of the Building, in Landlord’s sole reasonable judgment (taking into account then-current and future anticipated needs), for Tenant’s Antenna;

(b)           Landlord, in its reasonable judgment, shall designate the portion of the rooftop for such installation (herein called the “Antenna Space”), and from and after the date that Landlord makes the Antenna Space available to Tenant, Tenant shall pay to Landlord, as Additional Charges, Landlord’s then customary monthly rent for the use of the Antenna Space (on a pro rata basis, based on the number of rentable square feet contained in the Antenna Space);

(c)           the size and dimensions of the Antenna, including any reasonably required support structures, shall be subject to Landlord’s prior consent, such consent not to be unreasonably withheld or delayed;

(d)           no such equipment shall extend higher than the parapet of the roof of the Building;

(e)           the installation and position of such Antenna, including any reasonably required support structures, shall comply with all applicable Legal Requirements and any or all rules, regulations, orders and other requirements of the New

York Board of Underwriters and/or the New York Fire Insurance Rating Organization and/or any other similar body performing the same or similar functions and having jurisdiction or cognizance over the Building and/or the Antenna Space, whether now or hereafter in force (herein collectively called the “Antenna Legal Requirements”);

(f)            the installation of any electrical or communications lines (“Wiring”) and related equipment in connection with the installation and operation of the Antenna, as well as the manner and location (i.e., routing) of all Wiring and related equipment in connection therewith shall (A) be at Tenant’ s sole cost and expense, (B) be subject to Landlord’s prior consent, such consent not to be unreasonably withheld, (C) comply with the Antenna Legal Requirements and (d) be performed in accordance with all applicable terms, covenants and conditions of this Lease, including the provisions of Article 11 hereof;

(g)           the Antenna, including all support structures, Wiring and related equipment, shall be maintained and kept in repair by Tenant, at Tenant’s sole cost and expense; and

(h)           Tenant shall not install the Antenna without Landlord’s prior approval of (i) all plans and specifications for the work and installations to be performed by Tenant pursuant to this Article 41, and (ii) the manner of installation thereof, which approval shall not to be unreasonably withheld.  Such work and installations shall be further subject to inspection and reasonable supervision by Landlord.

The parties acknowledge and agree that Tenant’s use of the rooftop of the Building is a nonexclusive use and that Landlord has permitted and may permit, in the future, the use of other portions of the roof by any other persons, firms or corporations for such use as Landlord may determine in its sole discretion, including the installation of other antennas and support equipment.

41.02.        For the purpose of installing, servicing or repairing the Antenna and related equipment, Tenant shall have access to the rooftop of the Building upon prior reasonable request of Landlord.  All access by Tenant to the rooftop of the Building shall be subject to the reasonable supervision and control of Landlord and to Landlord’s reasonable safeguards for the security and protection of the Building, the Building equipment and installations and equipment of other tenants and occupants of the Building as may be located on the roof of the Building.  Landlord shall have the right to assign a Building representative to be present during the duration of Tenant’s access to the roof and Tenant shall pay to Landlord the amount of Landlord’s commercially reasonable charges therefor as Additional Charges hereunder.

41.03.        Tenant, at Tenant’s sole cost and expense, shall promptly and faithfully obey, observe and comply with all laws, ordinances, regulations, requirements and rules of all duly constituted public authorities in any manner affecting or relating to Tenant’s use of said roof as to the installation, repair, maintenance and operation of the Antenna, including any support structures and related equipment erected or installed by Tenant pursuant to the provisions of this Article 41.  Tenant, at Tenant’s sole cost and expense, shall secure and thereafter maintain all permits and licenses required for the installation, operation, maintenance or replacement of the Antenna, including any support structures and related equipment erected or installed by Tenant pursuant to the provisions of this Article 41, including, without limitation, any approval, license or permit required from the Federal Communications Commission.  In no event shall the maximum level of microwave emissions from the Antenna exceed an amount equal to Tenant’s proportionate share, as reasonably determined by Landlord, of the total microwave emissions allowable for the Building as determined by the governmental authorities having jurisdiction thereof.

41.04.        Tenant shall pay for all electrical service required for Tenant’s use of the Antenna and related equipment erected or installed by Tenant pursuant to the provisions of this Article 41 in accordance with Article 14 hereof; provided, however, Landlord shall provide, at Tenant’s sole cost and expense, a reasonable amount of electricity in order for Tenant to operate the Antenna in a location reasonably designated by Landlord.

41.05.        The Antenna, including any support structures and related equipment installed by Tenant pursuant to the provisions of this Article 41, shall be Tenant’s Property, and, upon the expiration or earlier termination of the term of this Lease, shall be removed by Tenant at Tenant’s sole cost and expense to the extent required pursuant to and in accordance with the provisions of Section 12.01 hereof.  All wiring and related electrical equipment installed by Tenant in connection with the installation and operation of the Antenna shall be Tenant’s Property.  Upon the expiration or earlier termination of the term of this Lease, if Landlord so directs by written notice to Tenant, Tenant shall promptly remove such Wiring and electrical equipment as designated in such notice, at Tenant’s sole cost and expense.  Tenant, at Tenant’s sole cost and expense, shall promptly repair any and all damage to the rooftop of the Building and to any other part of the Building caused by or resulting from the installation, maintenance and repair, operation or removal of the Antenna, including any support structures, Wiring and related equipment erected or installed by Tenant pursuant to the provisions of this Article 41, and restore said affected areas to their condition as existed prior to the installation thereof.

41.06.        Tenant agrees to accept the Antenna Space in its “as is” condition and agrees that Landlord shall be under no obligation to perform any work or incur any expense in connection with the installation, operation or maintenance of the Antenna, including all support structures, Wiring, cabling and related electrical and other equipment, and/or in connection with Tenant’s use of the Antenna Space.  Tenant agrees that Landlord shall not be required to provide any services whatsoever to the Antenna Space or to the rooftop of the Building.

41.07.        Tenant covenants and agrees that all installations made by Tenant on the rooftop of the Building or in any other part of the Building pursuant to the provisions of this Article 41 shall be at the sole risk of Tenant, and neither Landlord nor Landlord’s agents or employees shall be liable for any damage or injury thereto caused in any manner, except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents or employees.  If the Antenna is installed, Tenant shall obtain and thereafter maintain during the term of this Lease liability insurance coverage for the benefit of Landlord and its managing agent, as designated by Landlord, in such amount and of such type as Landlord may require.  If any installations referred to in this Article 41 should revoke, negate or in any manner impair or limit any roof warranty or guaranty obtained by Landlord, then Tenant shall reimburse Landlord for any loss or damage sustained or costs or expenses incurred by Landlord as a result thereof.

41.08.        Tenant will, and does hereby, indemnify and save harmless Landlord and its managing agent (and Landlord’s mortgagee, if any) from and against:  (i) any and all claims, reasonable counsel fees, demands, damages, expenses or losses by reason of any liens, orders, claims or charges resulting from any work done, or materials or supplies furnished, in connection with the fabrication, erection, installation, maintenance and operation of the Antenna, including any support structures, Wiring and any related equipment installed by Tenant pursuant to the provisions of this Article 41; and (ii) any and all claims, costs, demands, expenses, fees or suits arising out of accidents, damage, injury or loss to any and all persons and property, or either, whomsoever or whatsoever resulting from or arising in connection with the erection, installation, maintenance and operation and repair of the Antenna, including any support structures, wiring and related equipment installed by Tenant pursuant to the provisions of this Article 41, except to the extent caused by the negligence or willful misconduct of Landlord, its agents or employees (subject to the terms and conditions of Section 13.05 above).

41.09.        Tenant covenants and agrees that the Antenna, including any support structures, Wiring and related electrical equipment to be installed by Tenant, shall not interfere with or adversely affect any of Landlord’s equipment, installations, lines or machinery, or the use, repair, maintenance or removal thereof that are then-existing on the roof of the Building.  Tenant shall cooperate reasonably with any other then-existing tenant or person (herein called a “Roof User”) having equipment, installations, lines or machinery on the roof of the Building (herein called “Rooftop Installations”) so as not to cause (or to eliminate) any interference or adverse effect caused to such Rooftop Installations or the use, repair, maintenance or removal thereof by the Antenna.

41.10.        Tenant acknowledges being advised by Landlord that Landlord has granted, and shall be granting, to third parties, various rights and licenses to utilize various portions of the Building and rooftop thereof for the installation of microwave dishes, satellite communications equipment, whip antennae and other communications equipment and related equipment (all of the foregoing are herein collectively referred to as “Other Communications Equipment”) and that, inasmuch as Landlord’s ability to facilitate the installation and operation of such Other Communications Equipment will be of paramount importance to Landlord, Landlord shall have the right (provided that the operation of Tenant’s Rooftop Installations shall not be adversely affected), at any time and from time to time during the term of this Lease, upon thirty (30) days’ prior written notice to Tenant, to relocate the Antenna to other areas of the Building and rooftop thereof as Landlord in its sole discretion may determine so as to accommodate such Other Communications Equipment on the roof of the Building and so as to eliminate, or not to create, problems of interference with respect to or between Other Communications Equipment now, or in the future, installed on the roof or other areas of the Building.  Such relocation shall, to the extent practicable, be performed during hours other than Tenant’s regular business hours so as to minimize any disruption of Tenant’s normal business activities and except for such downtime such relocation shall not prevent Tenant from using its Antenna for its original intended purpose, without any material decrease in the quality of communications or material increase in the cost of operating, maintaining, repairing and removing the Antenna.  Tenant shall cooperate with Landlord to effectuate the relocation of Tenant’s Antenna, including any support structures and related equipment as shall be required by Landlord.  All costs involved in such relocation shall be borne by Landlord and such relocation shall be performed by Landlord in compliance with all applicable Legal Requirements.

41.11.        Tenant shall not be permitted to assign or transfer all or any portion of the rights granted to Tenant pursuant to this Article 41 or to permit all or any portion of the Antenna Space to be used or occupied by any person or entity other than Tenant, unless Tenant assigns this Lease to the party to whom such rights are assigned or transferred pursuant to Article 7 hereof or unless Tenant subleases all or substantially all of the Premises pursuant to Article 7 hereof, in which case such subtenant shall have the rights of Tenant hereunder for so long as such sublease shall be in full force and effect.

41.12.        If Tenant shall default in fulfilling any of its monetary covenants or obligations under this Article 41 and such default shall continue for ten (10) days after written notice thereof has been given to Tenant, or if Tenant shall default in fulfilling any of its non monetary covenants or obligations under this Article 41 and such default shall continue and not be remedied within thirty (30) days after Landlord shall have given to Tenant a notice specifying the same, then, in any of said cases Landlord, in addition to any other rights and remedies available to Landlord, during the continuance of such default, may give to Tenant not less than ten (10) days’ prior notice of intention to terminate the permission granted by this Article 41, whereupon such permission shall terminate on the date set forth in said notice.

ARTICLE 42

Tenant’s Self-Help Rights

42.01  If Tenant believes that Landlord has failed to timely perform any obligation of Landlord pursuant to Article 13 hereof in accordance with the applicable provisions of such Article and same adversely affects Tenant’s use of the Premises (herein called a “Self Help Item”), Tenant may give Landlord a notice (herein called a “Self Help Notice”) of Tenant’s intention to perform such Self Help Item on Landlord’s behalf.  If Landlord fails within ten (10) Business Days (or, in the case of an emergency, within a reasonable period of time after its receipt of notice from Tenant, taking into account the nature and extent of such emergency and if Tenant has previously notified Landlord in writing of such failure to perform any such repairs and/or maintenance, then within five (5) Business Days) after its receipt of such Self Help Notice to either (i) commence (and thereafter continue to diligently perform) the cure of such Self Help Item or (ii) give a notice to Tenant (herein called a “Landlord’s Self Help Dispute Notice”) disputing Tenant’s right to perform the cure of such Self Help Item pursuant to the terms of this Article 41 (except in the case of an emergency or if the work required to cure the Self Help Item would affect only the Premises and, in Tenant’s reasonable judgment, does not constitute a Material Alteration, in which case Tenant may elect to proceed at its own risk and indemnify, defend and hold harmless Landlord from and against any liabilities incurred by Landlord as a result thereof), Tenant shall have the right, but not the obligation, to commence and thereafter prosecute the cure of such Self Help Item in accordance with the provisions of this Article 42 at any time thereafter, provided that Tenant commences to cure such Self Help Item prior to the date on which Landlord either (x) notifies Tenant that it intends to immediately commence to cure such Self Help Item and promptly commences such cure or (y) gives to Tenant a Landlord’s Self Help Dispute Notice (except in the case of an emergency or if the work required to cure the Self Help Item would affect only the Premises and does not constitute a Material Alteration, in which case Tenant may elect to proceed at its own risk and indemnify, defend and hold harmless Landlord from and against any liabilities incurred by Landlord as a result thereof).  The extent of the work performed by Tenant in curing any such Self-Help Item shall not exceed the work that is reasonably necessary to effectuate such remedy and the cost of such work shall be reasonably prudent under the circumstances.  Notwithstanding anything to the contrary contained herein, Tenant shall not (except in the case of an emergency or if the work required to cure the Self Help Item would affect only the Premises and not constitute a Material Alteration, in which case Tenant may elect to proceed at its own risk and indemnify, defend and hold harmless Landlord from and against any liabilities incurred by Landlord as a result thereof) be entitled to cure any Self-Help Item if (x) such cure requires access to the premises of other tenants or occupants of the Building unless Tenant shall have first obtained the prior written consent of any such tenant or occupant, or (y) the performance of such cure would affect Building systems outside the Premises that service tenants other than Tenant or in addition to Tenant or would impair or disrupt services to the tenants of the Building, except to a de minimis extent, unless Tenant shall have first obtained the prior written consent of such other tenants of the Building or (z) such cure would affect the structure of the Premises and/or the Building and/or the exterior (including the appearance) of the Building.

42.02.        Subject to the foregoing provisions hereof regarding Tenant’s right to proceed at its own risk in cases of emergency or if the work required to cure the Self Help

Item would affect only the Premises and, in Tenant’s reasonable judgment, does not constitute a Material Alteration, if either (i) within such ten (10) business day period or at any time thereafter prior to the date on which Tenant commences to cure such Self Help Item, Landlord gives a Landlord’s Self Help Dispute Notice, or (ii) Tenant disputes whether Landlord has commenced to cure or is diligently proceeding with the cure of such Self Help Item, Tenant may commence an arbitration by the American Arbitration Association pursuant to its Guidelines for Expedited Arbitration (herein called a “Self Help Arbitration”).  Such arbitration shall make a determination as to either (i) whether Landlord has failed to commence or has been and is then continuing to fail to diligently prosecute the Self Help Item in question or (ii) whether Tenant has the right pursuant to the terms of this Article 42 to cure such Self Help Item.  If Tenant shall prevail in such arbitration, Tenant may perform the cure of such Self Help Item.  In addition, Landlord shall have the right to initiate a Self Help Arbitration if (i) Landlord disputes the existence or nature or scope or appropriate manner of correction of a Self Help Item (regardless of whether Tenant has elected to proceed at its own risk in the case of an emergency or if the work required to cure the Self Help Item would affect only the Premises and same does not constitute a Material Alteration) or (ii) Landlord disputes the Self Help Amount (as such term is defined in Section 42.03 below).   In connection with such arbitration under this Section 42.02, the non-prevailing party shall pay the reasonable out-of-pocket legal fees and expenses actually incurred by the prevailing party.

42.03      Upon completion of any Self Help Item by Tenant as provided herein, Tenant shall give notice thereof (herein called a “Self Help Item Completion Notice”) to Landlord, together with a copy of paid invoices setting forth the costs and expenses incurred by Tenant to complete such Self Help Item (herein called the “Self Help Amount”).  Landlord shall reimburse Tenant in the amount of such reasonable costs and expenses within thirty (30) days after receipt of Tenant’s Self Help Item Completion Notice, unless Landlord disputes same in accordance with the terms hereof.   If Landlord fails to make such payment (unless Landlord is disputing same in accordance with the terms hereof) within thirty (30) days of receipt Tenant’s Self Help Item Completion Notice, Tenant shall the right to have such unpaid Self Help Amount be credited against the next installment(s) of Fixed Rent thereafter becoming due under this Lease, provided Tenant first gives at least fifteen (15) days notice to Landlord.  Within such 30-day or 15-day period Landlord may dispute Tenant’s right to such credit by providing written notice thereof to Tenant. If Landlord fails to dispute Tenant’s right to such credit within the 30-day or 15-day period described above, time being of the essence, Tenant shall be entitled to take such credit against the next installment(s) of Fixed Rent thereafter becoming due under this Lease, which credit shall be with interest thereon at the Interest Rate accruing from the last day Landlord was permitted to make such payment, as aforesaid, until the day such credit is taken.

42.04      Any Self Help Items performed by Tenant shall constitute Alterations and shall be subject to all of the terms and conditions of this Lease, including, without limitation, the provisions of Article 8 and Article 11 hereof.  Landlord, at no out of pocket cost to Landlord (except to the extent that such cost may be included in the Self Help Amount), shall provide Tenant with all reasonable cooperation required by Tenant in connection with the performance by Tenant of Self Help Items including, without limitation, providing Tenant with copies of applicable plans and specifications and/or other relevant documentation in Landlord’s possession.

42.05      Nothing in this Article 42 shall prevent Tenant from claiming that it is entitled to an abatement of Fixed Rent pursuant to the terms and conditions of Section 35.04(b) above, whether or not Landlord is seeking to perform or deliver the services, or is disputing the need therefor or Tenant itself is performing the work pursuant to the terms and conditions of this Article 42 (provided Tenant diligently and continuously performs such work).

[Signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

BROOKFIELD PROPERTIES OLP CO. LLC,
Landlord

By:	/s/ Paul L. Schulman
Name: Paul L. Schulman
Title: Chief Operating Officer

INVESTMENT TECHNOLOGY GROUP, INC.,
Tenant

By:	/s/ Bob Gasser
Name: Bob Gasser
Title: CEO

Tenant’s Federal Identification Number: 95-2848406